    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 1996

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                           THOMAS & BETTS CORPORATION

             (Exact Name of Registrant as Specified in Its Charter)

           TENNESSEE                            3678                           22-1326940
(State or Other Jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)          Identification Number)

                                        1555 LYNNFIELD ROAD
                                      MEMPHIS, TENNESSEE 38119
                                           (901) 682-7766

         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)
                            ------------------------

                             JERRY KRONENBERG, ESQ.
                         VICE PRESIDENT-GENERAL COUNSEL
                           THOMAS & BETTS CORPORATION
                              1555 LYNNFIELD ROAD
                            MEMPHIS, TENNESSEE 38119
                                 (901) 682-7766

           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                            ------------------------

                                   COPIES TO:

     NEIL T. ANDERSON, ESQ.           JOHN E. LYNCH, JR. ESQ.            THOMAS E. NEELY, ESQ.
      Sullivan & Cromwell                    Augat Inc.                      Hale and Dorr
        125 Broad Street                89 Forbes Boulevard                 60 State Street
    New York, New York 10004       Mansfield, Massachusetts 02048     Boston, Massachusetts 02109

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM
                                                                         OFFERING PRICE     PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF SECURITIES              AMOUNT TO          PER SHARE OF         AGGREGATE           AMOUNT OF
                TO BE REGISTERED                     BE REGISTERED      COMMON STOCK (2)   OFFERING PRICE (2)   REGISTRATION FEE
Common Stock, no par value ("Common Stock")......    18,945,010(1)           $28.88         $547,060,481.50      $165,775.90(3)

(1) Represents the maximum amount of Common Stock, no par value (the "T&B Common Stock") of Thomas & Betts Corporation, ("T&B") estimated to be issuable upon the consummation of the merger (the "Merger") of EG Acquisitions Corp., a wholly-owned subsidiary of T&B, with and into Augat Inc. ("Augat") based on an exchange ratio of 0.7969.

(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the market value of the common stock, par value $.10 per share, of Augat (the "Augat Common Stock") to be cancelled in the Merger and is based upon $27.25, the average of the high and low sale prices of Augat Common Stock on the New York Stock Exchange Composite Tape on November 4, 1996.

(3) Pursuant to Rule 457(b) under the Securities Act, the total registration fee of $165,775.90 is offset by the filing fee of $120,959 paid on October 15, 1996 in connection with the filing of the preliminary proxy materials by T&B and Augat on that date. The difference of $44,816.90 is being paid to the Securities and Exchange Commission with the filing of this Registration Statement.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  [LOGO]

                                                                November 7, 1996

Dear Shareholder:

    You are cordially invited to attend a special meeting of shareholders (the "T&B Special Meeting") of Thomas & Betts Corporation ("T&B") to be held on December 11, 1996 at 8:00 a.m., local time, at The Memphis Marriott, 2625 Thousand Oaks Boulevard, Memphis, Tennessee 38118.

    At the T&B Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which EG Acquisitions Corp. ("Merger Sub"), a wholly-owned subsidiary of T&B, will be merged (the "Merger") with and into Augat Inc. ("Augat"), and to approve the transactions contemplated thereby, including the issuance of shares of common stock, no par value, of T&B ("T&B Common Stock") pursuant to the Merger Agreement. Upon the Merger becoming effective, each share of common stock, par value $.10 per share, of Augat will be converted into the right to receive, and become exchangeable for, 0.68 of a share of T&B Common Stock, subject to adjustment in certain circumstances as set forth in the Merger Agreement and as described in the accompanying Joint Proxy Statement/Prospectus (the "Exchange Ratio").

    Shareholders of T&B may call toll free 1-800-944-6750 any time after December 6, 1996 through and including December 11, 1996 for information concerning the Exchange Ratio, as described in greater detail in the accompanying Joint Proxy Statement/Prospectus.

    The Board of Directors of T&B has carefully reviewed and considered the terms and conditions of the Merger. In addition, the Board of Directors of T&B has received a written opinion from its financial advisor, Morgan Stanley & Co. Incorporated, to the effect that, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to T&B. You are urged to and should read the opinion of Morgan Stanley & Co. Incorporated, which is attached to the accompanying Joint Proxy Statement/Prospectus as Appendix B, carefully and in its entirety.

    T&B'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, T&B AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT ALL SHAREHOLDERS VOTE FOR ITS APPROVAL AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE ISSUANCE OF THE SHARES OF T&B COMMON STOCK PURSUANT THERETO.

    I urge you to review and consider carefully the accompanying Notice of Special Meeting of Shareholders and Joint Proxy Statement/Prospectus, which contain information about T&B and Augat and describe the Merger and certain other matters.

    The affirmative vote of a majority of the outstanding shares of T&B Common Stock is necessary for approval of the Merger Agreement and approval of the transactions contemplated thereby, including the issuance of shares of T&B Common Stock pursuant to the Merger Agreement.

    IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE T&B SPECIAL MEETING, YOU ARE URGED PROMPTLY TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE T&B SPECIAL MEETING. Prior to the voting of the Proxy at the T&B Special Meeting, any person giving a proxy has the power to revoke it at any time, and shareholders who are present at the T&B Special Meeting may withdraw their proxies and vote in person.

                                          Sincerely,



                                          T. Kevin Dunnigan

                                          Chairman of the Board and Chief
                                          Executive Officer

                             YOUR VOTE IS IMPORTANT
                     PLEASE PROMPTLY RETURN YOUR PROXY CARD

                           THOMAS & BETTS CORPORATION
                              1555 LYNNFIELD ROAD
                            MEMPHIS, TENNESSEE 38119

    ------------------------------------------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 11, 1996
    ------------------------------------------------------------------------

To the Shareholders of Thomas & Betts Corporation:

    NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "T&B Special Meeting") of Thomas & Betts Corporation, a Tennessee corporation ("T&B"), has been called by the Board of Directors of T&B and will be held at The Memphis Marriott, 2625 Thousand Oaks Boulevard, Memphis, Tennessee 38118 at 8:00 a.m., local time, on December 11, 1996, to consider and vote upon the following matters described in the accompanying Joint Proxy Statement/Prospectus:

        1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement") among Augat Inc., a Massachusetts corporation ("Augat"), T&B and EG Acquisitions Corp., a Delaware corporation and a wholly-owned subsidiary of T&B ("Merger Sub"), dated as of October 7, 1996, and to approve the transactions contemplated by the Merger Agreement, including the issuance of shares of common stock, no par value, of T&B ("T&B Common Stock") pursuant to the Merger Agreement; and

        2. To transact such other business as may properly come before the T&B Special Meeting or any adjournments or postponements thereof.

    Notwithstanding shareholder approval of the foregoing proposals, T&B reserves the right to terminate the Merger Agreement and abandon the merger of Merger Sub with and into Augat (the "Merger") at any time prior to the consummation of the Merger, subject to the terms and conditions of the Merger Agreement.

    Holders of T&B Common Stock will not be entitled to dissenters' rights in connection with the Merger.

    The close of business on November 4, 1996, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the T&B Special Meeting, and only shareholders of record at such time will be entitled to notice of, and to vote at, the T&B Special Meeting.

    Approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of shares of T&B Common Stock pursuant to the Merger Agreement, requires the affirmative vote of a majority of the outstanding shares of T&B Common Stock.

    A form of Proxy and a Joint Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the T&B Special Meeting (including the Merger Agreement attached as Appendix A thereto) accompany and form a part of this notice.

    In order that your shares may be represented at the T&B Special Meeting, you are urged promptly to complete, sign, date and return the accompanying Proxy in the enclosed envelope, whether or not you plan to attend the T&B Special Meeting. Prior to the voting of the Proxy at the T&B Special Meeting, any person giving a proxy has the power to revoke it at any time, and shareholders who are present at the T&B Special Meeting may withdraw their proxies and vote in person.
                            ------------------------

THE BOARD OF DIRECTORS OF T&B UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE ISSUANCE OF SHARES OF T&B COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

                                          By Order of the Board of Directors

                                                  [SIG]
                                          Janice H. Way
                                          Corporate Secretary

Memphis, Tennessee
November 7, 1996

                          The Proxy Solicitor For T&B:
                Hill and Knowlton Inc./Proxy Solicitation Group
                              466 Lexington Avenue
                            New York, New York 10017
                         Call Toll Free 1-800-755-3002
                             YOUR VOTE IS IMPORTANT
                     PLEASE PROMPTLY RETURN YOUR PROXY CARD

                                     [LOGO]

                                                                November 7, 1996

Dear Stockholder:

    You are cordially invited to attend a special meeting of stockholders (the "Augat Special Meeting") of Augat Inc. ("Augat") to be held on December 11, 1996, at 9:00 a.m., local time, at the offices of Hale and Dorr, 60 State Street, 26th Floor, Boston, Massachusetts 02109.

    At the Augat Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which EG Acquisitions Corp. ("Merger Sub"), a wholly-owned subsidiary of Thomas & Betts Corporation ("T&B"), will be merged (the "Merger") with and into Augat, and to approve the transactions contemplated thereby. Upon the Merger becoming effective, each share of common stock, par value $.10 per share, of Augat ("Augat Common Stock") will be converted into the right to receive, and become exchangeable for, 0.68 of a share of common stock, no par value, of T&B, subject to adjustment in certain circumstances as set forth in the Merger Agreement and as described in the accompanying Joint Proxy Statement/Prospectus (the "Exchange Ratio").

    You may call toll free 1-800-944-6750 any time after December 6, 1996 through and including December 11, 1996 for information concerning the Exchange Ratio, as described in greater detail in the accompanying Joint Proxy Statement/Prospectus.

    The Board of Directors of Augat has carefully reviewed and considered the terms and conditions of the Merger. In addition, the Board of Directors of Augat has received a written opinion from its financial advisor, Merrill Lynch & Co., to the effect that as of the date thereof, and based upon the assumptions made, matters considered and limits of review as set forth therein, the Exchange Ratio is fair to the holders of Augat Common Stock, other than T&B and its affiliates, from a financial point of view.

    The Augat Board of Directors believes that the Merger will provide existing and potential customers of Augat with a broader range of products and services and will allow the combined company to take advantage of economies of scale and operational synergies and thereby enhance shareholder value.

    AUGAT'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, AUGAT AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS VOTE FOR ITS APPROVAL AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY.

    I urge you to review and consider carefully the accompanying Notice of Special Meeting of Stockholders and Joint Proxy Statement/Prospectus, which contain information about Augat and T&B and describe the Merger and certain other matters.

    The affirmative vote of the holders of at least two-thirds of all of the outstanding shares of Augat Common Stock is necessary for approval of the Merger Agreement and approval of the transactions contemplated thereby.

    If the Merger Agreement is approved and the Merger is consummated, you will be sent a letter of transmittal with instructions for surrendering your certificates representing shares of Augat Common Stock. PLEASE DO NOT SEND YOUR SHARE CERTIFICATES UNTIL YOU RECEIVE THESE MATERIALS.

    IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE AUGAT SPECIAL MEETING, YOU ARE URGED PROMPTLY TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE AUGAT SPECIAL MEETING. If you attend the Augat Special Meeting and desire to revoke your Proxy in writing and vote in person, you may do so; in any event, a Proxy may be revoked in writing at any time before it is exercised. Your prompt cooperation will be appreciated.

                                          Sincerely,



                                          John N. Lemasters
                                          Chairman of the Board and
                                            Chief Executive Officer

                             YOUR VOTE IS IMPORTANT
                     PLEASE PROMPTLY RETURN YOUR PROXY CARD

                                   AUGAT INC.
                              89 FORBES BOULEVARD
                         MANSFIELD, MASSACHUSETTS 02048

    ------------------------------------------------------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 11, 1996
    ------------------------------------------------------------------------

To the Stockholders of Augat Inc.:

    NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the "Augat Special Meeting") of Augat Inc., a Massachusetts corporation ("Augat"), has been called by the Board of Directors of Augat and will be held at the offices of Hale and Dorr, 60 State Street, 26th Floor, Boston, Massachusetts at 9:00 a.m., local time, on December 11, 1996, to consider and vote upon the following matters described in the accompanying Joint Proxy Statement/Prospectus:

        1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement") among Augat, Thomas & Betts Corporation, a Tennessee corporation ("T&B"), and EG Acquisitions Corp., a Delaware corporation and a wholly-owned subsidiary of T&B ("Merger Sub"), dated as of October 7, 1996, and to approve the transactions contemplated thereby; and

        2. To transact such other business as may properly come before the Augat Special Meeting or any adjournments or postponements thereof.

    Notwithstanding stockholder approval of the foregoing proposal, Augat reserves the right to abandon the merger of Merger Sub with and into Augat (the "Merger") at any time prior to the consummation of the Merger, subject to the terms and conditions of the Merger Agreement.

    If the Merger Agreement is approved at the Augat Special Meeting and effected by Augat, any stockholder of Augat (i) who files with Augat before the taking of the vote on the approval of the Merger Agreement, written objection to the Merger Agreement stating that such stockholder intends to demand payment for such stockholder's shares of Augat Common Stock if the Merger occurs and (ii) whose shares of Augat Common Stock are not voted in favor of the Merger Agreement at the Augat Special Meeting, has or may have the right to demand in writing from Augat (as the surviving corporation in the Merger), within twenty days after the date of mailing to such stockholder of notice in writing that the Merger has become effective, payment for such stockholder's shares of Augat Common Stock and an appraisal of the value thereof. Augat (as the surviving corporation in the Merger) and any such stockholder will have the rights and duties and will follow the procedures set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts, which are attached as Appendix D to the accompanying Joint Proxy Statement/Prospectus. It is not enough to simply vote against the Merger; you must also follow the other procedures to perfect your appraisal rights.

    Augat has fixed the close of business on November 4, 1996, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Augat Special Meeting, and only stockholders of record at such time will be entitled to notice of, and to vote at, the Augat Special Meeting.

    Approval of the Merger Agreement and of the transactions contemplated thereby requires the affirmative vote of at least two-thirds of the outstanding shares of Augat Common Stock.
    A form of Proxy and a Joint Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the Augat Special Meeting (including the Merger Agreement attached as Appendix A thereto) accompany and form a part of this notice.
    In order that your shares may be represented at the Augat Special Meeting, you are urged promptly to complete, sign, date and return the accompanying Proxy in the enclosed envelope, whether or not you plan to attend the Augat Special Meeting. If you attend the Augat Special Meeting and desire to revoke your Proxy in writing and vote in person, you may do so; in any event, a Proxy may be revoked in writing at any time before it is exercised.
                           --------------------------

    THE BOARD OF DIRECTORS OF AUGAT UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY.

                                         By Order of the Board of Directors

                                                    [LOGO]
                                         Thomas E. Neely
                                         Clerk

Mansfield, Massachusetts
November 7, 1996

                         The Proxy Solicitor For Augat:
                Hill and Knowlton Inc./Proxy Solicitation Group
                              466 Lexington Avenue
                            New York, New York 10017
                         Call Toll Free 1-800-755-3002
                             YOUR VOTE IS IMPORTANT
                     PLEASE PROMPTLY RETURN YOUR PROXY CARD

THOMAS & BETTS CORPORATION                                            AUGAT INC.

                             JOINT PROXY STATEMENT
                            ------------------------

                    PROSPECTUS OF THOMAS & BETTS CORPORATION
                            ------------------------

    This Joint Proxy Statement/Prospectus is being furnished to the shareholders of Thomas & Betts Corporation, a Tennessee corporation ("T&B"), in connection with the solicitation of proxies by T&B's Board of Directors (the "T&B Board") from holders of outstanding shares of common stock, no par value, of T&B ("T&B Common Stock"), for use at a special meeting of shareholders of T&B to be held on December 11, 1996 and at any adjournments or postponements thereof (the "T&B Special Meeting"). This Joint Proxy Statement/Prospectus is also being furnished to the stockholders of Augat Inc., a Massachusetts corporation ("Augat"), in connection with the solicitation of proxies by Augat's Board of Directors (the "Augat Board") from holders of outstanding shares of common stock, par value $.10 per share, of Augat ("Augat Common Stock"), for use at a special meeting of stockholders of Augat to be held on December 11, 1996 and at any adjournments or postponements thereof (the "Augat Special Meeting," and, together with the T&B Special Meeting, the "Special Meetings").

    At the Special Meetings, shareholders of T&B and stockholders of Augat will be asked to consider and vote upon proposals, at their respective Special Meetings, to approve an Agreement and Plan of Merger, dated as of October 7, 1996, among T&B, Augat and EG Acquisitions Corp., a Delaware corporation and a wholly-owned subsidiary of T&B ("Merger Sub"), (as it may be amended, supplemented or otherwise modified from time to time, the "Merger Agreement"), which is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference, and to approve the transactions contemplated by the Merger Agreement, including, in the case of T&B, the issuance of shares of T&B Common Stock pursuant to the Merger Agreement. The Merger Agreement provides for the merger of Merger Sub with and into Augat (the "Merger"), with Augat being the corporation surviving the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). Upon the Merger becoming effective, each share of Augat Common Stock issued and outstanding immediately prior to such time (other than shares of Augat Common Stock owned by T&B, Merger Sub or any other direct or indirect subsidiary of T&B, shares of Augat Common Stock owned by Augat or any direct or indirect subsidiary of Augat, and in each case held on behalf of third parties, or shares of Augat Common Stock owned by stockholders of Augat who have dissented (a "Dissenting Stockholder") from the Merger by filing a written objection to the Merger prior to the taking of the vote to approve the Merger Agreement at the Augat Special Meeting, stating that such stockholder intends to demand payment for such stockholder's shares if the Merger Agreement is approved by the stockholders of Augat, and who does not vote in favor of such approval ("Excluded Augat Common Stock")) will be converted into the right to receive, and become exchangeable for, 0.68 of a share of T&B Common Stock, subject to adjustment as described in the next sentence (such share amount as it may be adjusted, the "Exchange Ratio"). In the event that the average of the per share closing prices of T&B Common Stock as reported on the New York Stock Exchange, Inc. ("NYSE") Composite Transaction reporting system (as reported in the New York City edition of THE WALL STREET JOURNAL) for the 20 trading days ending on the third trading day prior to the Augat Special Meeting (the "Average Closing Price") is (i) less than $37.50, the Exchange Ratio will be equal to $25.50 divided by the Average Closing Price or (ii) more than $41.50, the Exchange Ratio will be equal to $28.22 divided by the Average Closing Price. See "The Merger--Terms of the Merger." T&B's shareholders and Augat's stockholders may call toll free 1-800-944-6750 any time after December 6, 1996 through and including December 11, 1996 to obtain the Exchange Ratio.

    T&B has filed a Registration Statement (including exhibits and amendments thereto, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the 18,945,010 shares of T&B Common Stock registered to potentially be issued in connection with the Merger. This Joint Proxy Statement/Prospectus constitutes the respective Proxy Statements of T&B and Augat relating to the solicitation of proxies for use at their respective Special Meetings and the Prospectus of T&B filed as part of the Registration Statement. This Joint Proxy Statement/Prospectus and the proxies are first being provided to shareholders of T&B and stockholders of Augat on or about November 8, 1996.

THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS
   HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
     COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT
              PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
                         THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     The date of this Joint Proxy Statement/Prospectus is November 7, 1996

                             AVAILABLE INFORMATION

    Each of T&B and Augat is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). The reports, proxy statements and other information filed by T&B and Augat with the SEC can be inspected and copied at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities in the SEC's regional offices located at: 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, each of T&B and Augat files electronically with the SEC. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's Web site is "http://www.sec.gov." The shares of T&B Common Stock and Augat Common Stock are each listed on the New York Stock Exchange (the "NYSE"). As such, the periodic reports, proxy statements and other information filed by T&B and Augat with the SEC may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement covering the securities offered hereby which T&B has filed with the SEC, certain portions of which have been omitted pursuant to the rules and regulations of the SEC, and to which portions reference is hereby made for further information with respect to T&B, Augat and the securities offered hereby. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO T&B, EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO OFFICE OF THE CORPORATE SECRETARY, THOMAS & BETTS CORPORATION, 1555 LYNNFIELD ROAD, MEMPHIS, TENNESSEE 38119. TELEPHONE REQUESTS MAY BE DIRECTED TO OFFICE OF THE CORPORATE SECRETARY AT (901) 682-7766. DOCUMENTS RELATING TO AUGAT, EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO CHIEF FINANCIAL OFFICER, AUGAT INC., 89 FORBES BOULEVARD, MANSFIELD, MASSACHUSETTS 02048. TELEPHONE REQUESTS MAY BE DIRECTED TO CHIEF FINANCIAL OFFICER AT (508) 543-4300. IN ORDER TO ENSURE TIMELY DELIVERY OF ANY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 4, 1996.

    The following documents filed with the SEC by T&B or its predecessor corporation (File No. 1-4682) are incorporated herein by reference: (a) T&B's Annual Report on Form 10-K for the year ended December 31, 1995 (the "1995 T&B 10-K"); (b) T&B's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996 and September 29, 1996; (c) T&B's Current Reports on Form 8-K, dated January 17, 1996, February 12, 1996, and October 7, 1996 and on Form 8-K/A dated January 22, 1996; (d) the portions of the T&B Proxy Statement for the Annual Meeting of its Shareholders held on May 1, 1996, that have been incorporated by reference in the T&B 10-K for the year ended December 31, 1995; (e) the portions of the T&B Annual Report to T&B shareholders for year ended December 31, 1995 that have been incorporated by reference in the T&B 10-K for the year ended December 31, 1995; and (f) T&B's Registration Statement, including the description of T&B Common Stock, on Form 8-B, dated May 2, 1996.

    The following documents filed with the SEC by Augat (File No. 1-6176) are incorporated herein by reference: (a) Augat's Annual Report on Form 10-K for the year ended December 31, 1995 (the "1995 Augat 10-K"); (b) Augat's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996; (c) Augat's Current Reports on Form 8-K, dated July 26, 1996 and October 10, 1996; (d) the description of Augat Common Stock contained in Augat's Registration Statement on Form S-1 (Registration No. 33-53600), dated April 26, 1993 (as amended); (e) the portions of the Augat Proxy Statement for the Annual Meeting of Stockholders held on April 23, 1996, that have been incorporated by reference in the 1995 Augat 10-K; and (f) Augat's Registration Statement on Form 8-A, dated August 2, 1988, together with amendments thereto.

    All documents filed by either T&B or Augat pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of their respective Special Meetings shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

    No person is authorized to give any information or to make any representations not contained in this Joint Proxy Statement/Prospectus or in the documents incorporated herein by reference in connection with the solicitation and the offering made hereby and, if given or made, such information or representation should not be relied upon as having been authorized by T&B or Augat. This Joint Proxy Statement/ Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement/Prospectus or the solicitation of a proxy from any person in any jurisdiction in which it is unlawful to make such offer, solicitation of an offer or proxy solicitation. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of the securities made under this Joint Proxy Statement/Prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of T&B or Augat since the date of this Joint Proxy Statement/Prospectus other than as set forth in the documents incorporated herein by reference.

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Available Information...........................         ii
Incorporation of Certain Information by
  Reference.....................................         ii
Summary.........................................          1
  The Companies.................................          1
  The Special Meetings..........................          3
  The Merger....................................          3
  Certain Federal Income Tax Consequences.......         12
  Certain Effects of the Merger on the Rights of
    Holders of Augat Common Stock...............         12
  Comparative Stock Prices......................         13
  Selected Historical and Pro Forma Consolidated
    Financial Data..............................         14
  Historical, Pro Forma and Equivalent Per Share
    Data........................................         15
The Companies...................................         16
  T&B...........................................         16
  Augat.........................................         16
  Merger Sub....................................         17
The Special Meetings............................         18
  General.......................................         18
  Date, Place and Time..........................         18
  Record Dates..................................         18
  Votes Required................................         19
  Voting and Revocation of Proxies..............         20
  Solicitation of Proxies.......................         21
Dissenters' Rights of Appraisal.................         21
The Merger......................................         24
  General.......................................         24
  The Exchange Ratio............................         25
  Background of the Merger......................         25
  Reasons for the Merger;
    Recommendations of the Boards of
    Directors...................................         27
  Opinions of Financial Advisors................         29
  DLJ Engagement Letter.........................         38
  Cautionary Statement Concerning
    Forward-Looking Statements..................         38
  Terms of the Merger...........................         39
  Effective Time; Closing.......................         40
  Representations and Warranties................         40
  Conduct of Business Prior to Effective Time;
    Certain Covenants; Acquisition Proposals....         41
  Certain Regulatory Matters....................         42
  Employee Benefits.............................         43
  Indemnification and Insurance.................         43
  Conditions....................................         44
  Modification or Amendment; Waiver of
    Conditions..................................         45
  Termination...................................         45
  Certain Termination Fees......................         46
  Expenses......................................         46
  Accounting Treatment..........................         47

                                                    PAGE
                                                  ---------
  Resale of T&B Capital Stock...................         47
  Interests of Certain Persons in the Merger....         47
  Appraisal Rights..............................         49
  Exchange of Certificates......................         50
  Augat Dividends...............................         51
  New York Stock Exchange Listing; De-Listing of
    Augat Common Stock..........................         51
Certain Federal Income Tax Consequences of the
  Merger........................................         51
  General.......................................         51
  Consequences to Augat Stockholders............         52
  Fractional Shares.............................         52
  Dissenters' Shares............................         52
  Consequences to Augat and T&B.................         53
Unaudited Pro Forma Condensed Consolidated
  Financial Statements of Thomas & Betts
  Corporation and Augat Inc.....................         54
Description of T&B Capital Stock................         62
  T&B Common Stock..............................         62
  T&B Preferred Stock...........................         62
Comparison of Certain Rights of Shareholders of
  T&B and Stockholders of Augat.................         62
  General.......................................         62
  Size of the Board of Directors................         63
  Classification of the Board of Directors......         63
  Removal of Directors..........................         64
  Filling Vacancies on the Board of Directors...         64
  Action by Written Consent.....................         64
  Meetings of Shareholders......................         65
  Shareholder Proposals and Shareholder
    Nominations of Directors....................         65
  Required Vote for Authorization of Mergers....         66
  Amendment of Corporate Charter................         66
  Amendment of Bylaws...........................         67
  Appraisal and Dissenters' Rights..............         67
  Anti-Greenmail Provisions.....................         68
  Business Combination Statutes.................         68
  Control Share Acquisition Statutes............         69
  Takeover Bid Disclosure Statutes..............         70
  Limitation on Directors' Liability............         70
  Indemnification of Officers and Directors.....         71
  Cumulative Voting.............................         72
  Conflict-of-Interest Transactions.............         72
  Dividends and Other Distributions.............         73
  Shareholder Inspection Rights.................         73
  Rights Plans..................................         73
Experts.........................................         74
Validity of Shares..............................         75
Shareholder Proposals...........................         75

APPENDIX A:     Agreement and Plan of Merger among Augat Inc., Thomas & Betts Corporation and EG Acquisitions
                Corp., dated as of October 7, 1996

APPENDIX B:     Opinion of Morgan Stanley & Co. Incorporated, dated as of November 7, 1996

APPENDIX C:     Opinion of Merrill Lynch & Co., dated as of November 7, 1996

APPENDIX D:     Sections 85 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS, AND DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPENDICES ATTACHED HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS WITH RESPECT TO T&B AND MERGER SUB HAS BEEN SUPPLIED BY T&B, AND THE INFORMATION WITH RESPECT TO AUGAT HAS BEEN SUPPLIED BY AUGAT.

THE COMPANIES

  T&B

    T&B designs, manufactures and markets, on a global basis, electrical and electronic connectors and components as well as other related products and accessories, with manufacturing facilities and marketing activities in North America, Europe and the Far East. T&B's products are sold worldwide through electrical, electronic and HVAC distributors, mass merchandisers, catalogs and home centers, and directly to original equipment manufacturer ("OEM") markets. In North America, T&B is one of the largest manufacturers of electrical components and accessories for industrial, commercial and residential construction, renovation and maintenance applications, and is a leading supplier of utility poles, transmission towers and industrial lighting products to the utility and telecommunications industries. On a worldwide basis, T&B designs and manufactures electronic connectors and flat cable, which are sold primarily to OEMs in the automotive, computer, office equipment, test equipment, instrumentation, industrial automation and telecommunications industries.

    T&B operates in three business segments. ELECTRICAL CONSTRUCTION AND MAINTENANCE COMPONENTS are sold primarily in North America, and manufactured and assembled at facilities located in the United States, Puerto Rico, Canada and Mexico. ELECTRONIC/OEM COMPONENTS are sold in North America, Europe and the Far East, and manufactured at facilities in the United States, Europe, Mexico, Japan and Singapore. OTHER PRODUCTS AND COMPONENTS--principally heaters, heating/ventilation systems, components for transmission and distribution of electric power, utility poles and transmission towers, and telecommunications products--are sold primarily in North America, Europe and the Far East and manufactured in the United States, Europe, Mexico and the Far East.

    T&B's objective is to continue to achieve profitable growth by offering its distributors and its OEM and end-user customers a broad family of high-quality products and state-of-the-art physical distribution services and by maintaining leadership positions in the markets that it serves. Its strategy for achieving this objective consists of the following elements:

 -- DESIGNING CONTINUOUS IMPROVEMENTS AND MAKING CUSTOMER-SPECIFIC MODIFICATIONS
    IN WIDELY USED PRODUCTS--allowing value to be added to mature product lines;

 -- SELECTIVELY ACQUIRING PRODUCT LINES THAT COMPLEMENT T&B'S EXISTING PRODUCT
    LINES--allowing T&B to reduce significantly the time required to bring new products to its markets;

 -- EXPANDING THE USE AND FEATURES OF T&B'S STATE-OF-THE-ART DISTRIBUTOR/
    MANUFACTURER INTEGRATION ("DMI") SYSTEM--allowing T&B to provide its distributors with an inventory and distribution management system that achieves significant transaction cost savings for both T&B and its distributors; and

 -- GLOBALLY LOCATING AND COORDINATING MANUFACTURING FACILITIES AND MARKETING
    PERSONNEL--allowing T&B to achieve low-cost manufacturing and to provide worldwide service to those of its OEM customers with globally dispersed operations.

    Thomas & Betts was established in 1898 as a sales agency for electric wires and raceways and was incorporated in New Jersey in 1917 under the name The Thomas & Betts Co. In 1968, it changed its name to Thomas & Betts Corporation. On May 2, 1996, Thomas & Betts Corporation reincorporated in Tennessee.

    The mailing address of T&B's principal executive offices is 1555 Lynnfield Road, Memphis, Tennessee 38119, and its telephone number is (901) 682-7766.

  AUGAT

    Augat designs, manufactures and markets products for the communications, automotive and information processing industries through its three divisions:
Communications Products Business, Automotive Wiring Systems and Components Business, and Interconnection Products Business. Augat's products principally relate to interconnecting and mounting components and to testing or controlling the flow of electricity among components, boards and/or other assemblies within electronic equipment or systems.

    Products manufactured for the telecommunications industry are used in central office distribution, remote-switching applications and cross-connect applications. Augat is also a leading supplier of coaxial connector, fiber optic and broadband products for the cable television and local area network markets.

    Augat's Automotive Wiring Systems and Components Business is a major supplier of connectors and electronic packaging modules and wire harnesses to two major U.S. automotive manufacturers and is actively participating in the development of interconnection components for future automotive model years.

    Augat's Interconnection Products Business focuses on four primary businesses--sockets, switches, connectors and terminal blocks. Products include integrated circuit sockets and miniature and subminiature control switches. Augat also designs and manufactures complex, high-density electronic connectors to solve specific customer needs and is a manufacturer of high-density discrete connectors for both conventional board mounting and surface mounting. Augat also manufactures a wide range of interconnection hardware accessories generally used on or in conjunction with printed circuit boards.

    Augat sells to a broadly diversified group of customers located primarily in the United States, Western Europe, the Far East and Canada. Sales are made to industrial and commercial customers within computer, computer-aided engineering and manufacturing, industrial electronics, test equipment, telecommunications, aerospace, automotive and broadband communications markets.

    Augat markets its products and services through independent sales representatives and direct company sales personnel working throughout the United States and abroad, including wholly-owned marketing subsidiaries in the United Kingdom, France, Germany, Switzerland, Sweden, Italy, Japan, Canada and Australia. Augat also sells its products through a network of industrial electronic component distributors.

    Augat is a Massachusetts corporation, which was organized in 1946.

    The mailing address of Augat's principal executive offices is 89 Forbes Boulevard, Mansfield, Massachusetts 02048, and its telephone number is (508) 543-4300.

  MERGER SUB

    Merger Sub, a Delaware corporation and a wholly-owned subsidiary of T&B, was formed by T&B solely for the purpose of effecting the Merger. The mailing address of Merger Sub's principal executive offices is 1555 Lynnfield Road, Memphis, Tennessee 38119, and its telephone number is (901) 682-7766.

THE SPECIAL MEETINGS

  T&B

    The T&B Special Meeting to consider and vote on approval of the Merger Agreement and approval of the transactions contemplated thereby, including the issuance of the shares of T&B Common Stock pursuant to the Merger Agreement, will be held on December 11, 1996 at 8:00 a.m., local time, at The Memphis Marriott, 2625 Thousand Oaks Boulevard, Memphis, Tennessee 38118. Only holders of record of T&B Common Stock at the close of business on November 4, 1996 (the "T&B Record Date") will be entitled to vote at the T&B Special Meeting. At October 31, 1996, there were 40,443,364 shares of T&B Common Stock outstanding and entitled to vote. Each share of T&B Common Stock is entitled to one vote.

    The affirmative vote of a majority of the outstanding shares of T&B Common Stock is necessary for the approval of the Merger Agreement and approval of the transactions contemplated thereby, including the issuance of the shares of T&B Common Stock pursuant to the Merger Agreement.

    As of October 31, 1996, directors and executive officers of T&B and their affiliates beneficially owned an aggregate of 488,963 shares of T&B Common Stock (including shares which may be acquired within 60 days upon exercise of stock options) or less than 1.3% of the shares of T&B Common Stock outstanding on such date. The directors and executive officers of T&B have indicated their intention to vote their shares of T&B Common Stock in favor of approval of the Merger Agreement and approval of the transactions contemplated thereby, including the issuance of the shares of T&B Common Stock pursuant to the Merger Agreement.

  AUGAT

    The Augat Special Meeting to consider and vote on approval of the Merger Agreement and approval of the transactions contemplated thereby will be held on December 11, 1996 at 9:00 a.m., local time, at the offices of Hale and Dorr, 60 State Street, 26th Floor, Boston, Massachusetts 02109. Only holders of record of Augat Common Stock at the close of business on November 4, 1996 (the "Augat Record Date") will be entitled to vote at the Augat Meeting. At October 31, 1996, there were 20,075,614 shares of Augat Common Stock outstanding and entitled to vote. Each share of Augat Common Stock is entitled to one vote.

    Approval of the Merger Agreement and approval of the transactions contemplated thereby require the affirmative vote of at least two-thirds of the outstanding shares of Augat Common Stock.

    As of October 31, 1996, directors and executive officers of Augat and its affiliates owned beneficially an aggregate of 556,647 shares of Augat Common Stock (including shares which may be acquired within 60 days upon exercise of stock options) or less than 2.8% of the shares of Augat Common Stock outstanding on such date. The directors and executive officers of Augat have indicated their intention to vote their shares of Augat Common Stock in favor of approval of the Merger Agreement and approval of the transactions contemplated thereby.

    For additional information relating to the Special Meetings, see "The Special Meetings."

THE MERGER

    The Merger Agreement provides for a business combination of T&B and Augat in which, subject to the satisfaction of the conditions therein, Merger Sub will be merged with and into Augat and the holders of shares of Augat Common Stock (other than Excluded Augat Common Stock) will be issued T&B Common Stock in a transaction intended to qualify as a "pooling of interests" for accounting purposes and as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), for federal income tax purposes. In the Merger, each issued and outstanding share of Augat Common Stock will be converted into the right to receive, and become exchangeable for, 0.68 (the "Exchange Ratio") of a share of T&B Common Stock, PROVIDED THAT, if the average of the per share closing prices of T&B Common Stock as reported on the New York Stock Exchange, Inc. (the "NYSE") Composite Transaction reporting system (as reported in the New York City edition of THE WALL STREET JOURNAL) for the 20 trading days ending on the third trading day prior to the Augat Special Meeting (the "Average Closing Price") is less than $37.50, the Exchange Ratio will be equal to $25.50 divided by the Average Closing Price, and if the Average Closing Price is more than $41.50, the Exchange Ratio will be equal to $28.22 divided by the Average Closing Price (the Exchange Ratio, whether 0.68 or as adjusted in accordance with the terms of the Merger Agreement, shall be referred to as the "Exchange Ratio"). See "The Merger--Terms of the Merger." Each outstanding share of T&B Common Stock will remain outstanding and be unaffected by the Merger. As a result of the Merger, holders of Augat Common Stock immediately prior to the Merger will own approximately 26.6% of the outstanding T&B Common Stock after the Merger (based on the number of shares of T&B Common Stock and Augat Common Stock outstanding as of October 31, 1996 and assuming the Exchange Ratio is equal to 0.68). If the Average Closing Price (i) is equal to or greater than $37.50, but less than or equal to $41.50, the Exchange Ratio will be fixed at 0.68, and stockholders of Augat will receive 0.68 of a share of T&B Common Stock for each share of Augat Common Stock; (ii) is less than $37.50, the Exchange Ratio will be greater than
0.68 and stockholders of Augat will receive more than 0.68 of a share of T&B Common Stock for each share of Augat Common Stock, as specified above; or (iii) is greater than $41.50, the Exchange Ratio will be less than 0.68 and stockholders of Augat will receive less than 0.68 of a share of T&B Common Stock for each share of Augat Common Stock, as specified above. See "The Merger--The Exchange Ratio."

    If the Average Closing Price is less than $32.00, pursuant to the Merger Agreement, T&B has the right to terminate the Merger Agreement and abandon the Merger. See "The Merger--Termination." In lieu of terminating the Merger Agreement and abandoning the Merger, T&B could waive such termination right and proceed with the Merger pursuant to the terms and conditions of the Merger Agreement, or T&B could attempt to renegotiate the terms and conditions of the Merger Agreement with Augat. T&B has not yet determined its course of action in the event that the Average Closing Price is less than $32.00. T&B will make that determination when and if such occasion arises based on the facts and circumstances existing at such time.

    No fractional shares of T&B Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of Augat Common Stock who would otherwise be entitled to receive a fractional share of T&B Common Stock will be entitled to receive a cash payment, in lieu thereof, representing such holder's proportionate interest in a share of T&B Common Stock based on the Average Closing Price.

    THE EXCHANGE RATIO

    The chart below sets forth a range of possible Average Closing Prices and the corresponding Exchange Ratios. The Average Closing Prices set forth below are for illustrative purposes and are not intended to be an exhaustive list of possible Average Closing Prices.

                    AVERAGE CLOSING PRICE AND EXCHANGE RATIO

                                                          AVERAGE CLOSING PRICE  EXCHANGE RATIO
                                                          ---------------------  ---------------
                                                                $   32.00              0.7969
                                                                    32.50              0.7846
                                                                    33.00              0.7727
                                                                    33.50              0.7612
                                                                    34.00              0.7500
                                                                    34.50              0.7391
                                                                    35.00              0.7286
                                                                    35.50              0.7183
                                                                    36.00              0.7083
                                                                    36.50              0.6986
                                                                    37.00              0.6892
------------------------------------------------------------------------------------------------
Fixed Exchange Ratio                                                37.50              0.6800
                                                                    38.00              0.6800
                                                                    38.50              0.6800
                                                                    39.00              0.6800
                                                                    39.50              0.6800
                                                                    40.00              0.6800
                                                                    40.50              0.6800
                                                                    41.00              0.6800
                                                                    41.50              0.6800
------------------------------------------------------------------------------------------------
                                                                    42.00              0.6719
                                                                    42.50              0.6640
                                                                    43.00              0.6563
                                                                    43.50              0.6487
                                                                    44.00              0.6414
                                                                    44.50              0.6342
                                                                    45.00              0.6271
                                                                    45.50              0.6202

  REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    T&B

    The T&B Board has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the issuance of shares of T&B Common Stock pursuant to the Merger Agreement, are fair to, and in the best interests of, T&B and its shareholders. Accordingly, the T&B Board unanimously recommends that the shareholders of T&B vote FOR approval of the Merger Agreement and approval of the transactions contemplated thereby, including the issuance of the shares of T&B Common Stock pursuant to the Merger Agreement. The recommendation of the T&B Board is based on a number of strategic, operating and financial factors as described in "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors--T&B."

    AUGAT

    The Augat Board has unanimously determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Augat and its stockholders. The Augat Board of Directors believes that the merger will provide existing and potential customers of Augat with a broader range of products and services and will allow the combined company to take advantage of economies of scale and operational synergies and thereby enhance shareholder value. Accordingly, the Augat Board has unanimously approved the Merger Agreement and unanimously recommends that the stockholders of Augat vote FOR approval of the Merger Agreement and approval of the transactions contemplated thereby. The recommendation of the Augat Board is based on a number of strategic, operating and financial factors as described in "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors--Augat."

  OPINIONS OF FINANCIAL ADVISORS

    T&B

    Morgan Stanley & Co. Incorporated ("Morgan Stanley") has delivered written opinions, dated as of October 7, 1996 and the date of this Joint Proxy Statement/Prospectus, to the T&B Board, to the effect that, as of such dates, the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to T&B. See "The Merger--Opinions of Financial Advisors--T&B." A copy of the opinion of Morgan Stanley, dated as of the date of this Joint Proxy Statement/Prospectus, which sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review by Morgan Stanley in rendering such opinion, is attached as Appendix B to this Joint Proxy Statement/ Prospectus. HOLDERS OF T&B COMMON STOCK ARE URGED TO, AND SHOULD, READ MORGAN STANLEY'S OPINION CAREFULLY AND IN ITS ENTIRETY.

    AUGAT

    Merrill Lynch & Co. ("Merrill Lynch") has delivered written opinions, dated as of October 7, 1996 and the date of this Joint Proxy Statement/Prospectus, to the Augat Board to the effect that, as of such dates, and based upon the assumptions made, matters considered and limits of review set forth therein, the Exchange Ratio is fair to the holders of Augat Common Stock, other than T&B and its affiliates, from a financial point of view. See "The Merger--Opinions of Financial Advisors--Augat." A copy of the opinion of Merrill Lynch, dated as of the date of this Joint Proxy Statement/Prospectus, which sets forth the assumptions made, procedures followed, matters considered and limits of review by Merrill Lynch in rendering such opinion, is attached as Appendix C to this Joint Proxy Statement/Prospectus. HOLDERS OF AUGAT COMMON STOCK SHOULD READ MERRILL LYNCH'S OPINION CAREFULLY AND IN ITS ENTIRETY.

  EFFECTIVE TIME

    The Merger will become effective at the time when Articles of Merger have been duly filed with the Secretary of State of Massachusetts, a Certificate of Merger has been duly filed with the Secretary of State of Delaware and Articles of Merger have become effective with the Secretary of State of Tennessee (the "Effective Time"). See "The Merger--Effective Time; Closing."

  EXCHANGE OF CERTIFICATES

    Promptly after the Effective Time, the Exchange Agent (as defined herein under "The Merger-- Exchange of Certificates") will mail a letter of transmittal and instructions for surrender to each stockholder of record of Augat Common Stock (other than holders of Excluded Augat Common Stock), advising such stockholder of the procedure for surrendering Augat Common Stock certificates (each, an "Augat Certificate") in exchange for T&B Common Stock certificates (each, a "T&B Certificate") and obtaining any unpaid dividends and other distributions and any cash in lieu of any fractional share of T&B Common Stock. See "The Merger--Exchange of Certificates" and "The Merger--Terms of the Merger."

  CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME;
  CERTAIN COVENANTS; ACQUISITION PROPOSALS

    OPERATIONAL COVENANTS--AUGAT

    The Merger Agreement provides that, during the period from the date of the Merger Agreement until the Effective Time, except as otherwise contemplated by the Merger Agreement, or unless T&B otherwise approves in writing, each of Augat and its subsidiaries will conduct its business in the ordinary and usual course and use all reasonable best efforts to preserve its business organization intact, keep available the services of its integral officers, employees and consultants and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors and lessors, and Augat will not declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends of $0.04 per share of Augat Common Stock. See "The Merger--Conduct of Business Prior to Effective Time; Certain Covenants; Acquisition Proposals--Operational Covenants--Augat."

    OPERATIONAL COVENANTS--T&B

    The Merger Agreement provides that, during the period from the date of the Merger Agreement until the Effective Time, except as otherwise contemplated by the Merger Agreement, or unless Augat otherwise approves in writing, each of T&B and its subsidiaries will conduct its business in the ordinary and usual course and use its respective reasonable best efforts to preserve its business organization intact, keep available the services of its integral officers, employees and consultants and maintain its relations and goodwill with customers, suppliers, distributors, creditors and lessors, and will not declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock, except that T&B may declare and pay dividends consistent with past practice. See "The Merger--Conduct of Business Prior to Effective Time; Certain Covenants; Acquisition Proposals--Operational Covenants--T&B."

    ACQUISITION PROPOSALS

    The Merger Agreement provides that neither Augat nor any of its subsidiaries nor any of its or its subsidiaries' respective officers and directors will, and it will use its best efforts to cause it and its subsidiaries' employees, agents and representatives not to, directly or indirectly (i) initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of, all or any significant portion of the assets or any equity securities of it or any of its subsidiaries (any such proposal or offer being an "Acquisition Proposal") or (ii) have any discussion with or provide any confidential information or data to any person relating to an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Merger Agreement does not, however, prohibit Augat from engaging in any discussions or negotiations with, or providing any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person, or recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders, if certain prerequisite determinations are made by the Augat Board. The Merger Agreement provides that Augat will notify T&B promptly, but in no event more than 24 hours, after any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives and thereafter will keep T&B informed, on a current basis, of the status of any such proposals or offers and the status of any discussions or negotiations. See "The Merger-- Conduct of Business Prior to Effective Time; Acquisition Proposals."

  CERTAIN REGULATORY MATTERS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder, certain transactions, including the Merger, may not be consummated unless certain waiting period requirements have been satisfied. T&B and Augat each filed a Premerger Notification and Report Form (a "Notification and Report Form") pursuant to the HSR Act with the Antitrust Division of the Department of Justice ("DOJ") and the Federal Trade Commission ("FTC") on October 15, 1996. Early termination of the waiting period was granted on November 5, 1996. At any time before or after the Effective Time, the FTC, the DOJ or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger, to rescind the Merger or to require divestiture of substantial assets of T&B or Augat. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. See "The Merger--Certain Regulatory Matters."

  EMPLOYEE BENEFITS

    Pursuant to the Merger Agreement, at the Effective Time, each outstanding option to purchase shares of Augat Common Stock (an "Augat Option") under Augat's 1996 Stock Plan, 1996 Stock Bonus Plan for Senior Executives, 1994 Stock Plan, 1989 Stock Plan, 1987 Stock Option and Appreciation Right Plan, Augat Inc. Savings and Retirement Plan and 1984 Stock Option and Appreciation Right Plan (collectively the "Augat Stock Plans"), whether vested or unvested, will be deemed to constitute an option to acquire the same number of shares of T&B Common Stock equal to the result of multiplying (w) the number of shares subject to an Augat Option that the holder of such Augat Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time by (x) the Exchange Ratio at a price per share equal to (y) the exercise price per share of Augat Common Stock for the shares of Augat Common Stock otherwise purchasable pursuant to such Augat Option divided by (z) the Exchange Ratio. At the Effective Time, T&B will assume the unexercised Augat Options in accordance with the terms of the Augat Stock Plan under which it was issued and the stock option agreement by which it is evidenced.

    Pursuant to the Merger Agreement, T&B will, for a period of one year after the Effective Time, provide the employees of Augat with benefits under employee benefit plans which in the aggregate are substantially comparable to those provided by T&B (as of the date of the Merger Agreement) to employees of T&B holding comparable positions. Employees of Augat will have the same rights as other employees of T&B to participate in T&B's stock option plans in accordance with the terms thereof, subject to certain appropriate transitional provisions.

  CONDITIONS

    The respective obligation of T&B, Merger Sub and Augat to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of a number of conditions, including, among others: (a) approval by the stockholders of Augat of the matters required to be approved by such stockholders at the Augat Special Meeting, (b) approval by the shareholders of T&B of the matters required to be approved by such shareholders at the T&B Special Meeting, (c) expiration or termination of the waiting period applicable to the Merger under the HSR Act, (d) there being in effect no provision of any applicable statute, rule or regulation that would restrain or otherwise prohibit the consummation of the Merger, (e) the effectiveness of the Registration Statement, of which this Joint Proxy Statement/Prospectus is a part, and no stop order suspending such effectiveness being in effect and no proceedings for such purpose having been initiated or threatened by the SEC, (f) approval for listing on the NYSE, subject to official notice of issuance, of T&B's Common Stock to be issued in the Merger, (g) receipt by T&B of an opinion from its independent public accounting firm to the effect that the Merger will qualify for "pooling of interests" accounting treatment and receipt by Augat of an opinion from its independent public accounting firm to the effect that, with respect only to matters relating to Augat, the Merger will qualify for pooling of interests accounting treatment, and (h) receipt by T&B and Augat of opinions from their respective legal counsel to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. See "The Merger--Conditions."

  MODIFICATION OR AMENDMENT; WAIVER OF CONDITIONS

    The Merger Agreement provides that, subject to the provisions of applicable law, at any time prior to the Effective Time, the parties to the Merger Agreement may modify or amend the Merger Agreement by written agreement. The Merger Agreement also provides that the conditions to each party's obligation to consummate the Merger may be waived by such party in whole or in part to the extent permitted by applicable law. See "The Merger--Modification or Amendment; Waiver of Conditions."

  TERMINATION

    The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (a) by mutual written consent of T&B, Merger Sub and Augat, or (b) by action of either the T&B Board or the Augat Board if: (i) the Merger has not been consummated by March 31, 1997; (ii) the stockholders of Augat fail to approve the matters required to be approved by such stockholders at the Augat Special Meeting; (iii) the shareholders of T&B fail to approve the matters required to be approved by such shareholders at the T&B Special Meeting; or (iv) any Order as (defined under "The Merger--Conditions") permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and non-appealable.

    Further, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Augat (a) if (i) Augat is not in material breach of any of the terms of the Merger Agreement, (ii) the Augat Board authorizes Augat to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal (as defined under "The Merger--Conduct of Business Prior to Effective Time; Certain Covenants; Acquisition Proposals") and Augat notifies T&B in writing that Augat intends to enter into such agreement and sets forth the material terms of the proposed transaction (Augat has also agreed that it will not enter into any such transaction until at least 24 hours after it has provided notice to T&B) and
(iii) Augat, prior to such termination, pays to T&B any required termination fees (as described under "The Merger--Certain Termination Fees"); or (b) if (i) the T&B Board has withdrawn or adversely modified its approval or recommendation of the Merger Agreement, or (ii) there has been a material breach by T&B or Merger Sub of any representation, warranty, covenant or agreement contained in the Merger Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Augat to T&B or Merger Sub.

    In addition, the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by T&B if (i) the Augat Board has withdrawn or adversely modified its approval or recommendation of the Merger Agreement, (ii) there has been a material breach by Augat of any representation, warranty, covenant or agreement contained in the Merger Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by T&B to Augat; or (iii) the Average Closing Price is below $32.00. See "The Merger--Termination."

    If the Merger is terminated under certain specified circumstances, certain termination fees are payable by Augat to T&B.

  ACCOUNTING TREATMENT

    T&B and Augat believe that the Merger will qualify as a "pooling of interests" for accounting and financial reporting purposes, and have been so advised by their respective independent public accountants, Augat having been so advised with respect only to matters relating to Augat. Under this method of accounting, T&B's consolidated financial statements from the Effective Time will include the assets, liabilities, and results of operations of Augat and all prior periods presented will be restated on a combined basis.

    Consummation of the Merger is conditioned upon the receipt by T&B of a letter from its independent public accountants stating that the Merger, in its opinion, will qualify as a "pooling of interests" for accounting purposes and upon receipt by Augat of a letter from its independent public accounting firm stating that, with respect only to matters relating to Augat, the Merger will qualify for pooling of interests accounting treatment. See "The Merger--Accounting Treatment" and "-- Conditions" and "Unaudited Pro Forma Condensed Consolidated Financial Information."

  INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendations of Augat's Board, stockholders should be aware that certain members of management of Augat and of the Augat Board have certain interests in the Merger that are in addition to the interests of stockholders generally. See "The Merger--Interests of Certain Persons in the Merger."

    EMPLOYEE BENEFITS

    As of December 11, 1996, options to purchase 444,077 shares of Augat Common Stock held by 15 officers and six directors with exercise prices ranging from $11.75 to $23.25 will vest. In addition, as of December 11, 1996, options to purchase 92,436 shares of Augat Common Stock held by 13 officers will vest pursuant to the Change in Control Agreement (as defined under "The Merger--Interests of Certain Persons in the Merger"), under certain circumstances. After taking the foregoing into consideration, the directors and executive officers of Augat will hold vested options for 731,100 shares of Augat Common Stock with exercise prices ranging from $9.375 to $23.75. The consummation of the Merger will cause the removal of restrictions on 60,500 shares of Augat Common Stock and the issuance of approximately 36,000 shares of Augat Common Stock pursuant to the Directors Deferred Compensation Plan.

    The Merger will constitute a "Change in Control" for purposes of the Augat Change in Control Agreements. Each executive officer of Augat other than John N. Lemasters and Marcel P. Joseph whose employment is terminated after the occurrence of a Change in Control for a reason other than "Cause" (as defined in the Change in Control Agreements) or disability or who terminates employment for "Good Reason" (as defined in the Change in Control Agreements) during the thirty-six month period following the Change in Control will receive severance benefits. In addition, all options vest and become fully exercisable and all restrictions on restricted stock lapse upon the occurrence of a Change in Control in the event of termination of employment by the Company without Cause or by the executive officer for Good Reason during the thirty-six month period following the Change in Control. Messrs. Lemasters and Joseph have similar contracts, except that the amount received by each of them upon termination of employment after the occurrence of a Change in Control for reasons other than Cause or disability or by them for Good Reason will be approximately $450,000. The severance payments are payable without regard to whether the deductibility of such payments is limited by Section 280G of the Code or whether the payments would subject the executive officer to an excise tax under Section 4999 of the Code, except that severance benefits will be reduced if reduction will increase the after-tax value of such payments (taking into account the excise tax and all other federal taxes).

    The Augat Executive Deferred Compensation Plan and the Augat Supplemental Employee Retirement Plan will be terminated effective as of the Effective Time. This will result in the payment of approximately $5,559,254 to 13 executive officers. In addition, the Augat 1996 Bonus Plan has been amended to provide that any eligible employee who is employed at the Effective Time will be eligible to receive a bonus for 1996.

    The Augat Directors' Pension Plan will terminate automatically upon the consummation of the Merger, causing the present value of benefits payable under that plan to become payable immediately in a lump sum in cash. This will result in the payment of approximately $490,000 to a total of 4 current directors. In addition, amounts deferred under the Augat Deferred Compensation Plan for Directors will become payable to directors who cease to be director as a result of the Merger.

    DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE

    Pursuant to the Merger Agreement, from and after the Effective Time, T&B will indemnify, defend and hold harmless each present and former director and officer of Augat against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation whether civil, criminal, administrative or investigative arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, to the fullest extent that Augat would have been permitted under Massachusetts law and its articles of organization or by-laws in effect on the date of the Merger Agreement to indemnify such person. The Surviving Corporation is obligated to maintain Augat's policy of directors' and officers' liability insurance ("D&O Insurance") for a period of six years after the Effective Time so long as the annual premium is not in excess of the last annual premium paid prior to the date of the Merger Agreement subject to customary increases in accordance with industry practice (the "Current Premium"); PROVIDED, HOWEVER, if the existing D&O Insurance expires, is terminated or cancelled during such six-year period, the Surviving Corporation will use its reasonable efforts to obtain D&O Insurance for the remainder of such period for a premium not in excess of 1.5 times the Current Premium. See "The Merger--Interests of Certain Persons in the Merger--Director and Officer Indemnification and Insurance."

    BOARD OF DIRECTORS

    Pursuant to the Merger Agreement, T&B has agreed to increase promptly the size of the T&B Board at the Effective Time in order to enable Thomas C. McDermott and John N. Lemasters to be appointed to the T&B Board and to use its best efforts to cause Messrs. McDermott and Lemasters to be elected as directors of T&B by T&B's shareholders for at least one year after the next annual meeting of shareholders of T&B following their appointment to the T&B Board.

  APPRAISAL RIGHTS

    The Merger Agreement provides that appraisal rights will be available to holders of Augat Common Stock in connection with the Merger. Under the Massachusetts Business Corporation Law ("MBCL"), holders of Augat Common Stock issued and outstanding immediately prior to the Effective Time who file with Augat before the taking of the vote on the Merger written objection to the Merger together with a statement that such stockholder intends to demand payment if the Merger is approved and who do not vote in favor of the Merger ("Dissenting Stockholders") will be entitled, in accordance with the provisions of the MBCL, to seek an appraisal of the fair value of such holders' Augat Common Stock. Such stockholders will not have their Augat Common Stock converted in the Merger into shares of T&B Common Stock. All shares of Augat Common Stock for which Dissenting Stockholders have failed to perfect their appraisal rights or for which the demand for appraisal has been withdrawn shall be converted into shares of T&B Common Stock in accordance with the terms of the Merger Agreement. See "Dissenters' Rights of Appraisal" and "The Merger--Appraisal Rights." Sections 85 through 98 of the MBCL, inclusive, which describe appraisal rights are attached as Appendix D to this Joint Proxy Statement/Prospectus and are incorporated herein by reference. Holders of T&B Common Stock will not be entitled to dissenters' rights of appraisal rights under the Tennessee Business Corporation Act ("TBCA") as a result of the matters to be voted upon at the T&B Special Meeting. See "The Merger-- Appraisal Rights."

  DIVIDENDS

    Pursuant to the Merger Agreement, Augat has agreed to coordinate with T&B the declaration, setting of record dates and payment dates of dividends on Augat Common Stock so that holders of shares of Augat Common Stock do not receive dividends both on shares of Augat Common Stock and T&B Common Stock which will be received in the Merger in respect of any calendar quarter or fail to receive a dividend either on shares of Augat Common Stock or T&B Common Stock which will be received in the Merger in respect of any calendar quarter.

  NYSE LISTING

    Pursuant to the Merger Agreement, T&B has agreed to use its best efforts to cause the shares of T&B Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Merger is intended to qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Assuming the Merger so qualifies as a reorganization within the meaning of Section 368(a) of the Code, in general no gain or loss will be recognized by holders of Augat Common Stock with respect thereto on the surrender of their Augat Common Stock in exchange for T&B Common Stock, except with respect to cash received in lieu of fractional shares, and no gain or loss will be recognized by T&B or Augat. Under the Merger Agreement, it is a condition precedent to the respective obligations of T&B and Augat to consummate the Merger that each of T&B and Augat will have received an opinion of its respective counsel dated the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that each of Augat, T&B and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. For a further discussion of the federal income tax consequences of the Merger, see "Certain Federal Income Tax Consequences of the Merger."

CERTAIN EFFECTS OF THE MERGER ON THE RIGHTS OF HOLDERS OF AUGAT COMMON STOCK

    Upon consummation of the Merger, holders of shares of Augat Common Stock will become shareholders of T&B. The internal affairs of T&B are governed by the TBCA, T&B's Charter (the "T&B Charter") and Bylaws (the "T&B Bylaws"), and will no longer be governed by the Augat Articles of Organization (the "Augat Articles") and the Augat By-laws (the "Augat By-laws"). The Merger will result in certain differences in the rights of holders of Augat Common Stock. See "Description of T&B Capital Stock" and "Comparison of Certain Rights of Shareholders of T&B and Stockholders of Augat."

COMPARATIVE STOCK PRICES

    T&B Common Stock and Augat Common Stock are each listed on the NYSE. T&B is listed under the symbol "TNB" and Augat is listed under the symbol "AUG." The following table sets forth, for the periods indicated, the high and low sale prices per share of T&B Common Stock and Augat Common Stock as reported on the NYSE Composite Transactions Tape.

                                                                                         T&B
                                                                                   COMMON STOCK(A)            AUGAT
                                                                                                           COMMON STOCK
                                                                                 --------------------  --------------------
CALENDAR QUARTER                                                                   HIGH        LOW       HIGH        LOW
-------------------------------------------------------------------------------  ---------  ---------  ---------  ---------
1994
  First Quarter................................................................  $34        $29 1/8    $23 3/4    $17 1/2
  Second Quarter...............................................................  33         30 5/8     21 3/4     18 3/4
  Third Quarter................................................................  34 1/8     30 1/2     24 3/8     20 1/4
  Fourth Quarter...............................................................  35 5/8     32 5/8     21 3/8     16
1995
  First Quarter................................................................  34 3/8     32 3/8     19 1/4     14 1/2
  Second Quarter...............................................................  34 1/4     31 3/8     21 3/4     18
  Third Quarter................................................................  35 1/8     32 1/4     24 1/2     17 5/8
  Fourth Quarter...............................................................  37 5/8     31 1/4     19 3/8     15
1996
  First Quarter................................................................  40         35 7/16    19 7/8     15 1/4
  Second Quarter...............................................................  40 1/2     36 5/8     22         17 1/2
  Third Quarter................................................................  41 1/2     33 1/4     22 1/8     15 1/8
  Fourth Quarter (through November 6, 1996)....................................  43 1/4     37 3/4     27 1/2     19 3/4

------------------------

(a) T&B effected a two-for-one split of the T&B Common Stock to shareholders of record at the close of business on March 8, 1996. Market prices have been adjusted to reflect such split.

    On October 4, 1996, the last trading day before the public announcement of the Merger Agreement, the closing prices of T&B Common Stock and Augat Common Stock as reported on the NYSE Composite Transactions Tape were $39 3/4 per share and $20 7/8 per share, respectively. Assuming an Exchange Ratio of 0.68, the pro forma equivalent per share value of Augat Common Stock on October 4, 1996 was $27.03 per share. The pro forma equivalent per share value of Augat Common Stock on any date, assuming an Exchange Ratio of 0.68, equals the closing sale price of T&B Common Stock on such date, as reported on the NYSE Composite Transactions Tape, multiplied by 0.68.

    Pursuant to the Merger Agreement, T&B has the right to terminate the Merger Agreement and abandon the Merger if the Average Closing Price is less than $32.00.

    On November 6, 1996, the closing sale prices of T&B Common Stock and Augat Common Stock as reported on the NYSE Composite Transactions Tape were $43 1/4 per share and $27 1/8 per share ($28.22 on a pro forma equivalent per share basis, using an Exchange Ratio of 0.6524), respectively.

    Stockholders of Augat and shareholders of T&B are urged to obtain current quotations for the market prices of T&B Common Stock and Augat Common Stock.

    No assurance can be given as to the market prices of T&B Common Stock or Augat Common Stock at the Effective Time. The Exchange Ratio may vary based on the market price of only the T&B Common Stock. At the time an Augat stockholder receives shares of the T&B Common Stock pursuant to the Merger Agreement, the shares of T&B Common Stock may have a value less than, equal to, or greater than the Average Closing Price.

SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following table sets forth certain historical data on T&B and Augat including unaudited interim financial data and certain unaudited pro forma financial data giving effect to the Merger as if it had been consummated at the beginning of the periods presented for the statements of earnings data and as of the date of each balance sheet for balance sheet data in accordance with pooling of interests accounting principles. The summary financial data should be read in conjunction with the separate historical consolidated financial statements and notes thereto of T&B and Augat, which are incorporated herein by reference. See "Incorporation of Certain Information By Reference."

    The financial data for T&B and Augat for the interim periods are not necessarily indicative of the operating results or financial position of T&B or Augat for their fiscal years. The unaudited pro forma financial data do not give effect to any cost savings which may result from the integration of T&B's and Augat's operations. Additionally, the unaudited pro forma financial statement of earnings data do not include any transaction costs relating to the Merger or consider any reorganization costs that might occur as a result of the Merger. The unaudited pro forma financial data have been included for comparative purposes only and do not purport to be indicative of the results of operations or financial position which actually would have been obtained if the Merger had been effected at the beginning of the periods presented or of the financial position or results of operations which may be obtained in the future.

                                                                                 AS OF AND FOR THE FISCAL YEARS
                               AS OF AND FOR THE 9 MONTHS ENDED       -----------------------------------------------------
                          ------------------------------------------       1995
                                                   SEPTEMBER 30,        PRO FORMA
                             SEPTEMBER 30,       1995(A); PRO FORMA    FOR AMERACE
                                1996(A)            FOR AMERACE(B)          (B)           1995        1994(A)      1993(A)
                          --------------------  --------------------  --------------  -----------  -----------  -----------
                                                        (IN THOUSANDS EXCEPT PER SHARE DATA)
T&B
  Net Sales(c)..........      $  1,042,288          $  1,015,843       $  1,355,568   $ 1,198,495  $ 1,042,896  $   929,183
  Earnings from
    Continuing
    Operations..........            68,668                62,252             86,004        80,902        1,887(e)      43,589
  Total Assets..........         1,648,261             1,524,430          1,524,129     1,259,382    1,208,212    1,133,182
  Long-Term Debt........           586,288               544,427            519,086       327,812      319,519      393,502
  Earnings per share
    from continuing
    operations..........      $       1.70          $       1.56       $       2.15   $      2.02  $      0.05  $      1.16
  Cash dividends per
    share...............      $       0.84          $       0.84       $       1.12   $      1.12  $      1.12  $      1.12
AUGAT
  Net Sales.............      $    441,271          $    396,999                 --   $   534,873  $   530,706  $   420,263
  Earnings (loss) from
    Continuing
    Operations..........            22,000                17,070                 --         7,600(f)      26,200      15,600
  Total Assets..........           454,227               392,415                 --       407,476      357,958      317,860
  Long-Term Debt........            74,578                25,801                 --        25,854       35,033       45,797
  Earnings (loss) per
    share from
    continuing
    operations..........      $       1.10          $       0.87                 --   $      0.39  $      1.36  $      0.83
  Cash dividends per
    share...............      $       0.12          $       0.12                 --   $      0.16  $      0.08           --

T&B AND AUGAT PRO FORMA
  CONSOLIDATED
  Net Sales.............      $  1,483,559          $  1,412,842       $  1,890,441   $ 1,733,368  $ 1,573,602  $ 1,349,446
  Earnings from
    Continuing
    Operations(g).......            90,668                79,322             93,604        88,502       28,087       59,189
  Total Assets..........         2,102,488             1,916,845          1,931,605     1,666,858    1,566,170    1,451,042
  Long-Term Debt........           660,866               570,228            544,940       353,666      354,552      439,299

                             1992        1991
                          -----------  ---------
T&B
  Net Sales(c)..........  $   911,362  $ 457,411
  Earnings from
    Continuing
    Operations..........       40,580     40,512
  Total Assets..........    1,117,063    599,672
  Long-Term Debt........      420,345     68,270
  Earnings per share
    from continuing
    operations..........  $      1.09  $    1.19
  Cash dividends per
    share...............  $      1.12  $    1.11
AUGAT
  Net Sales.............  $   361,718  $ 281,602
  Earnings (loss) from
    Continuing
    Operations..........        6,586    (22,062)(f)
  Total Assets..........      295,448    293,229
  Long-Term Debt........       56,939     50,236
  Earnings (loss) per
    share from
    continuing
    operations..........  $      0.36  $   (1.21)
  Cash dividends per
    share...............           --  $    0.40
T&B AND AUGAT PRO FORMA
  CONSOLIDATED
  Net Sales.............
  Earnings from
    Continuing
    Operations(g).......
  Total Assets..........
  Long-Term Debt........

------------------------------
(a) In 1993 T&B adopted a fiscal year policy which resulted in the following year-ends: for 1993--January 2, 1994; for 1994--January 1, 1995; and for 1995--December 31, 1995. and the following third quarter-ends: for 1995--October 1, 1995 and for 1996--September 29, 1996.

(b) Effective January 2, 1996, T&B acquired the outstanding stock of Amerace Corporation ("Amerace") in exchange for cash of approximately $212.5 million (originally $220.6 million, subsequently reduced through post-closing adjustments), which acquisition has been accounted for as a purchase business combination. The 1995 pro forma financial information of T&B assumes that the Amerace acquisition had occurred on October 1, 1995 and December 31, 1995 for balance sheet data and January 2, 1995 for statement of earnings data. The pro forma amounts include the effects of the debt incurred to finance this transaction, and exclude the results in 1995 of Amerace's Hendrix Wire and Cable Division, which was sold by T&B in May 1996.

(c) T&B net sales amounts for 1995 and prior periods have been adjusted to reclassify outbound freight expense as a reduction of sales rather than as marketing, general and administrative expense, conforming to the presentation being used in 1996 and a practice more prevalent in the industry.

(d) The T&B Board effected a two-for-one split of the T&B Common Stock to shareholders of record as of the close of business on March 8, 1996. The share data included herein has been adjusted to reflect such stock split.

(e) Earnings from continuing operations in 1994 include the effects of restructuring charges totaling approximately $79 million.

(f) Earnings (loss) from continuing operations in 1995 and 1991 include the effects of restructuring charges of $19 million and $22 million, respectively.

(g) Excludes estimated transaction costs of $11 million. See also Note J to the "Unaudited Pro Forma Condensed Consolidated Financial Statements of Thomas & Betts Corporation and Augat Inc."

HISTORICAL, PRO FORMA AND EQUIVALENT PER SHARE DATA

    The following table presents selected T&B and Augat historical per share data and unaudited pro forma per share data giving effect to the Merger as if it had been consummated at the beginning of the periods presented for the statement of earnings data and as of December 31, 1995, 1994 and 1993 and September 30, 1996 and September 30, 1995 for balance sheet data in accordance with pooling of interests accounting principles. The data should be read in conjunction with the separate historical consolidated financial statements of T&B and Augat which are incorporated herein by reference. See "Incorporation of Certain Information By Reference." The unaudited pro forma data have been included for comparative purposes only and do not purport to be indicative of the results of operations or financial position which actually would have been obtained if the Merger had been effected at the beginning of the periods presented or of the financial position or results of operations which may be obtained in the future.

    The unaudited equivalent pro forma per share amounts are calculated by multiplying the T&B pro forma share amounts by an Exchange Ratio of 0.68 of a share of T&B Common Stock for each share of Augat Common Stock.

                                                                AS OF AND FOR THE
                                                                  9 MONTHS ENDED
                                                           ----------------------------   AS OF AND FOR THE FISCAL YEARS
                                                                          SEPTEMBER 30,  ---------------------------------
                                                                              1995          1995
                                                           SEPTEMBER 30,    INCLUDING     INCLUDING
                                                               1996          AMERACE       AMERACE      1994       1993
                                                           -------------  -------------  -----------  ---------  ---------
HISTORICAL T&B
  Earnings from continuing operations....................    $    1.70      $    1.56     $    2.15   $    0.05  $    1.16
  Book value.............................................        15.89          14.54         14.99       14.10      12.74
  Dividends..............................................         0.84           0.84          1.12        1.12       1.12
HISTORICAL AUGAT
  Earnings from continuing operations....................    $    1.10      $    0.87     $    0.39   $    1.36  $    0.83
  Book value.............................................        13.60          13.11         12.63       12.21      10.60
  Dividends..............................................         0.12           0.12          0.16        0.08     --
PRO FORMA COMBINED T&B
  Earnings from continuing operations....................    $    1.68      $    1.49     $    1.75   $    0.54  $    1.17
  Book value.............................................        16.72          15.53         15.68       15.08      13.47
  Dividends..............................................         0.84           0.84          1.12        1.12       1.12
EQUIVALENT PRO FORMA AUGAT
  Earnings from continuing operations....................    $    1.14      $    1.01     $    1.19   $    0.37  $    0.80
  Book value.............................................        11.37          10.56         10.66       10.25       9.16
  Dividends..............................................         0.57           0.57          0.76        0.76       0.76

                                 THE COMPANIES

T&B

    T&B designs, manufactures and markets, on a global basis, electrical and electronic connectors and components as well as other related products and accessories, with manufacturing facilities and marketing activities in North America, Europe and the Far East. T&B's products are sold worldwide through electrical, electronic and HVAC distributors, mass merchandisers, catalogs and home centers, and directly to OEM markets. In North America, T&B is one of the largest manufacturers of electrical components and accessories for industrial, commercial and residential construction, renovation and maintenance applications, and is a leading supplier of utility poles, transmission towers and industrial lighting products to the utility and telecommunications industries. On a worldwide basis, T&B designs and manufactures electronic connectors and flat cable, which are sold primarily to OEMs in the automotive, computer, office equipment, test equipment, instrumentation, industrial automation and telecommunications industries.

    T&B operates in three business segments. ELECTRICAL CONSTRUCTION AND MAINTENANCE COMPONENTS are sold primarily in North America, and manufactured and assembled at facilities located in the United States, Puerto Rico, Canada and Mexico. ELECTRONIC/OEM COMPONENTS are sold in North America, Europe and the Far East, and manufactured at facilities in the United States, Europe, Mexico, Japan and Singapore. OTHER PRODUCTS AND COMPONENTS--principally heaters, heating/ventilation systems, components for transmission and distribution of electric power, utility poles and transmission towers, and telecommunications products--are sold primarily in North America, Europe and the Far East and manufactured in the United States, Europe, Mexico and the Far East.

    T&B's objective is to continue to achieve profitable growth by offering its distributors and its OEM and end-user customers a broad family of high-quality products and state-of-the-art physical distribution services and by maintaining leadership positions in the markets that it serves. Its strategy for achieving this objective consists of the following elements:

    --  DESIGNING CONTINUOUS IMPROVEMENTS AND MAKING CUSTOMER-SPECIFIC
       MODIFICATIONS IN WIDELY USED PRODUCTS--allowing value to be added to mature product lines;

    --  SELECTIVELY ACQUIRING PRODUCT LINES THAT COMPLEMENT T&B'S EXISTING
       PRODUCT LINES--allowing T&B to reduce significantly the time required to bring new products to its markets;

    --  EXPANDING THE USE AND FEATURES OF T&B'S STATE-OF-THE-ART
       DISTRIBUTOR/MANUFACTURER INTEGRATION ("DMI") SYSTEM--allowing T&B to provide its distributors with an inventory and distribution management system that achieves significant transaction cost savings for both T&B and its distributors; and

    --  GLOBALLY LOCATING AND COORDINATING MANUFACTURING FACILITIES AND
       MARKETING PERSONNEL--allowing T&B to achieve low-cost manufacturing and to provide worldwide service to those of its OEM customers with globally dispersed operations.

AUGAT

    Augat designs, manufactures and markets products for the communications, automotive and information processing industries through its three divisions:
Communications Products Business, Automotive Wiring Systems and Components Business, and Interconnection Products Business. Augat's products principally relate to interconnecting and mounting components and to testing or controlling the flow of electricity among components, boards and/or other assemblies within electronic equipment or systems.

    Products manufactured for the telecommunications industry are used in central office distribution, remote-switching applications and cross-connect applications. Augat is also a leading supplier of coaxial connector, fiber optic and broadband products for the cable television and local area network markets.

    Augat's Automotive Wiring Systems and Components Business is a major supplier of connectors and electronic packaging modules and wire harnesses to two major U.S. automotive manufacturers and is actively participating in the development of interconnection components for future automotive model years.

    Augat's Interconnection Products Business focuses on four primary businesses--sockets, switches, connectors and terminal blocks. Products include integrated circuit sockets and miniature and subminiature control switches. Augat also designs and manufactures complex, high-density electronic connectors to solve specific customer needs and is a manufacturer of high-density discrete connectors for both conventional board mounting and surface mounting. Augat also manufactures a wide range of interconnection hardware accessories generally used on or in conjunction with printed circuit boards.

    Augat sells to a broadly diversified group of customers located primarily in the United States, Western Europe, the Far East and Canada. Sales are made to industrial and commercial customers within computer, computer-aided engineering and manufacturing, industrial electronics, test equipment, telecommunications, aerospace, automotive and broadband communications markets.

    Augat markets its products and services through independent sales representatives and direct company sales personnel working throughout the United States and abroad, including wholly-owned marketing subsidiaries in the United Kingdom, France, Germany, Switzerland, Sweden, Italy, Japan, Canada and Australia. Augat also sells its products through a network of industrial electronic component distributors.

MERGER SUB

    Merger Sub, a Delaware corporation and a wholly-owned subsidiary of T&B, was formed by T&B solely for the purpose of effecting the Merger.

                              THE SPECIAL MEETINGS

GENERAL

  T&B

    This Joint Proxy Statement/Prospectus is being furnished to T&B shareholders in connection with the solicitation of proxies by the T&B Board for use at the T&B Special Meeting, to be held on December 11, 1996, and any adjournments or postponements thereof to consider and vote upon the approval of the Merger Agreement and approval of the transactions contemplated thereby, including the issuance of T&B Common Stock pursuant to the Merger Agreement, and to transact such other business as may properly come before the T&B Special Meeting or any adjournments or postponements thereof.

    THE T&B BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE T&B SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE ISSUANCE OF SHARES OF T&B COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

  AUGAT

    This Joint Proxy Statement/Prospectus is also being furnished to Augat stockholders in connection with the solicitation of proxies by the Augat Board for use at the Augat Special Meeting, to be held on December 11, 1996, and any adjournments or postponements thereof, to consider and vote upon the approval of the Merger Agreement and approval of the transactions contemplated thereby and to transact such other business as may properly come before the Augat Special Meeting or any adjournments or postponements thereof.

    THE AUGAT BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE AUGAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY.

    Each copy of this Joint Proxy Statement/Prospectus mailed to holders of Augat Common Stock is accompanied by a form of proxy for use at the Augat Special Meeting, and each copy of this Joint Proxy Statement/Prospectus mailed to holders of T&B Common Stock is accompanied by a form of proxy for use at the T&B Special Meeting.

    This Joint Proxy Statement/Prospectus is also furnished to Augat stockholders as a prospectus in connection with the issuance by T&B of shares of T&B Common Stock in connection with the Merger.

DATE, PLACE AND TIME

    The T&B Special Meeting will be held at The Memphis Marriott, 2625 Thousand Oaks Boulevard, Memphis, Tennessee 38118 on December 11, 1996, at 8:00 a.m., local time.

    The Augat Special Meeting will be held at the offices of Hale and Dorr, 60 State Street, 26th Floor, Boston, Massachusetts on December 11, 1996 at 9:00 a.m., local time.

RECORD DATES

  T&B

    The close of business on November 4, 1996 has been fixed as the T&B Record Date for the determination of the holders of T&B Common Stock entitled to receive notice of and to vote at the T&B Special Meeting and at any adjournments or postponements thereof.

  AUGAT

    The close of business on November 4, 1996 has been fixed as the Augat Record Date for the determination of the holders of Augat Common Stock entitled to receive notice of and to vote at the Augat Special Meeting and at any adjournments or postponements thereof.

VOTES REQUIRED

  T&B

    As of October 31, 1996, there were 40,443,364 shares of T&B Common Stock issued and outstanding. Each share of T&B Common Stock outstanding on the T&B Record Date is entitled to one vote upon each matter properly submitted at the T&B Special Meeting. Under the Tennessee Business Corporation Act ("TBCA"), the affirmative vote of a majority of the outstanding shares of T&B Common Stock is necessary for the approval of the Merger Agreement and approval of the transactions contemplated thereby, including the issuance of the shares of T&B Common Stock pursuant to the Merger Agreement.

    The presence in person or by proxy at the T&B Special Meeting of the holders of a majority of the outstanding shares of T&B Common Stock is necessary to constitute a quorum for action to approve the Merger. Abstentions will be counted as present for the purposes of determining whether a quorum is present. Under the rules of the NYSE, brokers who hold shares in street name for customers will not have the authority to vote on the Merger unless they receive specific instructions from beneficial owners. Any shares of T&B Common Stock which are not voted at the T&B Special Meeting (whether by abstention, broker non-vote or otherwise) will have the effect of a vote against the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of shares of T&B Common Stock pursuant to the Merger Agreement.

    As of October 31, 1996, directors and executive officers of T&B and their affiliates beneficially owned an aggregate of 488,963 shares of T&B Common Stock (including shares which may be acquired within 60 days upon exercise of employee stock options) or less than 1.3% of the shares of T&B Common Stock outstanding on such date. The directors and executive officers of T&B have indicated their intention to vote their shares of T&B Common Stock in favor of approval of the Merger Agreement and approval of the transactions contemplated thereby, including the issuance of the shares of T&B Common Stock pursuant to the Merger Agreement.
    As of October 31, 1996, the directors and executive officers of Augat owned 2 shares of T&B Common Stock.

    See "The Merger -- Interests of Certain Persons in the Merger."

  AUGAT

    As of October 31, 1996, there were 20,075,614 shares of Augat Common Stock issued and outstanding. Each share of Augat Common Stock outstanding on the Augat Record Date is entitled to one vote upon each matter properly submitted at the Augat Special Meeting. The affirmative vote of at least two-thirds of the outstanding shares of Augat Common Stock is required to approve the Merger Agreement and to approve the transactions contemplated thereby.

    The presence in person or by proxy at the Augat Special Meeting of the holders entitled to vote a majority of the outstanding shares of Augat Common Stock is necessary to constitute a quorum for the transaction of business. Abstentions will be counted as present for the purposes of determining whether a quorum is present. Under the rules of the NYSE, brokers who hold shares in street name for customers will not have the authority to vote on the Merger unless they receive specific instructions from beneficial owners. Any shares of Augat Common Stock which are not voted at the Augat Special Meeting (whether by abstention, broker non-vote or otherwise) will have the effect of a vote against the approval of the Merger Agreement and the transactions contemplated thereby.

    As of October 31, 1996, directors and executive officers of Augat and their affiliates beneficially owned an aggregate of 556,647 shares of Augat Common Stock (including shares which may be acquired within 60 days upon exercise of employee stock options) or less than 2.8% of the shares of Augat Common Stock outstanding on such date. The directors and executive officers of Augat have indicated their intention to vote their shares of Augat Common Stock in favor of approval of the Merger Agreement and approval of the transactions contemplated thereby.

    As of October 31, 1996, directors and executive officers of T&B owned 2,400 shares of Augat Common Stock.

    See "The Merger -- Interests of Certain Persons in the Merger."

VOTING AND REVOCATION OF PROXIES

    Shares of T&B Common Stock and Augat Common Stock represented by a proxy properly signed and received at or prior to the appropriate Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF T&B COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND TO APPROVE THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE ISSUANCE OF SHARES OF T&B COMMON STOCK PURSUANT TO THE MERGER AGREEMENT, AND SHARES OF AUGAT COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND TO APPROVE THE TRANSACTIONS CONTEMPLATED THEREBY. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing a duly executed revocation or a duly executed proxy bearing a later date with T&B's Inspector of Elections, for T&B shareholders, or with the Clerk of Augat, for Augat stockholders, prior to or at the appropriate Special Meeting, or, by voting in person at the appropriate Special Meeting, although attendance at the respective Special Meeting will not in and of itself constitute revocation of a proxy. All written notices of revocation and other communications with respect to revocation of T&B proxies should be addressed as follows: Inspector of Elections, First Chicago Trust Company of New York, P.O. Box 8711, Edison, New Jersey 08818-9180. In addition, all such communications for T&B between December 1, 1996 and December 9, 1996 may be sent by Federal Express Priority Overnight delivery service at the expense of T&B to: Inspector of Elections, First Chicago Trust Company of New York, 118 Fernwood Avenue, Edison, NJ 08837, Attention: Peter Paige. All written notices of revocation and other communications with respect to revocation of Augat proxies should be addressed as follows: Augat Inc., 89 Forbes Boulevard, Mansfield, Massachusetts 02048, Attention: Clerk. In addition, all such communications for Augat between December 1, 1996 and December 9, 1996 may be sent by Federal Express Priority Overnight delivery service at the expense of Augat to: Augat Inc., 89 Forbes Boulevard, Mansfield, Massachusetts 02048, Attention: Clerk.

    For more information on the use of Federal Express Priority Overnight delivery service for notices of revocation and other communications with respect to revocations of proxies, shareholders of T&B and stockholders of Augat should call Hill & Knowlton, Inc. ("H&K") at 1-800-755-3002.

    The T&B Board and the Augat Board are not currently aware of any business to be acted upon at their respective Special Meetings, other than as described herein. If, however, other matters are properly brought before either Special Meeting or any adjournments or postponements thereof the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment.

    Shareholders of T&B and stockholders of Augat will not be entitled to present any matter for consideration at either of the Special Meetings.

SOLICITATION OF PROXIES

    In addition to solicitation by mail, directors, officers and employees of T&B and Augat, none of whom will be specifically compensated for such services, may solicit proxies from the shareholders of T&B and stockholders of Augat, respectively, personally or by telephone, telecopy or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

    In addition, T&B and Augat have jointly retained H&K to assist in the distribution of proxy materials and in the solicitation of proxies from their shareholders or stockholders, respectively. The fees to be paid to H&K for such services by each of T&B and Augat are not expected to exceed $5,500 and $4,500, respectively, plus in each case reasonable out-of-pocket costs and expenses. T&B and Augat each will bear its own expenses in connection with the solicitation of proxies for its Special Meeting, except that each will pay one-half of all printing, filing and mailing costs and expenses incurred in connection with the Registration Statement and this Joint Proxy Statement/Prospectus.

                AUGAT STOCKHOLDERS SHOULD NOT SEND AUGAT COMMON
                   STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                        DISSENTERS' RIGHTS OF APPRAISAL

    Holders of record of shares of Augat Common Stock are entitled to appraisal rights under the MBCL. Pursuant to Sections 85 through 98, inclusive, of the MBCL (the full text of which is reprinted in its entirety as Appendix D to this Joint Proxy Statement/Prospectus), any stockholder of Augat who files a written objection to the Merger prior to the taking of the vote concerning the Merger at the Augat Special Meeting, and who does not consent to or vote in favor of the Merger is entitled to demand in writing that Augat pay to such stockholder in cash the fair value of the shares of Augat Common Stock held by such stockholder (exclusive of any element of value arising from the expectation or accomplishment of the Merger).

    ANY STOCKHOLDER WHO WISHES TO MAKE A DEMAND FOR APPRAISAL IS URGED TO REVIEW CAREFULLY THE PROVISIONS OF SECTIONS 85 THROUGH 98 OF THE MBCL, PARTICULARLY THE PROCEDURAL ACTIONS REQUIRED TO PERFECT DISSENTERS' APPRAISAL RIGHTS THEREUNDER ("APPRAISAL RIGHTS"). APPRAISAL RIGHTS WILL BE LOST IF SUCH PROCEDURAL REQUIREMENTS ARE NOT FULLY SATISFIED.

    Holders of Augat Common Stock wishing to exercise Appraisal Rights should keep in mind that the fair value of their shares of Augat Common Stock determined under the MBCL could be more than, the same as, or less than the value of the consideration they will be entitled to receive under the Merger Agreement if they do not seek to exercise their Appraisal Rights. Stockholders of Augat should also keep in mind that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under the MBCL.

    SET FORTH BELOW IS A SUMMARY OF THE PROCEDURES RELATING TO THE EXERCISE OF APPRAISAL RIGHTS. THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF SECTIONS 85 THROUGH 98, INCLUSIVE, OF THE MBCL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND TO ANY AMENDMENTS TO SUCH SECTIONS AS MAY BE ADOPTED AFTER THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

    Before the stockholders' vote is taken at the Augat Special Meeting on the proposal to approve the Merger Agreement, a stockholder of record who intends to exercise Appraisal Rights must deliver to Augat a written objection to the proposed Merger, stating that such stockholder intends to demand payment for the shares of Augat Common Stock held by such stockholder if the Merger is consummated. Such written objection should be sent to Augat Inc., 89 Forbes Boulevard, P.O. Box 448, Mansfield,

Massachusetts 02048, Attention: Clerk. Merely voting against approval and adoption of the Merger Agreement (or abstaining from voting) is not sufficient to satisfy the requirement of delivering a written objection to Augat.

    In addition to filing a written objection, shares of Augat Common Stock for which appraisal is sought must not be voted in favor of the Merger, and a stockholder voting in favor of the proposal to approve the Merger Agreement at the Augat Special Meeting will be deemed to have waived his rights to an appraisal under Massachusetts law. A signed proxy that is returned but which does not contain any instructions as to how it should be voted will be voted in favor of the proposal to approve the Merger Agreement and will be deemed a waiver of the right to an appraisal under Massachusetts law. Failure to vote against the proposal to approve the Merger Agreement or abstaining from voting, however, will not constitute a waiver of Appraisal Rights.

    If the Merger Agreement is approved at the Augat Special Meeting and the Merger becomes effective, Augat, as the Surviving Corporation, will, within 10 days after the Effective Time, notify each Dissenting Stockholder that the Merger has become effective. The giving of such notice will not be deemed to create any rights in the Dissenting Stockholder to demand payment for such holder's shares of Augat Common Stock. The notice will be sent by registered or certified mail, addressed to the Dissenting Stockholder at such Dissenting Stockholder's last known address as it appears on the records of Augat immediately prior to the Effective Time.

    Within 20 days after the mailing of notice described above by Augat, any Dissenting Stockholder may demand in writing from Augat an appraisal and payment for the fair value of such holder's shares of Augat Common Stock. Such written demand should be addressed to Augat Inc., 89 Forbes Boulevard, P.O. Box 448, Mansfield, Massachusetts 02048, Attention: Clerk. If Augat, as the Surviving Corporation, and the Dissenting Stockholder shall have agreed as to the fair value of such shares of Augat Common Stock, Augat, as the Surviving Corporation, will pay to the Dissenting Stockholder the fair value of such shares of Augat Common Stock within 30 days after the expiration of the twenty-day period during which such written demand may be made.

    If, after the thirty-day period described in the previous paragraph expires, Augat and any Dissenting Stockholder have not agreed on the fair value of such holder's shares of Augat Common Stock, then within four months following the end of such thirty-day period, any such Dissenting Stockholder who has complied with
Section 86 of the MBCL, or Augat, may, by filing a bill in equity with the Massachusetts Superior Court in Norfolk County, Massachusetts (the "Court"), demand a determination of the fair value of the shares of Augat Common Stock of all Dissenting Stockholders with whom agreements as to the value of their shares have not been reached. If no such bill is filed within such four-month period, no holder of shares of Augat Common Stock will be entitled to Appraisal Rights. If a bill is filed by Augat, all Dissenting Stockholders, other than those who have reached agreement with Augat as to the value of their shares of Augat Common Stock, must be named as parties to such proceeding. If a bill is filed by a Dissenting Stockholder, he or she must bring the bill on his or her own behalf and on the behalf of all other Dissenting Stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached, and service of the bill must be made upon Augat by subpoena with a copy of the bill annexed thereto. Augat must file with its answer a duly verified list of all Dissenting Stockholders who have not reached agreement with Augat as to the value of their shares of Augat Common Stock, and such Dissenting Stockholders will thereupon be deemed to have been added as parties to the bill. Augat must give notice of the time and place fixed by the Court for a hearing, in such form and returnable on such date as the Court shall order, to each Dissenting Stockholder party to the bill by registered or certified mail, addressed to the last known address of such Dissenting Stockholder as shown in the records of Augat, and the Court may order such additional notice by publication or otherwise as it deems advisable. Each Dissenting Stockholder who makes written demand for an appraisal and payment of his shares of Augat Common Stock as provided above will be deemed to have consented to the giving of notice in such manner, and the giving of notice to any such Dissenting Stockholder in compliance with the order of the Court will be sufficient service on him or her. Failure to give notice to any Dissenting Stockholder making such demand will not invalidate the proceedings as to other Dissenting Stockholders to whom notice was properly given, and the Court may at any time before the entry of a final decree make supplementary orders of notice.

    After a hearing, the Court will enter a decree determining the fair value of the shares of Augat Common Stock of those Dissenting Stockholders who have become entitled to the valuation thereof and payment therefor. The full value of such shares of Augat Common Stock will be determined as of the date preceding the date of the vote approving the Merger Agreement and shall be exclusive of any element of value arising from the accomplishment or expectation of the Merger. When the value is so determined, the Court will order the payment by Augat of such value, with interest thereon, determined as provided below, to the Dissenting Stockholders entitled to receive the same upon the transfer by them to Augat of the certificates representing their shares of Augat Stock.

    The costs of the bill, including the reasonable compensation and expenses of any master appointed by the Court, but exclusive of fees of counsel or of experts retained by any party, will be determined by the Court and assessed against the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders must be paid by Augat. Interest shall be paid upon any award from the date of the Augat Special Meeting, and the Court may, upon application of any interested party, determine the amount of interest to be paid in the case of any Dissenting Stockholder.

    ANY AUGAT STOCKHOLDER WHO DESIRES TO EXERCISE APPRAISAL RIGHTS SHOULD CAREFULLY REVIEW THE MBCL AND IS ADVISED TO CONSULT HIS, HER OR ITS LEGAL ADVISOR BEFORE EXERCISING OR ATTEMPTING TO EXERCISE SUCH RIGHTS.

                                   THE MERGER

    This section of the Joint Proxy Statement/Prospectus describes certain aspects of the Merger. To the extent that it relates to the Merger Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. All shareholders of T&B and stockholders of Augat are urged to read the Merger Agreement in its entirety.

GENERAL

    The Merger Agreement provides for a business combination between T&B and Augat in which, subject to the satisfaction of the conditions therein, Merger Sub will be merged with and into Augat and the holders of Augat Common Stock (other than Excluded Augat Common Stock) will be issued T&B Common Stock in a transaction intended to qualify as a "pooling of interests" for accounting purposes and as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes. In the Merger, each outstanding share of Augat Common Stock (other than Excluded Augat Common Stock) will be converted into the right to receive, and become exchangeable for, a fraction of a share of T&B Common Stock equal to the Exchange Ratio and the right, if any, to receive a cash payment in lieu of any fractional share. The Exchange Ratio may be adjusted in the event that the Average Closing Price is less than $37.50 or more than $41.50, as described herein under "--The Exchange Ratio" and "--Terms of the Merger." Dissenting Stockholders who do not have a bill dismissed against them or who do not withdraw their demand to be paid the fair value of their shares of Augat Common Stock will have the rights specified in Sections 85 through 98, inclusive, of the MBCL. See "Dissenters' Rights of Appraisal," "The Merger-- Appraisal Rights" and Appendix D to this Joint Proxy Statement/Prospectus. Each outstanding share of T&B Common Stock will remain outstanding and be unaffected by the Merger. As a result of the Merger, holders of Augat Common Stock immediately prior to the Merger will own approximately 26.6% of the outstanding T&B Common Stock after the Merger (based on the number of shares of T&B Common Stock and Augat Common Stock outstanding as of October 31, 1996 and assuming the Exchange Ratio is equal to 0.68). If the Average Closing Price (i) is equal to or greater than $37.50, but less than or equal to $41.50, the Exchange Ratio will be fixed at 0.68, and stockholders of Augat will receive 0.68 of a share of T&B Common Stock for each share of Augat Common Stock; (ii) is less than $37.50, the Exchange Ratio will be greater than 0.68 and stockholders of Augat will receive more than 0.68 of a share of T&B Common Stock for each share of Augat Common Stock, as specified above; or (iii) is greater than $41.50, the Exchange Ratio will be less than 0.68 and stockholders of Augat will receive less than
0.68 of a share of T&B Common Stock for each share of Augat Common Stock, as specified above. See "The Merger--The Exchange Ratio."

    If the Average Closing Price is less than $32.00, pursuant to the Merger Agreement, T&B has the right to terminate the Merger Agreement and abandon the Merger. See "The Merger--Termination." In lieu of terminating the Merger Agreement and abandoning the Merger, T&B could waive such termination right and proceed with the Merger pursuant to the terms and conditions of the Merger Agreement, or T&B could attempt to renegotiate the terms and conditions of the Merger Agreement with Augat. T&B has not yet determined its course of action in the event that the Average Closing Price is less than $32.00. T&B will make that determination when and if such occasion arises based on the facts and circumstances existing at such time.

THE EXCHANGE RATIO

    The chart below sets forth a range of possible Average Closing Prices and the corresponding Exchange Ratios. The Average Closing Prices set forth below are for illustrative purposes and are not intended to be an exhaustive list of possible Average Closing Prices.

                    AVERAGE CLOSING PRICE AND EXCHANGE RATIO

                                  AVERAGE CLOSING PRICE  EXCHANGE RATIO
                                  ---------------------  ---------------
                                        $   32.00              0.7969
                                            32.50              0.7846
                                            33.00              0.7727
                                            33.50              0.7612
                                            34.00              0.7500
                                            34.50              0.7391
                                            35.00              0.7286
                                            35.50              0.7183
                                            36.00              0.7083
                                            36.50              0.6986
                                            37.00              0.6892
------------------------------------------------------------------------
Fixed Exchange Ratio                        37.50              0.6800
                                            38.00              0.6800
                                            38.50              0.6800
                                            39.00              0.6800
                                            39.50              0.6800
                                            40.00              0.6800
                                            40.50              0.6800
                                            41.00              0.6800
                                            41.50              0.6800
------------------------------------------------------------------------
                                            42.00              0.6719
                                            42.50              0.6640
                                            43.00              0.6563
                                            43.50              0.6487
                                            44.00              0.6414
                                            44.50              0.6342
                                            45.00              0.6271
                                            45.50              0.6202

BACKGROUND OF THE MERGER

    Beginning in the latter half of 1995, T&B began to consider opportunities to strengthen the Electronic/OEM Components ("Electronics") segment of its business through strategic business combinations or alliances. In connection with this effort, T&B and Morgan Stanley commenced a preliminary analysis in late 1995 of several electronics-related strategic opportunities, including the acquisition of Augat.

    In December of 1995, T. Kevin Dunnigan, Chairman and Chief Executive Officer of T&B, telephoned William R. Fenoglio, then President and Chief Executive Officer of Augat, to suggest a meeting. On January 3, 1996 Messrs. Dunnigan and Fenoglio met and discussed various matters, including a possible alliance between the two companies. Mr. Fenoglio subsequently sent a letter to Mr. Dunnigan, dated

January 30, 1996, indicating that Augat was engaged in executing a previously announced restructuring program, and did not wish to continue discussions at that time.

    During the first half of 1996, T&B management discussed with the T&B Board at a strategic planning session in March and at a T&B Board meeting in June the logic for increasing its presence in the Electronics segment of its business, and received T&B Board approval to pursue the strategy of expanding that segment by means of an acquisition or business combination.

    On June 27, 1996, T&B and Morgan Stanley met and reviewed the strategic rationale for a business combination with Augat. Subsequently, Clyde R. Moore, President and Chief Operating Officer of T&B, called Mr. Fenoglio and again expressed an interest in discussing an alliance between T&B and Augat.

    On July 17, 1996, Augat announced the resignation of Mr. Fenoglio as President and Chief Executive Officer and the appointments of John N. Lemasters as Chairman and Chief Executive Officer and Marcel P. Joseph as President and Chief Operating Officer. Shortly thereafter, Mr. Moore telephoned Mr. Lemasters to request a meeting, which took place in Memphis on July 24, 1996, among Messrs. Lemasters, Dunnigan and Moore. During that meeting Messrs. Dunnigan and Moore explained T&B's strategy of expanding its Electronics segment and inquired as to whether Augat might be interested in discussing a business combination or other transaction with T&B. Mr. Lemasters indicated he would respond in August.

    At a telephonic meeting of the Augat Board on August 22, 1996, Mr. Lemasters discussed strategic alternatives with Augat's directors and sought advice on a future strategy. The Augat Board authorized him to hold discussions regarding a possible business combination with T&B.

    On August 26, 1996, Mr. Lemasters called Mr. Dunnigan and indicated that he was prepared to meet with Messrs. Dunnigan and Moore. On August 30, 1996, Messrs. Dunnigan, Moore, Lemasters and F. Gordon Bitter, Augat's Chief Financial Officer, met. At this meeting, Mr. Dunnigan indicated that he would be willing to present a proposal to Augat within a specified time period, subject to receiving certain financial and other information relating to Augat's latest financial projections and an opportunity to discuss that information with Augat's management.

    On September 4, 1996, at a regularly scheduled T&B Board meeting, Mr. Dunnigan briefed the T&B Board on the status of the Augat discussions, presented a framework for a transaction, and received approval from the T&B Board to pursue a transaction.

    On September 6, 1996, the Augat Board met to discuss the alternative strategies available to Augat. At this meeting the Augat Board authorized the engagement of Merrill Lynch as its financial advisor in connection with such strategic alternatives.

    In mid-September Augat commenced its due diligence review of T&B and conducted a telephonic question-and-answer session with members of T&B's senior management.

    Representatives of T&B and its co-financial advisors, Morgan Stanley and Donaldson, Lufkin & Jenrette ("DLJ"), met with representatives of Augat and its financial advisor, Merrill Lynch, along with T&B's and Augat's respective legal advisors in Boston on September 11, 1996 to discuss the framework for T&B's review of Augat and the timetable for the completion of that review. Each of Augat and T&B made a brief presentation reviewing its respective businesses. On this date, T&B and Augat entered into a confidentiality agreement, pursuant to which information was provided to T&B.

    During the period commencing on September 16 and concluding September 29, 1996, various members of T&B's management, including Mr. Moore and Fred R. Jones, T&B's Chief Financial Officer, and various members of Augat's management held discussions. In addition, Augat provided access to a number of its facilities for inspection by T&B management and made available to T&B various documents concerning legal, environmental, employee and other matters.

    On September 24, 1996, Messrs. Dunnigan, Moore and Jones met with Messrs. Lemasters, Joseph and Bitter to discuss certain of the preliminary terms (including the concept of a stock-for-stock exchange) of a possible transaction which T&B would be prepared to discuss, the benefits of such a transaction, and whether such a transaction warranted further review. On September 30, the group met again, together with their respective financial advisors, and Mr. Dunnigan presented a term sheet outlining a transaction, the terms of which were subsequently modified pursuant to negotiations between T&B and Morgan Stanley on the one hand, and Augat and Merrill Lynch on the other, held between October 1 and October 3, 1996.

    On October 1, 1996, Augat received an unsolicited letter from a third party expressing interest in a possible combination with Augat. Such proposal contemplated a purchase price payable either in cash in the range of $26-28 per share of Augat Common Stock in a taxable transaction or in such third party's common stock in the range of $22-24 per share of Augat Common Stock in a tax-free transaction. Mr. Lemasters indicated to such third party that the Augat Board would consider such third party's indication of interest at its meeting on October 4, 1996.

    On October 3, 1996, Mr. Lemasters called Mr. Dunnigan to indicate he was prepared to present the proposed transaction, as negotiated, to Augat's Board for its consideration at a special board meeting to be held on October 4, 1996. At the October 4, 1996 meeting, the Augat Board reviewed the proposed transaction. The Augat Board also considered the letter previously received from a third party and determined that the T&B proposal was in the best interests of the Augat stockholders and superior to such third party's proposal, considering, among other factors, the financing, due diligence and other contingencies and uncertainties of such third party's proposal as well as the taxable aspect of such third party's cash proposal and the lower stock value of such third party's stock proposal. The Augat Board approved Augat's management's continued negotiations with T&B and further due diligence relating to T&B.

    The T&B Board met on October 4, 1996 to review the proposed transaction. At that meeting, the T&B Board received an update on business due diligence and reviewed the proposed terms of the transaction. Morgan Stanley presented additional information and delivered its oral opinion that the Exchange Ratio was fair to T&B from a financial point of view. Morgan Stanley subsequently confirmed its oral opinion by delivery of its written opinions dated as of October 7, 1996 and the date of this Joint Proxy Statement/Prospectus. The T&B Board approved the terms of the Merger Agreement, subject to satisfactory negotiation within parameters discussed and agreed upon by the T&B Board.

    Representatives of T&B and Augat completed negotiations within the parameters approved by the T&B Board, subject only to the completion of satisfactory due diligence of T&B by Augat and the final approval of the transaction by the Augat Board. On October 5 and 6, 1996, Augat completed its due diligence review of T&B.

    The Augat Board met again on the evening of October 6, 1996 and approved the Merger Agreement and the transactions contemplated thereby. At the meeting, the Augat Board received an update on due diligence issues and reviewed the proposed terms of the transaction. Merrill Lynch presented additional information and delivered its oral opinion, which it subsequently confirmed in writing on October 7, 1996 and as of the date hereof, to the effect that, as of such dates, and based upon assumptions made, matters considered and limits of review as set forth therein, the Exchange Ratio is fair to the holders of Augat Common Stock, other than T&B and its affiliates, from a financial point of view. Following such meeting T&B, Merger Sub, and Augat executed the Merger Agreement on October 7, 1996.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    T&B

    The T&B Board has unanimously determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the issuance of shares of T&B Common Stock pursuant to the Merger Agreement, are fair to and in the best interests of T&B and its shareholders and has approved the Merger Agreement and the transactions contemplated thereby, including the issuance of shares of T&B Common Stock pursuant to the Merger Agreement. Accordingly, the T&B Board unanimously recommends that the shareholders of T&B vote FOR approval of the Merger Agreement and approval of the transactions contemplated thereby, including the issuance of T&B Common Stock pursuant to the Merger Agreement. In reaching its determination, the T&B Board consulted with T&B's management, as well as its financial advisors and legal counsel, and considered a number of reasons and factors, including the following:

    (i) The Merger will substantially broaden T&B's product mix in the Electronic/OEM Components segment of its business, providing T&B with better access to top original equipment manufacturer customers and gaining T&B access to high growth markets not currently served;

    (ii) The Merger will increase T&B's presence in international markets;

    (iii) The combined company should be able to achieve significant cost savings through consolidation of administrative and marketing staffs, rationalization of operations and certain insourcing opportunities. These savings will enable the combined company to compete more effectively in the domestic and international Electronic Components markets;

    (iv) The combined company will have a substantially stronger balance sheet and substantially larger cash flows than T&B currently has, which will give the combined company greater financial flexibility to make investments in new capacity and/or new regions;

    (v) The presentation of Morgan Stanley delivered to the T&B Board, including the oral opinion of Morgan Stanley rendered on October 4, 1996, (confirmed in writing on October 7, 1996) that the Exchange Ratio is fair to T&B from a financial point of view;

    (vi) The Exchange Ratio and the historical market prices and trading information with respect to the T&B Common Stock and Augat Common Stock; and

    (vii) The terms and conditions of the Merger Agreement, which were viewed as providing an equitable basis for the Merger from the standpoint of T&B.

The foregoing discussion of the information and factors considered and given weight by the T&B Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the T&B Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the T&B Board may have given different weights to different factors.

THE T&B BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF T&B COMMON STOCK VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE ISSUANCE OF SHARES OF T&B COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

    AUGAT

    The Augat Board has unanimously determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interest of, Augat and its stockholders and has approved the Merger Agreement and the transactions contemplated thereby. Accordingly, the Augat Board unanimously recommends that the stockholders of Augat vote in favor of approval of the Merger Agreement and approval of the transactions contemplated thereby. In reaching its determination, the Augat Board gave significant consideration to a number of factors, including, without limitation, the factors referred to below and the opinion of Merrill Lynch to the effect that as of October 7, 1996, and based upon assumptions made, matters considered and limits of review as set forth therein, the Exchange Ratio is fair to the holders of Augat Common Stock, other than T&B and its affiliates, from a financial point of view. The Augat Board also considered the oral and written presentations made to it by Merrill Lynch. See "--Opinions of Financial Advisors--Augat." A copy of Merrill Lynch's written opinion to the Augat Board, dated as of the date of this Joint Proxy Statement/Prospectus, is attached as Appendix C to this Joint Proxy Statement/Prospectus.

    In arriving at its unanimous decision to approve the Merger Agreement and the transactions contemplated thereby, the Augat Board considered a number of factors, including:

    (i) The Merger will result in a combined company with a substantially broader product mix in the Electronics/OEM Components segment with better access to top OEM customers and strengthened access to other distribution channels;

    (ii) The ability of the combined company to realize cost savings through economies of scale and operational synergies in engineering and design, materials procurement, manufacturing and marketing of products;

   (iii) The competitive challenges facing the company on a stand-alone basis;

    (iv) The period of time required to find and integrate a new chief executive officer into the Augat organization as well as the new strategic direction and demonstrated success offered by the management of T&B;

    (v) The opportunity of the combined company to provide existing and potential customers with a broader range of integrated products and services;

    (vi) The opportunity to form a company with a more significant international presence and access to more substantial financial resources;

   (vii) The terms and conditions of the Merger Agreement, which were viewed as providing an equitable basis for the Merger from the standpoint of Augat; and

  (viii) The presentation of Merrill Lynch delivered to the Augat Board, including the oral opinion of Merrill Lynch rendered on October 6, 1996 (confirmed in writing on October 7, 1996) that the Exchange Ratio is fair to the holders of Augat Common Stock, other than T&B and its affiliates, from a financial point of view.

The foregoing discussion of the information and factors considered and given weight by the Augat Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Augat Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Augat Board may have given different weights to different factors.

    THE AUGAT BOARD UNANIMOUSLY RECOMMENDS THAT AUGAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY.

OPINIONS OF FINANCIAL ADVISORS

  T&B

    In August 1996, T&B retained Morgan Stanley to act as its co-financial advisor (along with DLJ) in connection with the potential acquisition of Augat.

    At the October 4, 1996 meeting of the T&B Board, Morgan Stanley rendered to the T&B Board an oral opinion that, as of such date and based upon and subject to the various considerations set forth in its opinion, the Exchange Ratio was fair from a financial point of view to T&B. Morgan Stanley subsequently confirmed its oral opinion by delivery to the T&B Board of its written opinions dated as of October 7, 1996 and the date of this Joint Proxy Statement/Prospectus.

    The full text of the written opinion of Morgan Stanley dated the date of this Joint Proxy Statement/ Prospectus, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the scope of review by Morgan Stanley in rendering its opinion, is attached as Appendix B to this Joint Proxy Statement/Prospectus. Morgan Stanley's opinion is directed to the T&B Board and the fairness of the Exchange Ratio to T&B from a financial point of view to T&B and it does not address any other aspect of the Merger nor does it constitute a recommendation as to how the shareholders of T&B should vote at the T&B Special Meeting. The summary of the opinion of Morgan Stanley set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. HOLDERS OF T&B COMMON STOCK ARE URGED TO, AND SHOULD, READ MORGAN STANLEY'S OPINION CAREFULLY AND IN ITS ENTIRETY.

    In rendering its opinion, Morgan Stanley, among other things: (i) analyzed certain publicly available financial statements and other information of Augat and T&B, respectively; (ii) analyzed certain internal financial statements and other financial and operating data concerning Augat prepared by the management of Augat; (iii) analyzed certain financial projections for Augat prepared by the managements of Augat and T&B, respectively; (iv) discussed the past and current operations and financial condition and the prospects of Augat with senior executives of Augat; (v) discussed the past and current operations and financial condition and the prospects of T&B with senior executives of T&B, and analyzed the pro forma impact of the Merger on T&B's earnings per share and consolidated capitalization; (vi) reviewed the reported prices and trading activity for Augat Common Stock and T&B Common Stock; (vii) compared the financial performance of Augat and T&B and the prices and trading activity of Augat Common Stock and T&B Common Stock with that of certain other comparable publicly-traded companies and their securities; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (ix) discussed with senior executives of Augat and T&B their views of the strategic rationale for the Merger and their estimates of the cost savings and other benefits of the Merger to T&B; (x) participated in discussions and negotiations among representatives of Augat and T&B and their financial and legal advisors; (xi) reviewed the Merger Agreement and certain related documents; (xii) reviewed this Joint Proxy Statement/Prospectus and; (xiii) performed such other analyses and considered such other factors as Morgan Stanley, in its sole judgment, has deemed appropriate.

    In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for purposes of its opinion. With respect to the financial projections referred to above, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Augat and T&B. Morgan Stanley relied upon, with T&B's consent, the assumptions of management of T&B regarding cost savings and other benefits that will result from the Merger. Morgan Stanley assumed that the Merger will be treated as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles. Morgan Stanley also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Augat or T&B, nor was it furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, October 7, 1996 and the date of this Joint Proxy Statement/Prospectus.

    The following is a brief summary of certain analyses performed by Morgan Stanley in connection with the rendering of its October 4, 1996 oral opinion. Morgan Stanley utilized substantially the same analysis in rendering its written opinions dated as of October 7, 1996 and the date of this Joint Proxy Statement/
Prospectus:

    T&B COMMON STOCK PERFORMANCE. Morgan Stanley's analysis of the T&B Common Stock performance consisted of an historical analysis of closing prices and trading volumes from January 1, 1995 to October 3, 1996. During this period, based on closing prices on the NYSE, the T&B Common Stock achieved a high of $41.50 per share and a low of $31.25 per share. The T&B Common Stock closed at a price of $39.875 per share on October 3, 1996.

    AUGAT COMMON STOCK PERFORMANCE. Morgan Stanley's analysis of the Augat Common Stock performance consisted of an historical analysis of closing prices and trading volumes from December 30, 1993 to October 3, 1996. During this period, based on closing prices on the NYSE, Augat Common Stock achieved a high of $24.50 and a low of $14.50 per share. Augat Common Stock closed at a price of $20.625 per share on October 3, 1996.

    COMPARABLE COMPANY ANALYSIS. Comparable company analysis examines a company's trading performance relative to a group of publicly traded peers. Morgan Stanley performed a comparable public company trading analysis pursuant to which it compared certain publicly available financial and operating data, projections of future financial performance and market statistics (based upon closing stock prices on October 3, 1996) of Amphenol Corporation, AMP, Inc., Berg Electronics Corporation, Cooper Industries, Inc., Hubbell, Inc. and Molex, Inc. (collectively, the "Selected Comparable Companies"). Historical financial information used in connection with the ratios provided below with respect to the Selected Comparable Companies was as of the date of the most recent financial statements publicly available for each company. Morgan Stanley compared (i) the closing stock prices as a multiple of estimated 1996 and 1997 earnings per share ("EPS") and (ii) the aggregate value (consisting of market capitalization plus total debt less cash and marketable securities) as a multiple of estimated 1996 earnings before interest, taxes, depreciation and amortization ("EBITDA") (provided by Smith Barney research, Value Line, Morgan Stanley research and management of T&B) and earnings before interest and taxes ("EBIT") (provided by Smith Barney research, Value Line, Morgan Stanley research and management of T&B). EPS estimates for the Selected Comparable Companies were estimates provided by Institutional Brokers Estimates System ("IBES").

    For the Selected Comparable Companies, such analysis indicated: (i) median price to estimated 1996 EPS multiple of 18.0x, (ii) median price to estimated 1997 EPS multiple of 15.1x, (iii) median aggregate value to estimated 1996 EBITDA multiple of 7.4x and (iv) median aggregate value to estimated 1996 EBIT multiple of 10.5x. Using the financial information and forecasts provided by management of Augat and T&B, Morgan Stanley derived an implied equity value range per share of Augat Common Stock upon application of the financial multiples from the Selected Comparable Companies. This analysis indicated that the implied equity value of Augat ranged from $22.50 to $26.50 per fully diluted share of Augat Common Stock.

    No company utilized as a comparison in the comparable companies analysis is identical to Augat. In evaluating the Selected Comparable Companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Augat, such as the impact of competition on Augat and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Augat or the industry or in the financial markets in general.

    COMPARABLE TRANSACTION ANALYSIS. Using publicly available information, Morgan Stanley performed an analysis of selected transactions (collectively, the "Augat Comparable Transactions") from 1985 to 1996 and for each transaction calculated the aggregate value as a multiple of last twelve months' revenues, EBITDA and EBIT. Such analysis indicated that the aggregate value as a multiple of last twelve months' revenues, EBITDA and EBIT, respectively, ranged from (i) 1.0x to 1.5x, (ii) 7.0x to 10.0x and (iii) 10.0x to 12.0x. Using the financial information and forecasts provided by management of Augat and T&B, Morgan Stanley derived an implied equity value range for Augat upon application of the financial multiples from the Augat Comparable Transactions. This analysis indicated that the implied equity value of Augat ranged from $24.50 to $30.50 per fully diluted share.

    No transaction utilized as a comparison in the comparable transaction is identical to the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Augat, such as the impact of competition on Augat and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Augat or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

    DISCOUNTED CASH FLOW ANALYSIS. Morgan Stanley conducted a discounted cash flow analysis of Augat for the fiscal years ended 1997 through 2006 to estimate the present value of the stand-alone unlevered free cash flows that Augat is expected to generate if Augat performs in accordance with scenarios based upon certain financial forecasts. The discounted cash flow analysis for Augat was based upon certain discussions with management of Augat and T&B as well as upon certain financial forecasts prepared by management of Augat and T&B. Unlevered free cash flows of Augat were calculated as net income plus depreciation and amortization plus deferred tax plus minority interest plus other noncash expenses plus after-tax net interest expense less investment working capital less capital expenditures less other noncash income. Morgan Stanley calculated terminal values for Augat by applying a range of perpetual growth rates ("Terminal Perpetual Growth Rate Methodology") to the free cash flow in fiscal year 2006 of 1.0% to 3.0% representing estimated long-term growth rates of free cash flow. The unlevered free cash flow streams and terminal values were then discounted to the present using a range of discount rates from 11.0% to 13.0%. The discount rate ranges were selected based upon a weighted average cost of capital analysis of Augat. Using the financial information and forecasts provided by management of Augat and T&B, Morgan Stanley derived an implied equity value range for Augat. This analysis, which does not consider any benefits derived from combining Augat and T&B, indicated that the implied equity value of Augat ranged from $21.35 to $23.72 per fully diluted share. Morgan Stanley also derived an implied equity value range for Augat based on identical financial forecasts and including estimated synergies ("Synergies Case") prepared by the management of T&B. The Terminal Perpetual Growth Rate Methodology and discount rates were held constant in the Synergies Case. The Synergies Case indicated that the implied equity value of Augat ranged from $27.28 to $30.30 per fully diluted share.

    HISTORICAL MARKET PRICE RATIO ANALYSIS. Morgan Stanley analyzed the historical ratios between the market prices per share of Augat Common Stock and per share of T&B Common Stock ("Historical Exchange Ratios"). The Historical Exchange Ratios were analyzed from January 1, 1995 to October 3, 1996. During this period, the Historical Exchange Ratios ranged from 71.2% to 40.8%. On October 3, 1996, the ratio of the market prices for Augat Common Stock and T&B Common Stock was 51.7%.

    PRO FORMA ANALYSIS OF THE MERGER ON T&B. Morgan Stanley analyzed certain pro forma effects of the Merger based upon the Exchange Ratio, including the impact of the Merger on the EPS of T&B in fiscal years 1997 through 1999. Such analysis was based on earnings estimates and base synergies projections provided by the management of T&B for the fiscal years ended 1997 through 1999. Morgan Stanley observed that, if the Merger were treated as a pooling of interests for accounting purposes and if T&B-estimated synergies were realized, the issuance of the T&B Common Stock in the Merger would have an accretive effect on pro forma earnings per share to T&B of approximately 1.7% in fiscal year 1997 and 3.7% in fiscal year 1998.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at this opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portions of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Augat.

    In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the

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control of Augat or T&B. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness of the Exchange Ratio from a financial point of view to T&B and were provided to the T&B Board in connection with the delivery of the Morgan Stanley written opinion. The analyses do not purport to be appraisals or to reflect the prices at which Augat Common Stock might actually be sold. Because such estimates are inherently subject to uncertainty, none of Augat, T&B, Morgan Stanley or any other person assumes responsibility for their accuracy. In addition, as described above, the Morgan Stanley opinion and presentation to the T&B Board were among the many factors taken into consideration by the T&B Board in making its determination to approve the Merger.

    T&B retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and financial advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of its trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in securities of Augat or T&B. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to T&B and have received customary fees for the rendering of these services.

    FINANCIAL ADVISOR FEES. Pursuant to a letter agreement dated as of August 30, 1996, T&B, has agreed to pay Morgan Stanley (i) an advisory fee estimated to be between $150,000 and $250,000 in the event the Merger is not consummated,
(ii) an exposure fee of $1.0 million which is currently payable, and (iii) a total fee equal to $3.2 million (against which any previously paid fees would be credited) if the Merger is consummated. In addition to the foregoing compensation, T&B has agreed to reimburse Morgan Stanley for its expenses, including reasonable fees and expenses of its counsel, and to indemnify Morgan Stanley for liabilities and expenses arising out of the engagement and the transactions in connection therewith, including liabilities under federal securities laws.

  AUGAT

    On October 6, 1996, Merrill Lynch delivered its oral opinion, which it subsequently confirmed in writing on October 7, 1996 and on the date hereof (the opinion dated as of the date hereof, the "Merrill Lynch Opinion"), to the Augat Board to the effect that, as of such dates, and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the Exchange Ratio is fair to the holders of Augat Common Stock, other than T&B and its affiliates, from a financial point of view.

    A copy of the Merrill Lynch Opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Merrill Lynch, is attached as Appendix C to this Joint Proxy Statement/Prospectus. The Merrill Lynch Opinion is directed only to the fairness of the Exchange Ratio from a financial point of view and does not constitute a recommendation to any Augat stockholder as to how such stockholder should vote at the Augat Special Meeting. The summary of the Merrill Lynch Opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the Merrill Lynch opinion attached as Appendix C hereto.

    In arriving at the Merrill Lynch Opinion, Merrill Lynch (i) reviewed Augat's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1995 and Augat's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1996 and June 30, 1996; (ii) reviewed T&B's annual reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1995 and T&B's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1996 and June 30, 1996; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Augat and T&B furnished to Merrill Lynch by Augat and T&B, respectively, and reviewed certain projected synergies resulting from the Merger prepared by Augat's management (the "Synergies"); (iv) conducted discussions with members of senior management of Augat and T&B concerning their respective businesses and prospects; (v) reviewed the historical market prices and trading activity for Augat Common Stock and T&B Common Stock and compared them with that of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to Augat and T&B, respectively; (vi) compared the results of operations of Augat and T&B with that of certain companies which Merrill Lynch deemed to be reasonably similar to Augat and T&B, respectively; (vii) compared the proposed financial terms of the transactions contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (viii) reviewed the Merger Agreement; (ix) reviewed this Joint Proxy Statement/Prospectus; and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

    In preparing the Merrill Lynch Opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it by Augat and T&B, and did not independently verify such information or undertake an independent appraisal of the assets or liabilities of Augat or T&B. With respect to the financial forecasts furnished by Augat, including, without limitation, the projected Synergies, Merrill Lynch assumed that they were reasonably prepared and reflect the best currently available estimates and judgment of Augat's management as to the expected future financial performance of Augat and that such forecasts will be realized in the amount and at the times contemplated thereby. With respect to the financial forecasts furnished by T&B, Merrill Lynch assumed that they were reasonably prepared and reflect the best currently available estimates of T&B's management as to the expected future financial performance of T&B and that such forecasts will be realized in the amounts and at the times contemplated thereby. Merrill Lynch also assumed, with Augat's consent, that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that, for federal income tax purposes, the Merger will qualify as a reorganization under the provisions of
Section 368(a) of the Code. The Merrill Lynch Opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of the Merrill Lynch Opinion. The matters considered by Merrill Lynch in arriving at the Merrill Lynch Opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions, many of which are beyond Augat's or T&B's control. Merrill Lynch noted in the Merrill Lynch Opinion that on October 1, 1996 Augat received an unsolicited proposal from a third party concerning a possible acquisition of Augat. The proposal contemplated a purchase price payable in either cash in the range of $26-28 per share of Augat Common Stock or such third party's common stock having a market value in the range of $22-24 per share of Augat Common Stock, which transaction would be subject to a satisfactory due diligence investigation by the third party and a number of other conditions.

    The following is a summary of the material financial analyses presented by Merrill Lynch to the Augat Board at their meetings on October 4, 1996 and October 6, 1996, which analyses were considered by Merrill Lynch in arriving at its opinion, dated October 7, 1996. Merrill Lynch utilized substantially the same types of financial analyses in arriving at the Merrill Lynch Opinion.

    EXCHANGE RATIO/IMPLIED MULTIPLE ANALYSIS. Merrill Lynch analyzed the impact of fluctuations in the market price per share of T&B Common Stock on the exchange ratio in the Merger, the nominal value per share of Augat Common Stock and various transaction multiples. Using a price per share of T&B Common Stock of $39.75 (the closing price per share of T&B Common Stock on October 2, 1996) and applying an exchange ratio of 0.680, Merrill Lynch calculated (i) the nominal value per share of Augat

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
Common Stock to be $27.03 (which represented a premium of 34.3% to the $20.125 price per share of Augat Common Stock on such date), (ii) the implied offer value for Augat (defined to be the consideration per share multiplied by the fully diluted number of shares) to be $555.1 million based on approximately
19.967 million shares of Augat Common Stock outstanding, adjusted for approximately 1.474 million option shares at an average exercise price of $16.57, (iii) the implied transaction value for Augat (defined to be the implied offer value plus total debt and minority interests less cash, cash equivalents and other investments) to be $584.6 million, (iv) the implied transaction value for Augat as a multiple of Augat's (1) 1996 projected sales to be 0.98x and 1997 projected sales to be 0.95x, and (2) 1996 projected EBITDA to be 7.6x and 1997 projected EBITDA to be 6.6x, (v) the implied offer value for Augat as a multiple of Augat's 1996 projected net income to be 17.7x and 1997 projected net income to be 15.1x, and (vi) the percentage ownership of Augat stockholders of T&B Common Stock following the Merger to be 25.2%. Merrill Lynch performed the same analysis for a market price per share of T&B Common Stock ranging from $32.00 (the price at which T&B could terminate the Merger pursuant to the terms of the Merger Agreement) to $47.70. All of the financial projections for Augat used in the foregoing analysis were supplied by Augat's management.

    STOCK TRADING HISTORY. Merrill Lynch reviewed the performance of the per-share market price and trading volume of Augat Common Stock for the period from September 3, 1993 through September 30, 1996. The analysis indicated that for the latest year, the closing market price per share of Augat Common Stock ranged from $15.00 to $22.13 and that for the latest three years, the closing market price per share of Augat Common Stock ranged from $15.00 to $24.50.

    Merrill Lynch also reviewed the performance of the per-share market price and trading volume of T&B Common Stock for the period from September 3, 1993 to September 30, 1996. The analysis indicated that for the latest year, the intraday market price per share of T&B Common Stock ranged from $31.00 to $41.50 and that for the latest three years, the intraday market price per share of T&B Common Stock ranged from $28.50 to $41.50.

    ANALYSIS OF SELECTED PUBLICLY TRADED COMPARABLE COMPANIES. Merrill Lynch compared certain financial and operating information and projected financial performance for Augat with the following seven publicly traded companies that compete in its industry (the "Public Comparables"). The Public Comparables were:
AMP Incorporated, Amphenol Corporation, Berg Electronics Corp., Hubbell Incorporated, Methode Electronics, Inc., Molex Incorporated, and T&B. Earnings estimates for the Public Comparables were based on First Call data (except for AMP Incorporated and Methode Electronics, Inc. whose earnings were based on Merrill Lynch research), earnings estimates for Augat were based on management's projections, and, where applicable, earnings estimates were adjusted to reflect a calendar year end. First Call is an on-line data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on certain public companies. Merrill Lynch analyzed, among other things, the market price per share of common stock of each Public Comparable and Augat as of October 2, 1996 as a multiple of 1996 and 1997 projected earnings per share ("EPS") and market capitalization (defined to be the market value of the common stock plus total debt and minority interests less cash, cash equivalents and other investments) as a multiple of earnings before interest and taxes ("EBIT") and EBITDA for the latest twelve months ("LTM") reported results. Applying a range of multiples (which multiples were derived from Augat's historical and projected financial results and the Public Comparable information analyzed by Merrill Lynch) of 12.0x to 14.0x to Augat's 1996 projected EPS, 10.0x to 12.0x to Augat's 1997 projected EPS, 7.0x to 8.0x to Augat's LTM EBITDA and 11.0x to 12.0x to Augat's LTM EBIT, Merrill Lynch estimated the implied equity value of a share of Augat Common Stock to range between $18.00 and $22.00.

    SELECTED COMPARABLE ACQUISITIONS ANALYSIS. Merrill Lynch also reviewed certain publicly available information relating to the following nine business combination transactions: T&B's acquisition of

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
Amerace Corporation, Vishay Intertechnology, Inc.'s acquisition of Vitramon, Incorporated, Berg Electronics Corp.'s acquisition of the connector business of AT&T, Hicks, Muse, Tate & Furst Inc.'s acquisition of Berg Electronics Corp., Vishay Intertechnology, Inc.'s acquisition of Sprague Technologies Inc., Augat's acquisition of National Industries, Inc., Citicorp Venture Capital Ltd.'s acquisition of KEMET Electronics Corporation, Kyocera Corporation's acquisition of AVX Corp. and Eagle Industries, Inc.'s acquisition of Amerace Corporation (collectively, the "Comparable Acquisitions"). For each such transaction, Merrill Lynch reviewed the offer value of each such transaction as a multiple of LTM net income and cash flow of the target company and the transaction value of each such transaction as a multiple of LTM EBIT, EBITDA and sales of the target company. Applying a range of multiples (which multiples were derived from the Comparable Acquisitions information analyzed by Merrill Lynch) of 17.0x to 20.0x to Augat's LTM and projected 1996 net income, 8.0x to 10.0x to Augat's LTM and 1996 projected cash flow, 6.5x to 7.5x to Augat's LTM and 1996 projected EBITDA, 9.0x to 11.0x to Augat's LTM and 1996 projected EBIT, and 0.9x to 1.0x to Augat's LTM and 1996 projected sales, Merrill Lynch estimated the implied equity value per share of Augat Common Stock to range between $23.00 and $27.00.

    DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch performed a discounted cash flow analysis of Augat based upon estimates of projected financial performance prepared by Augat's management for the years 1996 to 2001. Utilizing these projections, Merrill Lynch calculated a range of present values for Augat based upon the discounted net present value of the sum of (i) the projected stream of after-tax unlevered free cash flows of Augat (defined as operating cash flow available after working capital, capital spending and tax requirements) to the year 2001 and (ii) the projected terminal value of Augat at such year based upon a range of multiples of Augat's projected EBITDA in such year. Merrill Lynch performed its analysis utilizing two different sets of projections, both of which were provided by Augat's management. The "Base Case" was based on Augat's long term business plan and the "Adjusted Case" was based on Augat's long term business plan adjusted for the hypothetical loss of Augat's automotive wiring cash flow in 2001. Applying discount rates ranging from 12.0% to 13.0% and multiples of terminal EBITDA ranging from 6.5x to 7.5x, Merrill Lynch estimated the equity value per share of Augat Common Stock to range between (i) $26.00 and $30.00 per share in the Base Case and (ii) $23.50 and $27.50 per share in the Adjusted Case.

    HISTORICAL EXCHANGE RATIO ANALYSIS. Merrill Lynch compared the historical ratio of the market price per share of Augat Common Stock to the market price per share of T&B Common Stock for the period from September 27, 1991 through October 1, 1996. Merrill Lynch calculated the mean historical ratio between such market prices for (i) the period from September 1995 to September 1996 to be 0.495, (ii) the period from September 1994 to September 1996 to be 0.539, (iii) the period from September 1993 to September 1996 to be 0.581 and (iv) the period from September 1991 to September 1996 to be 0.510.

    IMPLIED EXCHANGE RATIOS. Utilizing a discounted cash flow analysis, Merrill Lynch compared the implied equity values per share of Augat Common Stock to the implied equity values per share of T&B Common Stock. In connection with this analysis, Merrill Lynch calculated the implied equity value per share of Augat Common Stock based on the above described discounted cash flow analysis (e.g., the Base Case and the Adjusted Case) under the following three scenarios relating to the amount of Synergies attributable to Augat's valuation: (i) in the "No Synergy Case," Augat's value is calculated without credit for any of the Synergies; (ii) in the "50% Case," Augat is credited with 50% of the Synergies; and (iii) in the "100% Case", Augat is credited with 100% of the Synergies. All of the financial projections for Augat relating to the Base Case and the Adjusted Case (and the related assumptions as to realization of Synergies) were supplied by Augat's management. In addition, in connection with this analysis, Merrill Lynch performed a discounted cash flow analysis of T&B based upon estimates of projected financial performance for T&B prepared by T&B's management for the years 1996 to 1999 (and extrapolated by Merrill Lynch for the years 2000 to 2001) and utilizing discount rates ranging from 9.5% to 11.5% and terminal EBITDA multiples of 8.5x to 9.5x. Utilizing this methodology, Merrill Lynch calculated the range of implied exchange ratios (i) for the Base Case to be (a) 0.559 to 0.577 in the No Synergy Case, (b) 0.643 to 0.663 in the 50% Synergy Case, and (c) 0.728 to 0.749 in the 100% Synergy Case and (ii) for the

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
Adjusted Case to be (a) 0.500 to 0.517 in the No Synergy Case, (b) 0.585 to
0.603 in the 50% Synergy Case, and (c) 0.670 to 0.689 in the 100% Synergy Case.

    CONTRIBUTION ANALYSIS. Merrill Lynch analyzed and compared the respective contribution of revenues, EBITDA, EBIT and net income of Augat and T&B (based on their respective management forecasts) to the combined companies. This analysis did not take into account any synergies realizable following the Merger. This analysis indicated that Augat would contribute (i) 23.4% and 24.2%, respectively, to 1996 and 1997 projected EBITDA of the combined companies and
(ii) 24.1% and 24.3%, respectively, to 1996 and 1997 projected net income of the combined companies. Using a price per share of T&B Common Stock of $39.75 (the closing price of T&B Common Stock on October 2, 1996) and applying an exchange ratio of 0.680, Merrill Lynch calculated that existing stockholders of Augat would own approximately 25.2% of the combined companies.

    PRO FORMA ANALYSIS. Utilizing an exchange ratio of 0.680, projections of Augat's and T&B's management as to their respective projected financial performance, and estimates of Augat's management as to the timing and magnitude of synergies realizable from the transaction, Merrill Lynch reviewed certain pro forma effects resulting from the Merger, including the projected capitalization and interest coverage ratio of the combined companies and the accretion or dilution to Augat's and T&B's stand alone EPS for the years 1997 through 2001. Assuming that the combined companies realize 50% of the estimated Synergies for the Merger, Merrill Lynch calculated that the Merger would be accretive to T&B's stand-alone EPS in amounts ranging from 0.9% to 6.4% for the years 1997 through 2001. Further, Merrill Lynch's analysis indicated that the pro forma earnings of the combined companies attributable to one share of Augat Common Stock would be accretive to Augat's stand-alone EPS in amounts ranging from 7.5% to 17.6% for the years 1997 through 2001.

    ANALYSIS OF VALUE TO AUGAT STOCKHOLDERS. Merrill Lynch also analyzed the implied equity value of a share of Augat Common Stock on a stand-alone basis as compared to the implied equity value of 0.680 of a share of common stock of the combined companies. Assuming 50% of the Synergies are realized in the Merger and applying a multiple of (i) 13.0x to Augat management's EPS projections, Merrill Lynch estimated the implied equity value per share of Augat Common Stock on a stand-alone basis for the years 1996 through 1999 to range between $20.28 and $30.56 and (ii) 16.0x to Augat management's EPS projections for the combined companies on a pro forma basis, Merrill Lynch estimated the implied equity value per 0.680 of a share of common stock of the combined companies to range between $26.87 and $41.56. Merrill Lynch did not address in its opinion the price at which a share of T&B Common Stock will actually trade subsequent to the consummation of the Merger.

    The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch. The preparation of a fairness opinion is a complex process not necessarily susceptible to partial or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying its analyses set forth in the Merrill Lynch Opinion. Any estimates incorporated in the analyses performed by Merrill Lynch and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates or those suggested by such analysis. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future. No company in the Public Comparables is identical to Augat. Accordingly, an analysis of publicly traded comparable companies is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

    The Augat Board selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial expertise in transactions similar to the

Merger and because it is familiar with Augat and its business. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. Merrill Lynch has provided, in the past, various financial advisory and/or financial services to Augat, T&B and to the third party acquiror referenced above that made an unsolicited proposal to acquire Augat and has received fees for the rendering of such services. In the ordinary course of Merrill Lynch's business, Merrill Lynch may actively trade the securities of Augat, T&B and such third party acquiror for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

    With respect to Merrill Lynch's services as financial advisor in connection with the Merger, Augat (i) paid Merrill Lynch a retainer of $100,000, (ii) paid Merrill Lynch a fee, upon execution of the Merger Agreement, of $1,000,000 and
(iii) has agreed to pay Merrill Lynch a fee, upon consummation of the Merger, of .75% of the aggregate fair market value of any securities issued and any other consideration (cash or non-cash) paid to Augat or its stockholders in connection with the Merger (approximately $4.1 million, assuming a value of $27.03 for 0.680 of a share of T&B Common Stock) against which the fees set forth in clauses (i) and (ii) of this sentence will be credited. Pursuant to the terms of an engagement letter dated September 18, 1996, Augat has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including all reasonable fees and disbursements of its legal counsel, and to indemnify Merrill Lynch and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement.

    STOCKHOLDERS OF AUGAT SHOULD READ THE OPINION OF MERRILL LYNCH CAREFULLY AND IN ITS ENTIRETY.

DLJ ENGAGEMENT LETTER

    Pursuant to a letter agreement dated September 24, 1996 (the "DLJ Engagement Letter"), T&B engaged DLJ to act as its co-financial advisor (along with Morgan Stanley) in connection with the acquisition of Augat. Pursuant to the terms of the DLJ Engagement Letter, T&B has agreed to pay DLJ upon consummation of the Merger a transaction fee of $1,000,000. T&B has agreed to reimburse DLJ for its reasonable out-of-pocket expenses, including reasonable attorney's fees, and to indemnify DLJ against certain liabilities, including certain liabilities under the federal securities laws.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    Certain matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of T&B and Augat set forth under "-- Opinions of Financial Advisors." To that extent, T&B and Augat claim the protection of the disclosure liability safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that the following important factors, in addition to those discussed elsewhere herein and the documents incorporated by reference herein, could affect the future results of T&B and Augat and cause those results to differ materially from those expressed in such forward-looking statements: changes in customer demand for various products that could affect T&B's and Augat's overall product mixes, margins, plant utilization levels and asset valuations; economic slowdown in the United States or economic slowdowns in major offshore markets; effects of significant changes in monetary and fiscal policies in the United States and abroad which could result in currency fluctuations; inflationary pressures which could raise interest rates and the cost of funds to T&B and Augat; unforeseen difficulties in completing identified restructuring actions begun by T&B in 1994, including disposal of idle facilities, geographic shifts of production locations and integration of new distribution facilities; availability and pricing of commodities and materials needed for the production of products of T&B and Augat; increased downward pressure on selling prices for products of T&B and Augat; unforeseen difficulties arising from the integration of the businesses of T&B and Augat; failure to achieve synergistic results anticipated by combining T&B and Augat through

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
consolidation of administrative and marketing staffs, rationalization of manufacturing operations and certain insourcing opportunities; changes in financial results and consequently in equity income from equity investments; changes in environmental regulations and policies that could impact projections of remediation expenses; significant changes in governmental policies domestically and abroad that could create trade restrictions; patent enforcement issues; tax rate changes and changes in tax treatment of such items as tax credits, withholding taxes, transfer and other income and expense recognition; cancellation of contracts between Augat and large OEMs which have a contractual right to terminate either at their sole discretion or on a change of control of Augat; and the loss of key Augat personnel due to uncertainties relating to the consummation of the Merger.

TERMS OF THE MERGER

    At the Effective Time, T&B, Merger Sub and Augat will consummate the Merger in which Merger Sub will be merged with and into Augat and the separate corporate existence of Merger Sub will thereupon cease. Augat will be the Surviving Corporation in the Merger, will be a wholly-owned subsidiary of T&B and will continue to be governed by the laws of the Commonwealth of Massachusetts. The Merger Agreement provides that the Augat Articles as in effect immediately prior to the Effective Time will be amended as contemplated by the Merger Agreement, and such Articles of Organization, as so amended, will be the Articles of Organization of the Surviving Corporation. The Merger Agreement provides that the Augat By-laws in effect at the Effective Time will continue as the by-laws of the Surviving Corporation following the Merger.

    Pursuant to the Merger Agreement, at the Effective Time, each share of Augat Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Augat Common Stock) will be converted into the right to receive, and become exchangeable for, a fraction of a share of T&B Common Stock equal to the Exchange Ratio. In the event that the Average Closing Price is less than $37.50, the Exchange Ratio will be equal to $25.50 divided by the Average Closing Price, and in the event that the Average Closing Price is more than $41.50, the Exchange Ratio will be equal to $28.22 divided by the Average Closing Price.

    At the Effective Time all shares of Augat Common Stock will no longer be outstanding, will be cancelled and retired and will cease to exist, and each Augat Certificate formerly representing any of such Augat Common Stock (other than Excluded Augat Common Stock) will thereafter represent only the right to receive the number of shares of T&B Common Stock determined in accordance with the Exchange Ratio and the right, if any, to receive cash in lieu of fractional shares into which such shares of Augat Common Stock have been converted (as described below) and any distribution or dividend with a record date after the Effective Time, in each case without interest. Following the Effective Time, Augat Certificates held by Dissenting Stockholders will, unless such Dissenting Stockholder's demand for appraisal has been dismissed or withdrawn, represent only the right to payment of the fair value of the Augat Common Stock formerly represented by such stockholder's Augat Certificates under the provisions of the MBCL. See "Dissenters' Rights of Appraisal," "--Appraisal Rights" and Appendix D to this Joint Proxy Statement/Prospectus.

    If at any time during the period between the date of the Merger Agreement and the Effective Time there is a change in the number of shares of T&B Common Stock or securities convertible or exchangeable into or exercisable for shares of T&B Common Stock issued and outstanding as a result of a reclassification, stock split, stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer or other similar transactions, the Exchange Ratio will be equitably adjusted.

    No fractional shares of T&B Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of Augat Common Stock who would otherwise have been entitled to receive a fractional share of T&B Common Stock will be entitled to receive a cash payment in lieu thereof, in an amount equal to the fraction of a share to which such holder would otherwise have been entitled multiplied by the Average Closing Price.

EFFECTIVE TIME; CLOSING

    The Merger will become effective at the Effective Time. The Merger Agreement provides that the closing of the Merger (the "Closing") will take place on the first business day on which the last to be fulfilled or waived of the conditions set forth in the Merger Agreement is satisfied or waived in accordance with the Merger Agreement, or on such other date as T&B and Augat may agree. The date upon which the Closing will occur is herein called the "Closing Date."

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties of Augat, T&B and Merger Sub, certain of which are qualified as to materiality. Augat represents and warrants to T&B and Merger Sub regarding the following matters, among others: (i) corporate existence and the capitalization of it and its subsidiaries; (ii) corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement and to consummate the Merger;
(iii) that the Merger Agreement and the consummation of the Merger will not result in a violation of any contract or agreement to which it is a party, or violate any law, order, regulation, any governmental or non-governmental license or permit or the organizational documents of it or of its subsidiaries; (iv) consents, registrations, approvals, permits or authorizations required by any governmental or regulating authority, agency, commission or body or other governmental entity ("Governmental Entity"); (v) its financial statements; (vi) the conduct of its and its subsidiaries' businesses since December 31, 1995;
(vii) any pending or threatened civil, criminal or administrative actions, suits or proceedings and undisclosed liabilities; (viii) bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of Augat and its subsidiaries; (ix) compliance with laws; (x) environmental matters; (xi) tax matters; (xii) it having taken all necessary action with respect to all of the outstanding Augat Rights (as defined below under "Comparison of Certain Rights of Shareholders of T&B and Stockholders of Augat-- Rights Plans--Augat") so that neither a Stock Acquisition Date nor a Distribution Date (as each is defined in the Augat Rights Plan (as defined below under "Comparison of Certain Rights of Shareholders of T&B and Stockholders of Augat--Rights Plans--Augat")) will occur as a result of the Merger; (xiii) the absence of any action that would prevent T&B from accounting for the Merger as a "pooling of interests" or prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; (xiv) compliance with laws relating to employment and labor and the absence of any labor controversies; (xv) intellectual property rights; (xvi) the absence of product liability claims and recalls; (xvii) its accounts receivable and inventory; and (xviii) the absence of any liability to any undisclosed person for any brokerage fees, commissions or finders' fees.

    T&B and Merger Sub each represent and warrant to Augat regarding the following matters, among others: (i) corporate existence and the capitalization of T&B and its respective subsidiaries; (ii) corporate power and authority to execute, deliver and perform T&B's obligations under the Merger Agreement and to consummate the Merger; (iii) that the Merger Agreement and the consummation of the Merger will not result in a violation of the organizational documents of T&B or of its subsidiaries; (iv) consents, registrations, approvals, permits or authorizations required by any Governmental Entity; (v) T&B's financial statements; (vi) the conduct of its and its subsidiaries' businesses since December 31, 1995; (vii) the absence of any action that would prevent T&B from accounting for the Merger as a "pooling of interests" or prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; (viii) the absence of any liability to any undisclosed person for any brokerage fees, commissions or finders' fees; and (ix) environmental matters.

CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME; CERTAIN COVENANTS; ACQUISITION
  PROPOSALS

  OPERATIONAL COVENANTS

    AUGAT

    The Merger Agreement provides that, during the period from the date of the Merger Agreement until the Effective Time, except as otherwise contemplated by the Merger Agreement, or unless T&B otherwise approves in writing: (i) each of Augat and its subsidiaries will conduct its business in the ordinary and usual course and, to the extent consistent therewith, it and its subsidiaries will use all reasonable best efforts to preserve its business organization intact, to keep available the services of its integral officers, employees and consultants and maintain its existing relations, and goodwill with customers, suppliers, distributors, creditors and lessors; (ii) Augat will not (A) issue, sell, pledge, dispose of or encumber any capital stock owned by it and any of its subsidiaries; (B) amend the Augat Articles or Augat By-laws, or amend, modify or terminate the Augat Rights Plan; (C) split, combine or reclassify its outstanding shares of capital stock; (D) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock, other than its regular quarterly cash dividend of $0.04 per share of Augat Common Stock; or
(E) repurchase, redeem or otherwise acquire, except in connection with the Augat Stock Plans, or permit any of its subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock; (iii) Augat and its subsidiaries will not (A) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for options, warrants, calls, commitments or rights or any kind to acquire, any shares of its capital stock (other than shares of Augat Common Stock issuable pursuant to options or other rights outstanding on the date of the Merger Agreement under the Augat Stock Plans and except for shares of Augat Common Stock to be issued pursuant to Augat's 1993 Employee Stock Purchase Plan, as amended); (B) other than in the ordinary and usual course of business or in amounts less than $250,000 individually or $2,000,000 in the aggregate, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any property or assets, or incur or modify any material indebtedness or other liability; (C) other than in the ordinary and usual course of business, make any commitments for, make or authorize any capital expenditures, other than in amounts less than $250,000 individually and $2,000,000 in the aggregate; or
(D) by any means, make any acquisition of, or investment in, assets or stock;
(iv) Augat and its subsidiaries will not terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Augat Compensation and Benefit Plans or increase the salary or wage of any employees except increases occurring in the ordinary and usual course of business; (v) Augat and its subsidiaries will not settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims; (vi) Augat and its subsidiaries will not make any tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business; and (vii) Augat and its subsidiaries will not take any action or omit to take any action that would prevent the Merger from qualifying for "pooling of interests" accounting treatment or as a "reorganization" within the meaning of Section 368(a) of the Code.

    T&B

    The Merger Agreement also provides that, during the period from the date of the Merger Agreement until the Effective Time, except as otherwise contemplated by the Merger Agreement, or unless Augat otherwise approves in writing, each of T&B and its subsidiaries will: (i) conduct its business in the ordinary and usual course and, to the extent consistent therewith, use its respective reasonable best efforts to preserve its business organization intact, to keep available the services of its integral officers, employees and consultants and to maintain its relations and goodwill with customers, suppliers, distributors, creditors and lessors; and (ii) not (A) amend the T&B Charter or the T&B By-laws, or (B) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock, except that T&B may declare and pay dividends consistent with past practice.

  ACQUISITION PROPOSALS

    The Merger Agreement provides that neither Augat nor any of its subsidiaries nor any of its or its subsidiaries' respective officers and directors will, and it will use its best efforts to cause it and its subsidiaries' employees, agents and representatives not to, directly or indirectly (i) initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any Acquisition Proposal or (ii) have any discussion with or provide any confidential information or data to any person relating to an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Merger Agreement does not prohibit, however, Augat (A) from complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal, (B) engaging in any discussions or negotiations with or providing any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person or (C) recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders, if and only to the extent that, in such case referred to in clause (B) or (C), (x) the Augat Board concludes in good faith (after consultation with outside legal counsel) that such action is necessary for its directors to fulfill their fiduciary duties, and (y) in such case referred to in clause (C) the Augat Board concludes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably likely to be completed, and would, if consummated, result in a transaction more favorable to Augat's stockholders than the transaction contemplated by the Merger Agreement (any such more favorable Acquisition Proposal being a "Superior Proposal") and (z) prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, the Augat Board receives from such person an executed confidentiality agreement in terms substantially similar to those contained in the confidentiality agreement previously entered into between Augat and T&B in connection with their consideration of the Merger. The Merger Agreement provides that Augat will notify T&B promptly, but in no event more than 24 hours after any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, and thereafter will keep T&B informed, on a current basis, of the status of any such proposals or offers and the status of any such discussions or negotiations.

CERTAIN REGULATORY MATTERS

  HSR

    Under the HSR Act and the rules promulgated thereunder, certain transactions, including the Merger, may not be consummated unless certain waiting period requirements have been satisfied. T&B and Augat each filed a Notification and Report Form pursuant to the HSR Act with the DOJ and the FTC on October 15, 1996. Early termination of the waiting period was granted on November 5, 1996. At any time before or after the Effective Time, the FTC, the DOJ or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger, to rescind the Merger or to require divestiture of substantial assets of T&B or Augat. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

    In addition, the Merger Agreement requires that Augat and T&B each keep the other apprised of the status of matters relating to completion of the transactions contemplated by the Merger Agreement, including promptly furnishing the other with copies of notice or other communications received by T&B or Augat, as the case may be, from any third party and/or any Governmental Entity with respect to the Merger. Pursuant to the terms of the Merger Agreement, each of Augat and T&B shall give prompt notice to the other of any change that is reasonably likely to result in a material adverse effect on it.

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
EMPLOYEE BENEFITS

    Pursuant to the Merger Agreement, at the Effective Time each outstanding Augat Option under the Augat Stock Plans, whether vested or unvested, will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Augat Option, that number of shares of T&B Common Stock equal to the result (rounded down to the nearest whole number), of multiplying (w) the number of shares of Augat Common Stock subject to an Augat Option, as the holder of such Augat Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time by (x) the Exchange Ratio at a price per share (rounded up to the nearest whole cent) equal to (y) the exercise price per share of Augat Common Stock for the shares of Augat Common Stock otherwise purchasable pursuant to such Augat Option divided by (z) the Exchange Ratio. The Merger Agreement further provides that in the case of any Augat Option which is an incentive stock option under Section 422 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. At the Effective Time, T&B will assume the unexercised Augat Options in accordance with the terms of Augat Stock Plan under which it was issued and the stock option agreement by which it is evidenced. Approval of the Merger Agreement by the stockholders of Augat and the T&B shareholders will constitute approval of such assumption of the unexercised Augat Options, including options issued to directors and executive officers. See "Interests of Certain Persons in the Merger-- Employee Benefits."

    Pursuant to the Merger Agreement, T&B will file a registration statement on Form S-3 or Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the T&B Common Stock subject to the Augat Options, and will use its best efforts to maintain the effectiveness of such registration statement.

    Pursuant to the Merger Agreement, T&B will for a period of one year after the Effective Time provide the employees of Augat with benefits under employee benefit plans which in the aggregate are substantially comparable to those provided by T&B (as of the date of the Merger Agreement) to employees of T&B holding comparable positions. Employees of Augat will have the same rights as other employees of T&B to participate in T&B's stock option plans in accordance with the terms thereof but subject to certain appropriate transitional provisions which will be designed (i) to adjust to T&B's annual grant cycle and
(ii) to take into account grants made by Augat in the twelve months prior to the Effective Time. In addition, pursuant to the Merger Agreement, T&B has agreed to honor all employee benefit obligations and all employment and severance agreements entered into prior to the date of the Merger Agreement and identified to T&B by Augat.

INDEMNIFICATION AND INSURANCE

    Pursuant to the Merger Agreement, from and after the Effective Time, T&B will indemnify, defend and hold harmless each present and former director and officer of Augat against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, to the fullest extent that Augat would have been permitted under Massachusetts law and its articles of organization or by-laws in effect on the date of the Merger Agreement to indemnify such person. In addition, T&B is obligated to advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced agrees to reimburse T&B if it is ultimately determined that such person is not entitled to indemnification by T&B. The Surviving Corporation is obligated to maintain Augat's D&O Insurance in existence as of the date of the Merger Agreement for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of the last annual premium paid prior to the date of the Merger Agreement, subject to customary increases in accordance with industry practice (the "Current Premium"); PROVIDED, HOWEVER, if the existing D&O Insurance expires, is terminated or cancelled during such six-year period, the Surviving Corporation will use its reasonable efforts to obtain D&O Insurance for the remainder of such period for a premium not in excess of 1.50 times the Current Premium.

CONDITIONS

    The respective obligation of T&B, Merger Sub and Augat to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions: (a) the Merger Agreement has been duly approved by holders of Augat Common Stock, holders of T&B Common Stock and has been duly approved by the sole stockholder of Merger Sub, and the issuance of T&B Common Stock pursuant to the Merger has been duly approved by the holders of T&B Common Stock; (b) the shares of T&B Common Stock issuable to Augat stockholders pursuant to the Merger Agreement have been authorized for listing on the NYSE upon official notice of issuance; (c) the waiting period applicable to the consummation of the Merger under the HSR Act has expired or been terminated and all filings required to be made prior to the Effective Time and all consents, approvals, and authorizations required to be obtained prior to the Effective Time from any Governmental Entity (collectively, "Governmental Consents") in connection with the execution and delivery of the Merger Agreement and the transactions contemplated thereby have been made or obtained; (d) no court or Governmental Entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any statute, rule or regulation, judgment, decree or injunction that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by the Merger Agreement (collectively, an "Order"), and no Governmental Entity has instituted any proceeding or threatened to institute any proceeding seeking any such Order; (e) the Registration Statement, of which this Joint Proxy Statement/Prospectus is a part, has become effective under the Securities Act, and no stop order suspending such effectiveness will have been issued, and no proceedings for that purpose will have been initiated or be threatened by the SEC; and (f) T&B has received all state securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated by the Merger Agreement.

    In addition, the obligations of T&B and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by T&B at or prior to the Effective Time of the following conditions: (a) the representations and warranties of Augat set forth in the Merger Agreement are true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date, and T&B has received a certificate signed on behalf of Augat by an executive officer of Augat to such effect; (b) Augat has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, and T&B has received a certificate signed on behalf of Augat by an executive officer of Augat to such effect; (c) Augat has obtained the consent or approval of each person whose consent or approval will be required under any material contract to which Augat or any of its subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have a material adverse effect on Augat or is not reasonably likely to materially adversely affect the ability of Augat to consummate the transactions contemplated by the Merger Agreement; (d) T&B has received the opinion of Sullivan & Cromwell, special counsel to T&B, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of T&B, Merger Sub and Augat will be a party to that reorganization within the meaning of Section 368(b) of the Code; (e) the rights issued under the Augat Rights Agreement will have expired; (f) T&B will have received a letter from each person identified as an affiliate of Augat pursuant to the Merger Agreement to the effect specified in the Merger Agreement; and (g) T&B will have received from KPMG Peat Marwick LLP a customary "comfort" letter as well as a letter to the effect that the Merger will qualify for "pooling of interests" accounting treatment and will have received a copy of the "pooling of interests" letter to be delivered to Augat by Deloitte & Touche LLP.

    Further, the obligation of Augat to effect the Merger is also subject to the satisfaction or waiver by Augat at or prior to the Effective Time of the following conditions: (a) the representations and warranties of T&B and Merger Sub set forth in the Merger Agreement are true and correct in all material respects as the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date, and Augat has received a certificate signed on behalf of T&B and Merger Sub by an executive officer of T&B to such effect; (b) each of T&B and Merger Sub has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, and Augat has received a certificate signed on behalf of T&B and Merger Sub by an executive officer of T&B to such effect; (c) Augat has received the opinion of Hale and Dorr, counsel to Augat, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of T&B, Merger Sub and Augat will be a party to that reorganization within the meaning of
Section 368(b) of the Code; and (d) Augat will have received from Deloitte & Touche LLP a customary "comfort" letter as well as a letter to the effect that, with respect to matters relating to Augat, the merger will qualify for "pooling of interests" accounting treatment and will have received a copy of the "pooling of interests" letter to be delivered to T&B by KPMG Peat Marwick LLP.

MODIFICATION OR AMENDMENT; WAIVER OF CONDITIONS

    The Merger Agreement provides that, subject to the provisions of applicable law, at any time prior to the Effective Time, the parties to the Merger Agreement may modify or amend the Merger Agreement by written agreement executed and delivered by duly authorized officers of the respective parties. The Merger Agreement also provides that the conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of each such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

TERMINATION

    The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (a) whether before or after any requisite approval by the shareholders of T&B or the stockholders of Augat, by mutual written consent of T&B, Merger Sub and Augat, by action of the T&B Board, the Merger Sub Board and the Augat Board, or (b) by action of either the T&B Board or the Augat Board if (i) the Merger has not been consummated by March 31, 1997, unless the party seeking to terminate has materially breached its obligations under the Merger Agreement in any manner that proximately contributed to the Merger not being consummated by such date; (ii) the stockholders of Augat fail to approve the matters required to be approved by such stockholders at the Augat Special Meeting; (iii) the shareholders of T&B fail to approve the matters required to be approved by such shareholders at the T&B Special Meeting; or (iv) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and non-appealable.

    Further, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Augat Board if (i) Augat is not in material breach of any of the terms of the Merger Agreement, (ii) the Augat Board authorizes Augat to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Augat notifies T&B in writing that Augat intends to enter into such agreement and sets forth the material terms of the proposed transaction and (iii) Augat, prior to such termination pays to T&B any required termination fees (as described under "--Certain Termination Fees"). Augat has agreed that it will not enter into any such binding written agreement until twenty-four hours after providing the required notice to T&B. The Merger Agreement may also be terminated and the Merger abandoned at any time prior to the effective time by action of the Augat Board if the T&B Board has withdrawn or adversely modified its approval or recommendation of the Merger Agreement, or there has been a material breach by T&B or Merger Sub of any representation, warranty, covenant or agreement contained in the Merger Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Augat to T&B or Merger Sub.

    In addition, the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by action of the T&B Board if (i) the Augat Board has withdrawn or adversely modified its approval or recommendation of the Merger Agreement; (ii) there has been a material breach by Augat of any representation, warranty, covenant or agreement contained in the Merger Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by T&B to Augat; or (iii) if the Average Closing Price is below $32.00.

    In the event of termination of the Merger Agreement, the Merger Agreement (other than certain provisions of the Merger Agreement relating to expenses and confidentiality and other than as described below under "--Certain Termination Fees") will become void and of no effect with no liability on the part of any party thereto (or of any of their respective directors, offices, employees, agents, legal and financial advisors or other representatives); PROVIDED, HOWEVER, that no such termination shall relieve any party thereto from any liability for any breach of the Merger Agreement.

CERTAIN TERMINATION FEES

    The Merger Agreement provides that in the event that at a time when T&B is not in material breach of the Merger Agreement (i) an Acquisition Proposal is made to Augat or its stockholders or any person publicly announces an intention to make an Acquisition Proposal with respect to Augat and thereafter the Merger Agreement is terminated pursuant to either (A) the right of either party to terminate for the failure of Augat's stockholders to approve the matters required to be approved by such stockholders at the Augat Special Meeting or (B) the right of T&B to terminate because the Augat Board has withdrawn or adversely modified its approval or recommendation of the Merger Agreement and, within nine months following such termination, (x) Augat enters into an agreement with respect to an Acquisition Proposal with any person or entity other than T&B (such person being an "Other Acquiror") or (y) an Other Acquiror becomes the beneficial owner (as such term is defined in Rule 13d-3 of the Exchange Act) of a majority of the outstanding shares of capital stock entitled to vote in the election of directors of Augat (each such transaction set forth being an "Other Transaction"), in either case at a per-share price of Augat Common Stock of $25.50 (subject to equitable adjustment) or more; then Augat will within two business days after the occurrence of an Other Transaction pay T&B a termination fee of $15,000,000 (the "Termination Fee") and will promptly, but in no event later than two business days after being notified of such by T&B, pay all of the documented out-of-pocket charges and expenses, including those of the Exchange Agent, incurred by T&B or Merger Sub in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement (together, the "T&B Expenses") up to a maximum amount of $1,500,000. In addition, if the Merger Agreement is terminated by the Augat Board, pursuant to its right to terminate when Augat is not in material breach of the terms of the Merger Agreement, and the Augat Board authorizes Augat to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, then Augat will promptly, but in no event later than two business days after the date of such termination, pay T&B the Termination Fee and shall promptly, but in no event later than two business days after being notified of such by T&B, pay all of the T&B Expenses up to a maximum amount of $1,500,000.

EXPENSES

    Except as provided above under "--Certain Termination Fees," pursuant to the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring such cost or expense, except that expenses incurred in connection with the filing fee for the Registration Statement and printing and mailing this Joint Proxy Statement/Prospectus and the Registration Statement will be shared equally by T&B and Augat.

ACCOUNTING TREATMENT

    T&B and Augat believe that the Merger will qualify as a "pooling of interests" for accounting and financial reporting purposes, and have been so advised by KPMG Peat Marwick LLP and Deloitte & Touche LLP (Augat having been so advised with respect only to matters relating to Augat), their respective independent public accountants. Under this method of accounting, T&B's consolidated financial statements from the Effective Time will include the assets, liabilities and results of operations of Augat and all prior periods will be restated on a combined basis. It is anticipated that upon consummation of the Merger, the fiscal year of the combined company will end on the Sunday closest to December 31 each year.

    Consummation of the Merger is conditioned upon the receipt by T&B of a letter from KPMG Peat Marwick LLP, stating that the Merger, in its opinion, will qualify as a "pooling of interests" for accounting purposes. Consummation of the Merger is also conditioned upon receipt by Augat of a letter from Deloitte & Touche LLP to the effect that, with respect to matters relating only to Augat, the Merger will qualify for pooling of interests accounting treatment. See "-- Conditions" and "Unaudited Pro Forma Condensed Consolidated Financial Statements."

RESALE OF T&B CAPITAL STOCK

    The shares of T&B Common Stock issuable to stockholders of Augat in connection with the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of T&B or Augat as that term is defined in the rules under the Securities Act and Accounting Series Releases 130 and 135, as amended, of the SEC. "Affiliates" are generally defined as persons who control, are controlled by or are under common control with Augat at the time of the Augat Special Meeting. Shares of T&B Common Stock received by those stockholders of Augat who are deemed to be "affiliates" of Augat may be resold without registration as provided for by Rules 144 or 145, or as otherwise permitted, under the Securities Act. This Joint Proxy Statement/Prospectus does not cover any resales of T&B Common Stock received by affiliates of Augat, or by certain of their family members or related interests.

    Pursuant to the Merger Agreement, each of T&B and Augat will, prior to the Augat Special Meeting, deliver to the other a list of names and addresses of those persons whom such party believes to be, as of the time of the Augat Special Meeting, "affiliates" of such party within the meaning of Rule 145 under the Securities Act and for the purposes of applicable interpretations regarding the "pooling of interests" method of accounting. Each of T&B and Augat has agreed to exercise its best efforts to deliver or cause to be delivered to the other, prior to the date of the Augat Special Meeting, from each affiliate identified by T&B or Augat, as the case may be, a letter dated as of the date of the Augat Special Meeting in which such person will agree not to sell, pledge, transfer or otherwise dispose of the shares of T&B Common Stock to be received by such person in the Merger or otherwise owned by such person, except in compliance with the applicable provisions of the Securities Act and, if the Merger qualifies for "pooling of interests" accounting treatment, until such time as financial results covering at least 30 days of combined operations of T&B and Augat have been published.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendations of Augat's Board, stockholders should be aware that certain members of Augat's management and of the Augat Board have certain interests in the Merger that are in addition to the interests of stockholders generally and which may create potential conflicts of interest.

    EMPLOYEE BENEFITS

    As discussed under "-- Employee Benefits," Augat Options will be converted into options to acquire T&B Common Stock and employees of Augat who become employees of T&B will have certain rights to participate in the employee benefit plans of T&B.

    In addition, the stock option agreements previously entered into with officers and directors of Augat pursuant to the Augat 1989 Stock Plan, the Augat 1994 Stock Plan and the Augat 1996 Stock Plan, provide that all unexercised options will vest and be immediately exercisable upon the consummation of the Merger. As of December 11, 1996, options to purchase 444,077 shares of Augat Common Stock held by 15 officers and six directors with exercise prices ranging from $11.75 to $23.25 will vest pursuant to these plans. In addition, as described more fully below, 15 officers have entered into agreements with Augat (the "Change in Control Agreements") which provide under certain circumstances for the vesting of all options and the removal of restrictions on restricted stock in the event of a "Change of Control" (as defined in the Change in Control Agreements). As of December 11, 1996, options to purchase 92,436 shares of Augat Common Stock held by 13 officers with exercise prices ranging from $11.75 to $23.75 will vest pursuant to the Change in Control Agreements, under certain circumstances. After taking this vesting into consideration, the directors and executive officers of Augat will hold vested options for 731,100 shares of Augat Common Stock with exercise prices ranging from $9.375 to $23.75. The consummation of the Merger will cause the removal of restrictions on 60,500 shares of Augat Common Stock and the issuance of approximately 36,000 shares of Augat Common Stock pursuant to the Directors Deferred Compensation Plan.

    The Change in Control Agreements provide certain benefits upon the occurrence of a Change in Control. The Merger will constitute a Change in Control for purposes of the Change in Control Agreements. Each executive officer of Augat, other than Messrs. Lemasters and Joseph, whose employment is terminated after the occurrence of a Change in Control for a reason other than "Cause" (as defined in the Change in Control Agreements) or disability or who terminates employment for "Good Reason" (as defined in the Change in Control Agreements), during the thirty-six month period following the Change in Control, will receive severance benefits determined by multiplying (a) the number of full calendar months remaining after the date of termination of employment of the executive officer in the thirty-six month period that commenced with the date of the Change in Control, but not less than 12, by (b) the sum of (i) one-twelfth of the executive officer's base pay in effect upon the occurrence of the Change in Control or the date of termination of employment, whichever is larger, and
(ii) one-twelfth of the aggregate cash bonuses paid or awarded to the executive officer in respect of the fiscal year of Augat, out of the five fiscal years of Augat immediately preceding the date of termination, as to which the aggregate cash bonuses paid or awarded were the largest. In addition, all options vest and become fully exercisable and all restrictions on restricted stock lapse upon the occurrence of a Change in Control in the event of termination of employment by the Company without Cause or by the executive officer for Good Reason during the thirty-six month period following the Change in Control. Also, life, disability, accident and health insurance benefits will be continued for 12 months. No mitigation of amounts received will be required except that the benefit continuation is not required if such benefits are received from another employer. Messrs. Lemasters and Joseph have similar contracts, except that the amount received by each of them upon termination of employment after the occurrence of a Change in Control for reasons other than Cause or disability or by them for Good Reason will be $450,000. The severance payments are payable without regard to whether the deductibility of such payments is limited by
Section 280G of the Code or whether the payments would subject the executive officer to an excise tax under Section 4999 of the Code, except that severance benefits will be reduced if reduction will increase the after-tax value of such payments (taking into account the excise tax and all other federal taxes).

    The Augat Executive Deferred Compensation Plan and the Augat Supplemental Employee Retirement Plan will be terminated effective as of the Effective Time. This will result in the payment of approximately $5,559,254 to 13 executive officers. In addition, the Augat 1996 Bonus Plan has been amended to provide that any eligible employee who is employed at the Effective Time will be eligible to receive a bonus for 1996.

    The Augat Directors' Pension Plan will terminate automatically upon the consummation of the Merger, causing the present value of benefits payable under that plan to become payable immediately in a lump sum in cash. This will result in the payment of approximately $490,000 to a total of 4 current directors. In addition, amounts deferred under the Augat Deferred Compensation Plan for Directors will become payable to directors who cease to be directors as a result of the Merger. Amounts deferred under the Augat Deferred Compensation Plan for Directors are credited in the form of notional stock units, each such unit having the value of one share of Augat Common Stock. The number of notional stock units deferred for these 4 current directors is 35,147. Amounts deferred will be paid in the form of T&B Common Stock. The number of shares of T&B Common Stock to be paid will be determined by multiplying the number of shares of Augat Common Stock payable to each such current or former director by the Exchange Ratio.

    DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE

    Pursuant to the Merger Agreement, from and after the Effective Time, T&B will indemnify, defend and hold harmless each present and former director and officer (when acting in such capacity) of Augat against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, to the fullest extent that Augat would have been permitted under Massachusetts law and the Augat Articles or Augat By-laws in effect on the date of the Merger Agreement to indemnify such person. The Surviving Corporation is obligated to maintain Augat's D&O Insurance for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of the Current Premium; PROVIDED, HOWEVER, if the existing D&O Insurance expires, is terminated or cancelled during such six-year period, the Surviving Corporation will use its reasonable efforts to obtain D&O Insurance for the remainder of such period for a premium not in excess of 1.50 times the Current Premium.

    BOARD OF DIRECTORS

    Pursuant to the Merger Agreement, T&B has agreed to promptly increase the size of the T&B Board at the Effective Time in order to enable Thomas C. McDermott and John N. Lemasters to be appointed to the T&B Board and to use its best efforts to cause Messrs. McDermott and Lemasters to be elected as directors by the shareholders of T&B for at least one year after the next annual meeting of the shareholders of T&B following their appointment to the T&B Board.

APPRAISAL RIGHTS

    Pursuant to the Merger Agreement, no Dissenting Stockholder will be entitled to shares of T&B Common Stock or cash in lieu of fractional shares thereof or any dividends or other distributions unless and until the holder thereof fails to perfect or effectively withdraws or loses such holder's right to dissent from the Merger under the MBCL, and any Dissenting Stockholder will be entitled to receive only the payment provided by either Section 89 or Section 92 of the MBCL with respect to Augat Common Stock owned by such Dissenting Stockholder. If any person who otherwise would be deemed a Dissenting Stockholder fails to properly perfect or effectively withdraws or loses the right to dissent with respect to any Augat Common Stock, such Augat Common Stock will thereupon be treated as though such Augat Common Stock had been converted into shares of T&B Common Stock pursuant to the Merger Agreement. Pursuant to the Merger Agreement, Augat has agreed to provide T&B with (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by Augat relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the MBCL. Augat has agreed not to, except with the prior written consent of T&B, voluntarily make any payment with respect to any demands for appraisals of Dissenting Stockholders, offer to settle or settle any such demands or approve any withdrawal of any such demands. See "Dissenters' Rights of Appraisal." Holders of T&B Common Stock will not be entitled to appraisal rights with respect to the matters to be voted on at the T&B Special Meeting.

EXCHANGE OF CERTIFICATES

    The Merger Agreement provides that promptly after the Effective Time (but in no event more than five days thereafter), the Surviving Corporation will cause an exchange agent selected by T&B with Augat's prior approval (the "Exchange Agent") to mail to each holder of record of Augat Common Stock (other than holders of Excluded Augat Common Stock) (i) a letter of transmittal specifying that delivery shall be effected only upon delivery of the Augat Certificates to the Exchange Agent and (ii) instructions for exchanging the Augat Certificates for (A) certificates representing shares of T&B Common Stock and (B) any unpaid dividends and other distributions and cash in lieu of fractional shares. Upon surrender of an Augat Certificate for cancellation to the Exchange Agent together with such letter of transmittal, the holder of such Augat Certificate will be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of T&B Common Stock that such holder is entitled to receive pursuant to the terms of the Merger Agreement and (y) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of a fractional share plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the terms of the Merger Agreement, and the Augat Certificate so surrendered will be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Augat Certificates.

    The Merger Agreement further provides that whenever a dividend or other distribution is declared by T&B in respect of T&B Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to the Merger Agreement. No dividends or other distributions in respect of the T&B Common Stock will be paid to any holder of any unsurrendered Augat Certificate until such Augat Certificate is surrendered for exchange in accordance with the Merger Agreement. Subject to the effect of applicable laws, following surrender of any such Augat Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of T&B Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time which are payable at such time with respect to such whole shares of T&B Common Stock and which have not been previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of T&B Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender. For purposes of dividends or other distributions in respect of shares of T&B Common Stock, all shares of T&B Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

    In addition, pursuant to the Merger Agreement, holders of unsurrendered Augat Certificates shall be entitled to vote at any meeting of T&B shareholders after the Effective Time the number of whole shares of T&B Common Stock represented by such Augat Certificates, regardless of whether such holders have exchanged their Augat Certificates.

    After the Effective Time, there will be no transfers on the stock transfer books of Augat of shares of Augat Common Stock.

    Pursuant to the Merger Agreement, in the event any Augat Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Augat Certificate to be lost, stolen or destroyed and the posting by such person of a bond in the form customarily required by T&B as indemnity against any claim that may be made against it with respect to such Augat Certificate, the

Exchange Agent will issue in exchange for such lost, stolen or destroyed Augat Certificate the shares of T&B Common Stock, any unpaid dividends or other distributions and any cash payment in lieu of a fractional share in respect thereof issuable and/or payable upon due surrender of and deliverable in respect of Augat Common Stock represented by such Augat Certificate pursuant to the Merger Agreement, in each case, without interest.

AUGAT DIVIDENDS

    Pursuant to the Merger Agreement, Augat has agreed to coordinate with T&B the declaration, setting of record dates and payment dates of dividends on Augat Common Stock so that holders of shares of Augat Common Stock do not receive dividends on both shares of Augat Common Stock and T&B Common Stock which will be received in the Merger in respect of any calendar quarter or fail to receive a dividend on either shares of Augat Common Stock or T&B Common Stock which will be received in the Merger in respect of any calendar quarter.

NEW YORK STOCK EXCHANGE LISTING; DELISTING OF AUGAT COMMON STOCK

    Pursuant to the Merger Agreement, T&B will use its best efforts to cause the shares of T&B Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. The Surviving Corporation shall use its best efforts to cause Augat Common Stock to be delisted from the NYSE and deregistered under the Exchange Act as soon as practicable following the Effective Time.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following summary discusses the material federal income tax consequences of the Merger. The summary is based upon the Code, applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of the discussion. The discussion assumes that holders of shares of Augat Common Stock hold such shares as a capital asset. Further, the discussion does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, including, without limitation, dealers in securities, banks, insurance companies, tax exempt organizations, non-United States persons, stockholders who acquired shares of Augat Common Stock through the exercise of options or otherwise as compensation or through a tax qualified retirement plan, and holders of options and performance share units granted under Augat's benefit plans. This discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction.

    Neither Augat nor T&B has requested a ruling from the Internal Revenue Service ("IRS") with regard to any of the federal income tax consequences of the Merger, and the opinions of counsel as to such federal income tax consequences set forth below will not be binding on the IRS.

GENERAL

    As of the date hereof, it is intended that the Merger will constitute a reorganization pursuant to Section 368(a) of the Code and that, for federal income tax purposes, no gain or loss will be recognized by T&B, Augat or Merger Sub as a result of the Merger. The respective obligations of the parties to consummate the Merger are conditioned on (i) the receipt by T&B of an opinion of Sullivan & Cromwell dated the Closing Date confirming that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of T&B, Augat and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code and (ii) the receipt by Augat of an opinion of Hale and Dorr dated the Closing Date confirming that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of T&B, Augat and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. Such opinions will be based upon, among other things, (i) representations of Augat and T&B customarily given in transactions of this type and (ii) the assumption that the Merger will be consummated in accordance with the terms of the Merger Agreement.

    The discussion below summarizes the material federal income tax consequences of the Merger, assuming that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

CONSEQUENCES TO AUGAT STOCKHOLDERS

    Under the reorganization provisions of the Code, no gain or loss will be recognized by holders of Augat Common Stock with respect thereto as a result of the surrender of their shares of Augat Common Stock solely in exchange for shares of T&B Common Stock pursuant to the Merger (except as discussed below with respect to cash received in lieu of fractional shares). The aggregate tax basis of the shares of T&B Common Stock received in the Merger (including any fractional shares of T&B Common Stock deemed received) will be the same as the aggregate tax basis of the shares of Augat Common Stock surrendered in exchange therefor in the Merger. The holding period of the shares of T&B Common Stock received in the Merger (including the holding period of fractional shares of T&B Common Stock deemed received) will include the holding period of shares of Augat Common Stock surrendered in exchange therefor.

FRACTIONAL SHARES

    If a holder of shares of Augat Common Stock receives cash in lieu of a fractional share interest in T&B Common Stock in the Merger, such fractional share interest will be treated as having been distributed to the holder, and such cash amount will be treated as having been received in redemption of the fractional share interest. Under Section 302 of the Code, if such redemption is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the holder will generally recognize capital gain or loss equal to the cash amount treated as having been received for the fractional share of T&B Common Stock reduced by the portion of the holder's tax basis in shares of Augat Common Stock surrendered that is allocable to the fractional share interest in T&B Common Stock. Under these rules, a minority stockholder of Augat should recognize capital gain or loss on the receipt of cash in lieu of a fractional share interest in T&B Common Stock. The capital gain or loss will be long-term capital gain or loss if the holder's holding period in the fractional share interest is more than one year.

DISSENTERS' SHARES

    Holders of Augat Common Stock who exercise appraisal rights will be treated as receiving the proceeds of the appraisal procedures in redemption of the shares of Augat Common Stock. This deemed redemption will be governed by Section 302 of the Code, with the result that the difference between the amount realized and the holder's adjusted federal income tax basis in the shares of Augat Common Stock should be treated as capital gain or loss if, under Section 302 of the Code, such deemed redemption is "substantially disproportionate" with respect to the holder that exercises the appraisal rights or is "not essentially equivalent to a dividend." Each holder of Augat Common Stock who contemplates exercising appraisal rights should consult a tax advisor as to the possibility that all or a portion of the payment received pursuant to the appraisal procedures would be treated as dividend income.

CONSEQUENCES TO AUGAT AND T&B

    None of Augat, T&B or Merger Sub will recognize gain or loss as a result of the Merger.

    THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THUS, AUGAT STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF THOMAS &
                        BETTS CORPORATION AND AUGAT INC.

    The following statements present certain unaudited historical data of T&B as of September 29, 1996 and for the nine months ended September 29, 1996 and October 1, 1995 and for Augat as of September 30, 1996 and for the nine months ended September 30, 1996 and 1995, and certain historical data for both companies for each of the fiscal years in the three-year period ended December 31, 1995. The unaudited interim financial data, and certain unaudited pro forma financial data give effect to the Merger as if it had been consummated at the beginning of the periods presented for the statements of earnings and as of September 29, 1996 for balance sheet purposes, in accordance with pooling of interests accounting principles. Transaction costs associated with the Merger are reflected only in the pro forma consolidated balance sheet and have been excluded from the pro forma consolidated statements of earnings. The summary financial data should be read in conjunction with the separate historical consolidated financial statements and notes thereto of T&B and Augat, which are incorporated herein by reference. See "Incorporation of Certain Information By Reference." The unaudited pro forma data have been included for comparative purposes only and do not purport to be indicative of the results of operations or financial position which actually would have been obtained if the Merger had been effected at the beginning of the periods presented or of the financial position or results of operations which may be obtained in the future.

    On January 2, 1996, T&B acquired all the outstanding stock of Amerace for $212.5 million in cash (originally $220.6 million, subsequently reduced through post-closing adjustments). Amerace is a manufacturer of electrical products for utility and industrial markets. This acquisition was accounted for using the purchase method of accounting. On May 6, 1996, T&B sold the trade name, product lines and certain other assets of the Hendrix Wire & Cable business, all of which had been acquired with the Amerace acquisition. The results of Amerace, excluding Hendrix, have been included on a pro forma basis in the following 1995 financial statements.

                   THOMAS & BETTS CORPORATION AND AUGAT INC.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                             SEPTEMBER 30, 1996 (A)
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                        THOMAS & BETTS    AUGAT(B)    PRO FORMA
                                                                        ---------------  ----------  ------------
ASSETS
Current assets:
  Cash and cash equivalents...........................................   $      59,884   $   45,494   $  105,378
  Marketable securities...............................................          72,083       --           72,083
  Receivables, net....................................................         273,035       97,882      370,917
  Inventories.........................................................         256,406      102,947      359,353
  Other current assets................................................          23,727        9,972       33,699
                                                                        ---------------  ----------  ------------
    Total current assets..............................................         685,135      256,295      941,430
                                                                        ---------------  ----------  ------------

Net property, plant and equipment.....................................         407,197      139,695      546,892
Intangible assets, net................................................         457,746       37,800      495,546
Investments and other assets..........................................          98,183       20,437      118,620
                                                                        ---------------  ----------  ------------
Total assets..........................................................   $   1,648,261   $  454,227   $2,102,488
                                                                        ---------------  ----------  ------------
                                                                        ---------------  ----------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term bank borrowings and current maturities of
    long-term debt....................................................   $      58,070   $   10,015   $   68,085
  Accounts payable....................................................         123,073       41,739      164,812
  Accrued liabilities.................................................         119,970       36,607      167,577(g)
  Income taxes........................................................          14,107        4,277       18,384
  Dividends payable...................................................          11,307       --           11,307
                                                                        ---------------  ----------  ------------
    Total current liabilities.........................................         326,527       92,638      430,165
                                                                        ---------------  ----------  ------------

Long-term debt, net...................................................         586,288       74,578      660,866
Other long-term liabilities...........................................          88,748       --           88,748
Deferred income taxes.................................................           4,375       14,436       18,811

Shareholders' equity:
  Common stock........................................................         193,894       86,251      280,145
  Retained earnings...................................................         446,720      167,596      603,316(g)(j)
  Unrealized gain on marketable securities............................             577       --              577
  Foreign currency translation adjustment.............................           1,132       19,768       20,900
  Other...............................................................        --             (1,040)      (1,040)
                                                                        ---------------  ----------  ------------
    Total shareholders' equity........................................         642,323      272,575      903,898
                                                                        ---------------  ----------  ------------

Total liabilities and shareholders' equity............................   $   1,648,261   $  454,227   $2,102,488
                                                                        ---------------  ----------  ------------
                                                                        ---------------  ----------  ------------

                   THOMAS & BETTS CORPORATION AND AUGAT INC.

             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 (A)
                                  (Unaudited)
                     (In thousands, except per share data)

                                                                               HISTORICAL
                                                                      -----------------------------
                                                                      THOMAS & BETTS(F)   AUGAT(B)   PRO FORMA(J)
                                                                      -----------------  ----------  ------------
Net sales...........................................................    $   1,042,288    $  441,271   $1,483,559
Costs and expenses:
  Cost of sales.....................................................          703,240       334,849    1,038,089
  Marketing, general and administrative.............................          183,764        54,509      238,273
  Research and development..........................................           21,361        14,104       35,465
  Amortization of intangibles.......................................           10,048         1,350       11,398
                                                                      -----------------  ----------  ------------
                                                                              918,413       404,812    1,323,225
                                                                      -----------------  ----------  ------------
Earnings from operations............................................          123,875        36,459      160,334
Other expense, net..................................................           20,848         3,059       23,907
                                                                      -----------------  ----------  ------------
Earnings before income taxes........................................          103,027        33,400      136,427
Income taxes........................................................           34,359        11,400       45,759
                                                                      -----------------  ----------  ------------
Net earnings........................................................    $      68,668    $   22,000   $   90,668
                                                                      -----------------  ----------  ------------
                                                                      -----------------  ----------  ------------
Share Data:
Earnings per share(i)...............................................    $        1.70    $     1.10   $     1.68(h)
Average shares outstanding..........................................           40,300        19,965       53,876(h)

                   THOMAS & BETTS CORPORATION AND AUGAT INC.

             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (A)
                                  (Unaudited)
                     (In thousands, except per share data)

                                                                       THOMAS & BETTS
                                                                          PRO FORMA      HISTORICAL
                                                                       WITH AMERACE(F)    AUGAT(B)    PRO FORMA
                                                                      -----------------  ----------  ------------
Net sales(c)........................................................    $   1,015,843    $  396,999  $  1,412,842
Costs and expenses:
  Cost of sales.....................................................          692,350       303,035       995,385
  Marketing, general and administrative(c)..........................          174,919        48,318       223,237
  Research and development..........................................           20,483        15,878        36,361
  Amortization of intangibles.......................................           10,959         1,119        12,078
                                                                      -----------------  ----------  ------------
                                                                              898,711       368,350     1,267,061
                                                                      -----------------  ----------  ------------
Earnings from operations............................................          117,132        28,649       145,781
Other expense, net..................................................           24,362         2,473        26,835
                                                                      -----------------  ----------  ------------
Earnings before income taxes........................................           92,770        26,176       118,946
Income taxes........................................................           30,518         9,106        39,624
                                                                      -----------------  ----------  ------------
Earnings from continuing operations.................................    $      62,252    $   17,070  $     79,322
                                                                      -----------------  ----------  ------------
                                                                      -----------------  ----------  ------------
Share Data(d):
Earnings per share(i)...............................................    $        1.56    $     0.87  $       1.49(h)
Average shares outstanding..........................................           39,934        19,711        53,337(h)

                   THOMAS & BETTS CORPORATION AND AUGAT INC.
             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (Unaudited)
                     (In thousands, except per share data)

                                                                         THOMAS & BETTS
                                                                            PRO FORMA     HISTORICAL
                                                                         WITH AMERACE(F)   AUGAT(B)    PRO FORMA
                                                                         ---------------  ----------  ------------
Net sales(c)...........................................................   $   1,355,568   $  534,873  $  1,890,441
Costs and expenses:
  Cost of sales........................................................         921,726      409,768     1,331,494
  Marketing, general and administrative(c).............................         232,903       67,026       299,929
  Research and development.............................................          27,306       21,385        48,691
  Amortization of intangibles..........................................          13,928        1,518        15,446
  Provision for restructuring charges..................................        --             18,700        18,700
                                                                         ---------------  ----------  ------------
                                                                              1,195,863      518,397     1,714,260
                                                                         ---------------  ----------  ------------
Earnings from operations...............................................         159,705       16,476       176,181
Other expense, net.....................................................          31,407        4,716        36,123
                                                                         ---------------  ----------  ------------
Earnings before income taxes...........................................         128,298       11,760       140,058
Income taxes...........................................................          42,294        4,160        46,454
                                                                         ---------------  ----------  ------------
Net earnings...........................................................   $      86,004   $    7,600  $     93,604
                                                                         ---------------  ----------  ------------
                                                                         ---------------  ----------  ------------
Share Data (d):
Earnings per share(i)..................................................   $        2.15   $     0.39  $       1.75(h)
Average shares outstanding.............................................          39,956       19,727        53,370(h)

                   THOMAS & BETTS CORPORATION AND AUGAT INC.
             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                    FOR THE YEAR ENDED DECEMBER 31, 1994 (A)
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 HISTORICAL
                                                                         ---------------------------
                                                                         THOMAS & BETTS    AUGAT(B)    PRO FORMA
                                                                         ---------------  ----------  ------------
Net sales(c)...........................................................   $   1,042,896   $  530,706  $  1,573,602
Costs and expenses:
  Cost of sales........................................................         710,864      407,116     1,117,980
  Marketing, general and administrative(c).............................         196,628       58,689       255,317
  Research and development.............................................          20,787       19,756        40,543
  Amortization of intangibles..........................................          11,040        1,305        12,345
  Provision for restructuring charges..................................          79,011       --            79,011
                                                                         ---------------  ----------  ------------
                                                                              1,018,330      486,866     1,505,196
                                                                         ---------------  ----------  ------------
Earnings from operations...............................................          24,566       43,840        68,406
Other expense, net.....................................................          24,072        4,140        28,212
                                                                         ---------------  ----------  ------------
Earnings before income taxes...........................................             494       39,700        40,194
Income taxes (benefit).................................................          (1,393)      13,500        12,107
                                                                         ---------------  ----------  ------------
Earnings from continuing operations....................................           1,887       26,200  $     28,087
                                                                                                      ------------
                                                                                                      ------------
Earnings from discontinued operations, net of tax(e)...................           7,350       --
Gain on sale of discontinued operations, net of tax(e).................          58,583       --
                                                                         ---------------  ----------
Net earnings...........................................................   $      67,820   $   26,200
                                                                         ---------------  ----------
                                                                         ---------------  ----------
Share Data (d):
Earnings per share from continuing operations(i).......................   $        0.05   $     1.36  $       0.54(h)
Average shares outstanding.............................................          38,608       19,280        51,718(h)

                   THOMAS & BETTS CORPORATION AND AUGAT INC.
             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                    FOR THE YEAR ENDED DECEMBER 31, 1993 (A)
                                  (Unaudited)
                     (In thousands, except per share data)

                                                                                 HISTORICAL
                                                                         ---------------------------
                                                                         THOMAS & BETTS    AUGAT(B)    PRO FORMA
                                                                         ---------------  ----------  ------------
Net sales(c)...........................................................    $   929,183    $  420,263  $  1,349,446
Costs and expenses:
  Cost of sales........................................................        628,577       316,037       944,614
  Marketing, general and administrative(c).............................        183,104        56,615       239,719
  Research and development.............................................         18,664        18,512        37,176
  Amortization of intangibles..........................................         11,780         1,292        13,072
                                                                         ---------------  ----------  ------------
                                                                               842,125       392,456     1,234,581
                                                                         ---------------  ----------  ------------
                                                                         ---------------  ----------  ------------
Earnings from operations...............................................         87,058        27,807       114,865
Other expense, net.....................................................         27,116         4,207        31,323
                                                                         ---------------  ----------  ------------
Earnings before income taxes from continuing operations................         59,942        23,600        83,542
Income taxes...........................................................         16,353         8,000        24,353
                                                                         ---------------  ----------  ------------
Earnings from continuing operations....................................         43,589        15,600  $     59,189
                                                                                                      ------------
                                                                                                      ------------
Earnings from discontinued operations, net of tax......................         11,322        --
                                                                         ---------------  ----------
Earnings before cumulative effect of change in accounting for income
  tax..................................................................         54,911        15,600
Cumulative effect of change in accounting for income tax...............          1,628        --
                                                                         ---------------  ----------
Net earnings...........................................................    $    56,539    $   15,600
                                                                         ---------------  ----------
                                                                         ---------------  ----------
Share Data (d):
Earnings per share from continuing operations(i).......................    $      1.16    $     0.83  $       1.17(h)
Average shares outstanding.............................................         37,674        18,789        50,451(h)

                        NOTES TO THE UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a) In 1993 T&B adopted a fiscal year policy which resulted in the following year-ends: for 1993-- January 2, 1994; for 1994--January 1, 1995; and for 1995--December 31, 1995; and the following third quarter-ends: for 1995--October 1, 1995 and for 1996--September 29, 1996.

(b) Reflects certain reclassifications made to the Augat financial statements to conform them to the T&B presentation. These had no effect on earnings.

(c) Net sales of T&B for 1995, 1994 and 1993 have been reclassified to reflect outbound freight expense as a reduction of sales rather than as marketing, general and administrative expense, conforming to the presentation being used in 1996 and a practice more prevalent in the industry.

(d) Per share data has been adjusted to reflect a two-for-one stock split of T&B Common Stock to shareholders of record as of the close of business on March 8, 1996.

(e) Reflects the sale in July 1994 of T&B's ceramic chip capacitor subsidiary, Vitramon Incorporated.

(f) Includes the results of Amerace, acquired January 2, 1996, excluding the results of the Hendrix business sold in May 1996, on a pro forma basis using the purchase accounting method.

(g) Reflects an estimated liability for transaction costs associated with the Merger, including $8.2 million for investment banking fees, $1.8 million for legal fees, and $1.0 million for other transaction costs. Such amounts, which are not tax deductible, have not been included on the pro forma statement of earnings.

(h) Reflects the Exchange Ratio of 0.68 of a share of T&B Common Stock per share of Augat Common Stock.

(i) Additional dilution arising in the fully-diluted calculation is not material and therefore has not been presented.

(j) Assuming consummation of the Merger, T&B currently anticipates recording charges during the fourth quarter ending December 29, 1996 for the following items: (a) Merger-related expenses, including the fees of financial advisors and legal counsel; (b) Merger-related restructuring, including expenses for the integration of operations; (c) adjustments to accounting estimates for potential liabilities of Augat such as environmental remediation and related costs, litigation and employee benefit accruals, based upon the development of additional information during the fourth quarter; and (d) non-Merger-related restructuring and other expenses which T&B may incur if the Merger is consummated, primarily for rationalization of operations. Such restructuring actions are anticipated to produce future savings and synergies for the combined operations of T&B and Augat. The amount of the above charges has not yet been determined; however, T&B currently anticipates that such pre-tax charges will be more than $90 million but less than $100 million. These charges are consistent with estimates developed by T&B during its due diligence process with Augat prior to negotiation of the Merger. On an after-tax basis, roughly one-half of these charges represent anticipated cash impacts over time. Approximately one-third of such cash impact is expected to occur in each of 1996 and 1997, respectively. The remaining cash flow impacts will likely be spread over a number of years. For example, the environmental portion of the charges, which is expected to be less than 7% of the total, includes estimated remediation expenses over periods ranging up to 15 years which, in accordance with generally accepted accounting principles, are to be recognized in the current period. Otherwise, such environmental remediation costs would impact future periods' earnings. None of the anticipated charges for the actions described above has been included in the pro forma statements of earnings.

                        DESCRIPTION OF T&B CAPITAL STOCK

    The following description of certain terms of the capital stock of T&B does not purport to be complete and is qualified in its entirety by reference to the T&B Charter, incorporated herein by reference.

    The authorized capital stock of T&B currently consists of 80,000,000 shares of T&B Common Stock, and 500,000 shares of preferred stock, no par value, issuable in series (the "T&B Preferred Stock"). As of October 31, 1996, there were outstanding 40,443,364 shares of T&B Common Stock. There are no shares of T&B Preferred Stock outstanding.

T&B COMMON STOCK

    The holders of T&B Common Stock are entitled to one vote per share for each share held of record on all matters voted on by shareholders, including the election of directors, and are entitled to participate equally in dividends when and as such dividends may be declared by the T&B Board out of funds legally available therefor. As a Tennessee corporation, T&B is subject to statutory limitations on the declaration and payment of dividends. In the event of a liquidation, dissolution or winding up of T&B, holders of T&B Common Stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors, including holders of T&B's indebtedness, all liabilities and the aggregate liquidation preferences of any outstanding shares of T&B Preferred Stock. The holders of T&B Common Stock have no conversion, redemption, preemptive or cumulative voting rights. All outstanding shares of T&B Common Stock are, and the shares of T&B Common Stock to be issued in the Merger will be, validly issued, fully paid and non-assessable. As of of October 31, 1996 there were 3,632 holders of record of T&B Common Stock.

  TRANSFER AGENT

    The transfer agent and registrar for T&B Common Stock is First Chicago Trust Company of New York, P.O. Box 2534, Suite 4694, Jersey City, New Jersey 07303-2534.

T&B PREFERRED STOCK

    The T&B Charter provides that T&B Preferred Stock may be issued from time to time in one or more series. The T&B Board is specifically authorized to establish the number of shares in any series and the designations, relative rights, preferences and limitations of all shares of each series of T&B Preferred Stock. The holders of T&B Preferred Stock will have no preemptive rights.

                  COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS
                        OF T&B AND STOCKHOLDERS OF AUGAT

GENERAL

    As a result of the Merger, holders of Augat Common Stock will become holders of T&B Common Stock and the rights of all such former holders of Augat Common Stock will thereafter be governed by the T&B Charter, the T&B Bylaws, the TBCA and other Tennessee corporation-related laws. The rights of the holders of Augat Common Stock are presently governed by the Augat Articles, the Augat By-laws, the MBCL and other Massachusetts corporation-related laws. The following summary, which does not purport to be a complete statement of the general differences among the rights of the shareholders of T&B and stockholders of Augat, sets forth certain differences between the TBCA and the MBCL, between the T&B Charter and the Augat Articles and between the T&B Bylaws and the Augat By-laws. Certain provisions of the MBCL treat corporations differently depending on whether or not a corporation is subject to the periodic reporting requirements of the Exchange Act (a "Reporting Company") and whether or not it has a classified board of directors. As Augat is a Reporting Company with a classified board, the discussion of the rights of stockholders of Augat will summarize only the provision of the MBCL as they apply to such a company. This summary is qualified in its entirety by reference to the full text of each of the Augat Articles, the Augat By-laws, the T&B Charter, the T&B Bylaws, the TBCA, the MBCL and other corporation-related laws of Tennessee and Massachusetts insofar as they relate to corporations organized in such states. The Augat Articles and the Augat By-laws have been filed as exhibits to materials filed by Augat with the SEC; similarly, the T&B Charter and T&B Bylaws have been filed as exhibits to materials filed by T&B with the SEC. For information as to how documents may be obtained, see "Available Information."

SIZE OF THE BOARD OF DIRECTORS

  T&B

    Tennessee law provides that a board of directors must consist of one or more individuals, with the number specified in or fixed in accordance with the charter or bylaws. The charter or bylaws may provide that the board of directors has the power to fix or change the number of directors, and may establish a variable range for the size of the board by fixing a minimum and maximum number of directors. If a variable range is established, the number of directors may be fixed or changed from time to time, within the minimum and maximum, by the shareholders or the board; PROVIDED, HOWEVER, that unless the charter or bylaws provide otherwise, only the shareholders may vary the range or change from a variable range to a fixed-size board. The T&B Bylaws provide that the T&B Board shall be composed of not less than seven nor more than fifteen members as may be determined by the T&B Board.

  AUGAT

    Section 50A of the MBCL applies to Reporting Companies and provides that, notwithstanding anything to the contrary contained in the articles of organization or bylaws, only the directors of a Reporting Company with a classified based of directors have the power to set the number of directors. The Augat Articles and Augat By-laws provide that the Augat Board will consist of not less than five nor more than twelve directors, as fixed by the stockholders of Augat from time to time or the Augat Board. As Augat is a Reporting Company with a classified board of directors, the Augat Board and not the stockholders of Augat may set, from time to time, the number of members that will comprise the Augat Board.

CLASSIFICATION OF THE BOARD OF DIRECTORS

  T&B

    Tennessee law provides that a corporation's charter may allow for staggering the terms of directors into two or three classes. The T&B Charter has no such provision.

  AUGAT

    Section 50A of the MBCL provides that, notwithstanding any provision of the articles of organization or bylaws, a three-class classified board of directors is mandatory for Reporting Companies, unless (1) the board of directors or (2) two-thirds ( 2/3) of the stockholders at a meeting called for such purpose vote to exempt such company from such provision. If the stockholders do so vote, then another two-thirds ( 2/3) stockholder vote is required to re-adopt such provision. If the board of directors elects to exempt a company from this section of the MBCL, a vote of such board is necessary to re-subject such company to the section. If a company opts out of this section, it is permitted, but not required, to have a classified board of directors of up to five classes. Augat currently has a three-class classified board of directors.

REMOVAL OF DIRECTORS

  T&B

    Tennessee law provides that the shareholders may remove a director with or without cause, unless the charter provides that such removal can only be for cause. The TBCA further provides that, if so provided in a corporation's charter, a majority of a corporation's directors may remove any director for cause. Any director being removed by shareholders may only be removed if the votes in favor of such director's removal exceed the votes against such removal, unless a corporation has authorized cumulative voting, in which case he cannot be removed if the number of votes sufficient to elect him are voted against his removal.

    The T&B Charter provides that a director may be removed, either with or without cause, at any time, by the affirmative vote of at least 50% of the total number of votes entitled to be cast at a special meeting of shareholders called for that purpose and any director may be removed for cause, at any time, by a majority vote of the entire board of directors at a meeting called for that purpose.

  AUGAT

    Massachusetts law provides that, notwithstanding anything to the contrary in the articles of organization or bylaws of a Reporting Company with a classified board, the stockholders may remove a director for cause only by a majority vote of the shares entitled to elect such person.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

  T&B

    Tennessee law provides that, unless the charter provides otherwise, if a vacancy occurs on the board of directors, including a vacancy resulting from an increase in the number of directors, either the shareholders or the board of directors, even if the remaining directors do not constitute a quorum, may fill the vacancy. If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group are entitled to fill the vacancy if it is filled by shareholders. The T&B Charter provides that any vacancy in T&B's Board arising at any time and for any cause, may be filled by the vote of a majority of the directors remaining in office. Any vacancy not filled by the T&B Board may be filled by the shareholders of T&B at an annual meeting or at a special meeting of T&B Shareholders called for that purpose.

  AUGAT

    Massachusetts law provides that, notwithstanding anything to the contrary in the articles of organization or bylaws of a Reporting Company with a classified board of directors, any vacancy in the board of directors, including a vacancy resulting from the enlargement of the board, may be filled only by vote of the remaining directors.

ACTION BY WRITTEN CONSENT

  T&B

    Under the TBCA, shareholders can take any action required or permitted to be taken at a shareholders' meeting without a meeting if all shareholders entitled to vote on the action consent in writing.

  AUGAT

    Under the MBCL, any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting if all stockholders entitled to vote consent in writing. However, for both

T&B and Augat, which are both publicly traded corporations, the unanimity requirement essentially precludes use of these provisions.

MEETINGS OF SHAREHOLDERS

  T&B

    The TBCA provides that a special meeting may be called by the board of directors or the persons authorized to do so by the charter or bylaws. In addition, the TBCA provides that, unless the charter provides otherwise, the holders of 10% of the votes entitled to be cast on an issue proposed to be considered at the special meeting also may call a special meeting. The T&B Charter provides that only the Chairman of the Board or the President or a majority of the entire T&B Board, disregarding a vacancy, acting by resolution, may call a special meeting. Therefore, shareholders of T&B are not permitted to call special meetings.

  AUGAT

    The MBCL provides that the President or board of directors of any Massachusetts company may call a special meeting. The MBCL further provides that, unless otherwise provided in the articles of organization or bylaws, the holders of 40% of the capital stock of a Reporting Company may call a special meeting. If the officers of a Reporting Company are unable or unwilling to call a special meeting, the holders of 40% (or such other percentage as is specified in the articles or bylaws) of the capital stock of a Reporting Company may petition a court to order that a special meeting be held. The Augat By-laws provide that holders of 10% of the voting capital stock of Augat may call a special meeting of stockholders.

SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS OF DIRECTORS

  T&B

    The T&B Bylaws provide for shareholder nominations of persons for election to the T&B Board and any proposal of business to be considered by the shareholders of T&B at an annual meeting of shareholders by any shareholder of T&B who was a shareholder of record at the time of giving of notice referred to below, who is entitled to vote at the meeting and who complied with the notice procedures set forth below.

    The shareholder must have given timely notice to T&B, which is generally between 60 and 90 days prior to the first anniversary of the preceding year's annual meeting. Such shareholder's notice shall set forth all information relating to any director nominee that is required to be disclosed in a solicitation of proxies pursuant to Regulation 14A under the Exchange Act. As to any other proposed business, the shareholder must provide a brief description of the matter, the reasons for conducting such business at the meeting, any material interest the shareholder has in the matter, the beneficial owner on whose behalf the proposal is made (if different from the shareholder) and the name and address of and the number of shares owned by the shareholder and any beneficial owner on whose behalf the shareholder is acting.

    In addition, shareholders may nominate directors at a special meeting at which directors are to be elected pursuant to the notice of meeting by giving notice not earlier than 90 days prior to such meeting or later than the later of the 60th day prior to such meeting or the 10th day following the day on which public announcement of such meeting is made.

  AUGAT

    Augat has no similar provision.

REQUIRED VOTE FOR AUTHORIZATION OF MERGERS

  T&B

    Except as noted below, Tennessee law generally requires a merger, share exchange, consolidation or sale of substantially all of a corporation's assets to be approved by the corporation's board of directors and by a majority of the outstanding shares of the corporation entitled to vote thereon. Tennessee law further provides that submission by a board of directors may be conditioned on any basis.

    With respect to a merger, no vote of the shareholders of a Tennessee corporation is required if the corporation's separate corporate existence does not cease as the result of the merger and (1) its charter would remain unchanged after the merger, subject to certain exceptions, (2) each shareholder of the corporation immediately before the merger would hold an identical number of shares, with identical designations, preferences, limitations and relative rights, after the merger, (3) the voting power of shares outstanding immediately after the merger plus the shares issuable as a result of the merger will not exceed by more than 20% the voting power of shares of the corporation outstanding immediately before the merger and (4) the number of participating shares outstanding immediately after the merger plus the number of participating shares issuable as a result of the merger, will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.

  AUGAT

    Massachusetts law provides that a vote of two-thirds ( 2/3) of the shares of each class of stock outstanding and entitled to vote thereon is required to authorize a merger, consolidation or sale of substantially all of a corporation's assets, except that the articles of organization may provide that the vote of a greater or lesser proportion, but not less than a majority of the outstanding shares of each class, is required. Under Massachusetts law, the articles of organization or bylaws may provide that all outstanding classes of stock shall vote as a single class, but, in the case of a merger or consolidation, the separate vote of all classes of stock, the rights of which would be adversely affected by the transaction, is also required.

    Additionally, the Augat Articles provide that any agreement for the merger of the Company with or into another company must be approved by the vote of holders of at least 75% of the outstanding shares of the Augat Stock if the other person is, on the record date of the determination of the stockholders entitled to vote on such matter, the owner of 10% or more of the outstanding Augat Stock entitled to vote. The 75% provision will not apply if the transaction is approved by the Augat Board prior to the time such person becomes the beneficial owner of 10% or more of such shares or if, at any time prior to its consummation, 75% of the Augat Directors approve the transaction.

AMENDMENT OF CORPORATE CHARTER

  T&B

    Tennessee law provides that, unless the charter provides otherwise, the directors can amend a corporation's charter, without shareholder action, for certain changes including changing the initial registered agent or registered office or changing the principal office of the corporation. A corporation can also amend its charter by director proposal which is then submitted to the shareholders. Unless certain provisions of the TBCA, the charter, or the board require a greater vote, the amendment must be approved by a majority of the votes entitled to be cast by any voting group with respect to which the amendment would create dissenters' rights. Otherwise, a plurality vote is required.

  AUGAT

    Under Massachusetts law, amendments to a corporation's articles of organization relating to certain changes in capital stock, including increasing or decreasing the number of shares, or changes in the corporate name require the vote of at least a majority of each class of stock outstanding and entitled to vote thereon. Amendments relating to other matters require a vote of at least two-thirds ( 2/3) of each class outstanding and entitled to vote thereon or, if the articles of organization so provide, a greater or lesser proportion but not less than a majority of the outstanding shares of each class. Massachusetts law further states that the articles of organization or bylaws may provide that all outstanding classes of stock shall vote as a single class, but any class adversely affected must separately approve any amendment by a two-thirds vote. All amendments to the articles must be authorized at a meeting called for that purpose. Massachusetts law does not require that the board of directors propose or approve any amendments to the articles. The Augat Articles provide for a 75% vote for certain business acquisitions and for amendment of such provision and for amendment of the provisions relating to the number of directors and removal of directors.

AMENDMENT OF BYLAWS

  T&B

    Tennessee law provides that a corporation's bylaws may be amended or repealed or new bylaws may be adopted by the vote of a majority of all shareholders or by the majority vote of the board of directors, except to the extent the power is reserved to the shareholders under the TCBA, the charter or the particular bylaw at the time it is adopted by shareholders. The T&B Charter provides that the T&B Board may amend the T&B Bylaws, but any bylaw made, altered or amended by the T&B Board may be altered, amended or repealed by a majority of the votes cast at any annual or special meeting of shareholders, provided prior notice of the proposed alteration, amendment or repeal is given.

  AUGAT

    Under Massachusetts law, the power to make, amend or repeal bylaws lies in the stockholders; provided that if authorized by the articles of organization, the bylaws may provide that the directors may also make, amend or repeal the bylaws, except with respect to any provision which by law, the articles of organization or the bylaws requires action by the stockholders. The Augat Articles provide that the board of directors may amend any bylaw of the corporation, other than those which by law, the Augat Articles or Augat By-laws requires action by the stockholders of Augat. The Augat-Bylaws provide that, if authorized by the Augat Articles, a majority of the directors in office my amend the current Augat By-laws, except with respect to (1) bylaws governing the removal of directors, indemnification of directors and the provision regarding amendments of the bylaws and (2) any provision which by law, the Augat Articles or the Augat By-laws requires action by the stockholders of Augat. The Augat By-laws also state that, except as provided in the Augat Articles, the Augat By-laws may be amended by a majority vote of the shares of each class entitled to vote at the annual stockholders meeting. Additionally, under Massachusetts law any bylaw adopted by the directors may be amended by a majority of the shares entitled to vote on amending the Augat By-laws.

APPRAISAL AND DISSENTERS' RIGHTS

  T&B

    Tennessee law generally provides dissenters' rights for (1) mergers and share exchanges that would require shareholder approval, (2) sales of substantially all the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), (3) certain amendments to the charter that materially and adversely affect rights in respect of a dissenter's shares and (4) actions taken pursuant to a shareholder vote to the extent the charter, bylaws or a resolution of the board of directors provides that shareholders are entitled to dissenters' rights. Unlike Massachusetts, dissenters' rights are not available as to any shares which are listed on an exchange registered under Section 6 of the Exchange Act or are "national market system securities" as defined in rules promulgated pursuant to the Exchange Act. To perfect such appraisal rights, the shareholder must (x) file a written objection with the corporation, prior to the vote, stating that such shareholder intends to demand payment for his shares if the action is taken and (y) not vote in favor of the proposed action. T&B Common Stock is listed on the New York Stock Exchange and therefore dissenters' rights are not available to the T&B Shareholders with respect to the Merger.

  AUGAT

    Under Massachusetts law, a properly dissenting stockholder is entitled to receive the appraised value of his shares when the corporation votes (1) to sell, lease, or exchange all or substantially all of its property and assets,
(2) to adopt an amendment to its articles of organization which adversely affects the rights of the stockholder or (3) to merge or consolidate with another corporation, unless a vote of the stockholders was not required to approve such transaction. To preserve such appraisal rights, the stockholder must (x) file a written objection with the corporation, prior to the vote, stating that such stockholder intends to demand payment for his shares if the action is taken and (y) not vote in favor of the proposed action. To perfect such rights, shareholders must comply with Chapter 156B, SectionSection85 through 90, inclusive, of the General Laws of Massachusetts. See "Dissenters' Rights of Appraisal" and Appendix D to this Joint Proxy Statement/Prospectus.

ANTI-GREENMAIL PROVISIONS

  T&B

    The Tennessee Greenmail Act ("TGA") applies to any corporation organized under the laws of Tennessee which has a class of voting stock registered or traded on a national securities exchange or registered with the Commission pursuant to Section 12(g) of the Exchange Act. The TGA provides that it is unlawful for any corporation or subsidiary to purchase, either directly or indirectly, any of its shares at a price above the market value, as defined in the TGA, from any person who holds more than 3% of the class of the securities purchased if such person has held such shares for less than two (2) years, unless either the purchase is first approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued or the corporation makes an offer of at least equal value per share to all holders of shares of such class.

  AUGAT

    Massachusetts has no similar provision.

BUSINESS COMBINATION STATUTES

  T&B

    Tennessee's Business Combination Act (the "Tennessee Business Combination Act") provides that an interested shareholder (defined as a person beneficially owning 10% or more of the voting securities in such Tennessee corporation) cannot engage in a business combination with such corporation unless the transaction takes place at least five years after the interested shareholder first became such, and unless either the transaction (a) is approved by at least 2/3 of the shares of the corporation not beneficially owned by an interested shareholder or (b) satisfies certain fairness conditions specified in the Tennessee Business Combination Act relating to the price to be paid to the non-interested shareholders in such transactions.

    These provisions apply to Tennessee corporations unless one of two events occurs. A business combination with an entity can proceed without the five-year moratorium if the business combination or the transaction resulting in the shareholder becoming an interested shareholder is approved by the target corporation's board of directors before that entity becomes an interested shareholder, or the corporation may enact a charter amendment or bylaw to remove itself entirely from the Tennessee Business Combination Act. This charter amendment or bylaw must be approved by a majority of the shareholders who have held shares for more than one year prior to the vote and may not take effect for at least two years after the vote. T&B has not adopted such a provision in the T&B Charter or T&B Bylaws removing T&B from coverage under the Tennessee Business Combination Act.

  AUGAT

    The Massachusetts business combination statute (the "Massachusetts Business Combination Act") prohibits any business combination with an interested stockholder (defined as owning 5%) for three years after that person becomes an interested stockholder unless (1) the board of directors gives prior approval to the purchase making such person an interested stockholder or the proposed business combination, (2) at the time of the transaction that makes it an interested shareholder, the acquiror owns at least 90 percent of the voting stock, excluding shares held by directors who are also officers, and certain employee stock plans or (3) subsequent to the acquiror's becoming an interested stockholder, the board of directors and two-thirds ( 2/3) of the shares not owned by the interested stockholder approve the business combination. Although a Massachusetts corporation may opt out of this statute, Augat has not done so and therefore is subject to the Massachusetts Business Combination Act.

    The Augat Articles provide for additional voting requirements for business combinations with 10% stockholders. See "--Required Vote for Authorization of Mergers."

CONTROL SHARE ACQUISITION STATUTES

  T&B

    The Tennessee Control Share Acquisition Act ("TCSAA") takes away the voting rights of a purchaser's shares any time an acquisition of shares in a Tennessee corporation brings the purchaser's voting power to 20%, 33 1/3% or more than 50% of all voting power in such corporation (a "control share"). The purchaser's voting rights can be maintained or re-established only by a majority vote of all votes entitled to be cast by all shareholders other than the acquiror and the officers and inside directors of the corporation. Exempted from the TCSAA is an acquisition of shares pursuant to a merger or share exchange if the company is a party to the merger agreement, similar to the Massachusetts statute. After acquiring a control share, the TCSAA provides a procedure by which a purchaser may demand a special meeting of shareholders to conduct such a vote. The purchaser can demand such a meeting before acquiring a control share, but, unlike Massachusetts, can do so only if it holds at least 10% of outstanding shares and announces a good faith intention to make the control share acquisition. The TCSAA applies only to a corporation that has adopted a provision in its charter or bylaws declaring that the TCSAA will apply. T&B has not adopted any such provision in the T&B Charter or T&B Bylaws electing protection under the TCSAA and therefore is not subject to the TCSAA.

  AUGAT

    Under the Massachusetts control share acquisition statute, a person who makes a bona fide offer to acquire, or acquires, shares of stock of a Massachusetts corporation that when combined with shares already owned, would increase the acquiror's ownership to at least 20%, 33 1/3%, or a majority of the voting stock of the corporation, must obtain the approval of a majority of shares held by all stockholders except the acquiror and the officers and inside directors of the corporation, in order to vote the shares acquired. The statute exempts an acquisition of shares pursuant to a tender offer or merger if the company is a party to the merger agreement. The statute permits a corporation to opt out of these provisions by including such an election in its articles of organization or bylaws. The Augat Articles provide that the control share provisions of Massachusetts law will apply to Augat.

TAKEOVER BID DISCLOSURE STATUTES

  T&B

    The Tennessee Investor Protection Act provides that unless a Tennessee corporation's board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within one year prior to the proposed takeover offer, may offer to acquire any class of equity security of the offeree company pursuant to a tender offer if after the acquisition thereof the offeror would be directly or indirectly a beneficial owner of more than 10% ("takeover offer") of any class of outstanding equity securities of the company unless the offeror, before making such purchase, (i) makes a public announcement of his or her intention with respect to changing or influencing the management or control of the offeree company, (ii) makes a full, fair and effective disclosure of such intention to the person from whom he or she intends to acquire such securities and (iii) files with the Tennessee Commissioner of Commerce and Insurance (the "Commissioner") and the offeree company a statement signifying such intentions and containing such additional information as may be prescribed by the Commissioner. Such an offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a takeover offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If the takeover offer is for less than all the outstanding equity securities of any class, such an offeror also must accept securities pro rata if the number of securities tendered is greater than the number the offeror has offered to accept and pay for. If such an offeror varies the terms of the takeover offer before its expiration date by increasing the consideration offered to offerees, the offeror must pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

    Any person making a takeover offer involving a Tennessee corporation shall file a registration statement with the Commissioner, with a copy sent by certified mail to the offeree company. The registration statement shall contain such information as set forth in the statute.

    The Tennessee Investor Protection Act does not apply to an offer involving a vote by holders of equity securities of the offeree company, pursuant to its charter, on a merger, consolidation or sale of corporate assets in consideration of the issuance of securities of another corporation, or on a sale of its securities in exchange for cash or securities of another corporation.

  AUGAT

    The Massachusetts Takeover Bid Act requires notice of, and allows for hearings on, the adequacy of disclosure in connection with takeover bids for corporations incorporated in Massachusetts. A takeover bid is defined as the acquisition of or offer to acquire equity securities if, after such acquisition, the acquiror would own more than 10% of the target company. The definition exempts (1) any acquisition in which the consideration to be paid consists primarily of securities covered by a prospectus which is part of an effective registration statement and (2) any acquisition which the target company's board of directors approves and whose terms have been provided to the stockholders.

    Massachusetts law further provides that an offeror is also prohibited from making a takeover bid if it owns 5% or more of the equity securities of the target company and the offeror did not disclose its intention to make a takeover bid before such acquisition.

LIMITATION ON DIRECTORS' LIABILITY

  T&B

    The T&B Charter provides that no director shall be personally liable to T&B or the shareholders of T&B for monetary damages for breach of fiduciary duty as a director, other than (1) breach of his duty of

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
loyalty, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (3) for unlawful distributions under the TBCA. In addition, the TBCA provides that an action alleging breach of a director's fiduciary duty must be brought within one year of the date of the breach.

  AUGAT

    The MBCL permits the elimination of the liability of a director to the corporation and its shareholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to Augat or the stockholders of Augat, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for any transaction from which the director derived an improper personal benefit or (4) for liability under Massachusetts law for authorizing illegal dividends, loans or stock repurchases. The Augat Articles provide for the limitation of liability for breach of fiduciary duty to the fullest extent permitted by Massachusetts law.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  T&B

    The TBCA permits indemnification of directors and officers for expenses (including attorneys' fees) incurred in a proceeding and amounts paid or incurred in satisfaction of judgments, fines and settlements of any proceedings (other than derivative actions) if such person acted in good faith and reasonably believed that his conduct was in the best interest of the corporation (or, in some circumstances, not opposed to its best interests) and, if criminal, had no reasonable cause to believe his conduct was unlawful. A corporation may not, under this statute, indemnify a director if he was adjudged liable to the corporation in a derivative action or if he was adjudged liable on the basis that he received an improper personal benefit.

    Unless limited by its charter, the TBCA requires indemnification of a director or officer for his reasonable expenses if he is wholly successful in defense of a proceeding brought because he was a director or officer. The TBCA states that a company can provide for additional indemnification in its charter or bylaws, except that no indemnification may be made if a final adjudication adverse to the director or officer establishes his liability (1) for any breach of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (3) for unlawful distributions under the TBCA. The T&B Bylaws provide indemnification for officers and directors to the fullest extent permitted by the TBCA against all expense, liability and loss, unless the proceeding was instituted by the director or officer without authorization of the T&B Board.

  AUGAT

    Massachusetts law generally permits indemnification of directors and officers for expenses incurred by them by reason of their position with the corporation, if such person has acted in good faith and with the reasonable belief that his conduct was in the best interest of the corporation. The Augat By-laws provide for the indemnification of each director and officer against all liabilities and expenses incurred by him in connection with his being a director or officer of Augat, except in relation to matters as to which he is finally adjudged to have been liable for negligence or misconduct in the performance of his duty as such director or officer. In addition, Augat will not indemnify any officer or director with respect to the amount paid in compromise or settlement by consent unless the Augat Board determines in good faith that the director or officer was not liable for negligence or misconduct in the performance of his duty in connection with the matter.

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
CUMULATIVE VOTING

    In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single nominee or may allocate among as many nominees as the shareholder may choose. Without cumulative voting, the holders of a majority of shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all of the directors to be elected at that meeting and no nominee could be elected without the support of a majority of the shares voting at such meeting.

  T&B

    The TBCA states that there is no right to cumulate votes for directors unless the charter so provides. However, the T&B Charter does not so provide. Therefore, the shareholders of T&B currently do not have cumulative voting.

  AUGAT

    The MBCL provides that each share of stock shall have one vote. Therefore, there can be no cumulative voting for a Massachusetts corporation.

CONFLICT-OF-INTEREST TRANSACTIONS

  T&B

    Tennessee law provides that a transaction with the corporation where a director or officer has an interest is not voidable by the corporation solely because of the director's or officer's interest if (1) the material facts of the transaction and director or officer interest was disclosed to or known by the board of directors and the transaction is authorized or ratified by a majority of the disinterested directors, (2) the material facts of the transaction and director or officer interest was disclosed to or known by the board of directors and the transaction is authorized or ratified by a majority of the disinterested shares entitled to vote or (3) the transaction is fair to the corporation. Additionally, a corporation generally may not lend money to or guarantee the obligation of a director or officer unless either the loan or guarantee is approved by a majority of the disinterested shares or by the directors after determining that it benefits the corporation.

  AUGAT

    Massachusetts law provides that the directors who vote for any loan of any assets of a corporation to any of its officers or directors shall be jointly and severally liable to the corporation for any portion of such loan which is not repaid unless a majority of the disinterested directors or a majority of the disinterested shares entitled to vote for directors approve or ratify such loan. The Augat By-laws provide that, in the absence of fraud, no contract or other transaction between Augat and any other entity or person shall be affected by the fact that any director of the corporation has an interest in such entity, provided that he disclose such interest before the Augat Board votes to approve the transaction, and it is approved by a majority of the disinterested directors.

DIVIDENDS AND OTHER DISTRIBUTIONS

  T&B

    Under Tennessee law, a corporation generally may make dividends or other distributions to its shareholders unless after giving effect to the distribution either the corporation would not be able to pay its debts as they become due in the usual course of business or its assets would be less than the sum of its total liabilities plus (unless the charter permits otherwise) the amount that would be needed, if the company were to be dissolved at the time of the distribution, to satisfy the preferential dissolution rights of any shareholders whose preferential rights are superior to those receiving the distribution. Additionally, under the TBCA, the corporation's charter could further restrict its ability to make distributions, however the T&B Charter contains no such provision.

  AUGAT

    Under Massachusetts law, distributions by the corporation to its shareholders, whether by the payment of dividends or otherwise, are generally permissible if such actions are not taken when the corporation is insolvent, do not render the corporation insolvent, and do not violate the corporation's articles of organization.

SHAREHOLDER INSPECTION RIGHTS

  T&B

    Under Tennessee law, a corporation's shareholders are also entitled to inspect and copy, during regular business hours at the corporation's principal office, the minutes of shareholder meetings, charter, bylaws, the most recent annual report, and certain other records of the corporation, provided the shareholder gives the corporation written notice of his demand at least 5 business days before the date on which he wishes to inspect and copy the records.

    In addition, a shareholder who makes a demand in good faith, for a proper purpose, and describes with reasonable particularity his purpose and the records he desires to inspect, and if the records are directly connected with his purpose, may also, upon 5 business days' written notice, inspect and copy certain additional records. These additional records include accounting records of the corporation, the records of shareholders, excerpts from minutes of any meeting of the corporation's board of directors, records of any action of a committee of the corporation's board of directors while acting in place of the board, minutes of any meeting of the shareholders and records of action taken by the shareholders or board of directors without a meeting. These shareholder rights cannot be limited by a corporation's charter or bylaws.

AUGAT

    Under Massachusetts law, a corporation's stockholders have the right for a proper purpose to inspect the corporation's articles of organization, bylaws, records of all meetings of incorporators and stockholders, and stock and transfer records, including the stockholder list. In addition, stockholders of a Massachusetts business corporation have a qualified common law right under certain circumstances to inspect other books and records of the corporation.

RIGHTS PLANS

  T&B

    T&B does not have a Rights Agreement.

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
  AUGAT

    The Augat Board declared a dividend distribution of rights ("Augat Rights") to holders of outstanding Augat Common Stock on August 2, 1988 pursuant to its Rights Agreement (the "Augat Rights Agreement"). After the Distribution Date (as defined below), each Augat Right entitles the holder to purchase from Augat a unit (a "Unit") consisting of one-fifth of a share of Augat Common Stock and a note in principal amount equal to 80% of the then-current market price of a share of Augat Common Stock at a price of $60 per Unit, subject to adjustment for dilution. The Augat Rights are not exercisable or separate from the Augat Common Stock until the distribution date (the "Distribution Date") which occurs ten days following a public announcement that a person has become the beneficial owner of 20% or more of the Augat Common Stock (an "Acquiring Person") (such date of public announcement being a "Stock Acquisition Date") or ten business days following the commencement of a tender or exchange offer which would result in the offeror having beneficial ownership of 30% or more of the Augat Common Stock. As of October 6, 1996, the definition of Acquiring Person was amended to exclude T&B from such definition solely in connection with the transactions contemplated by the Merger Agreement, thereby ensuring that neither a Distribution Date nor Stock Acquisition Date would occur as a result of entering into the Merger Agreement or any of the transactions contemplated thereby. In addition, the Rights Agreement has been amended to provide that the Rights Agreement will terminate immediately prior to the Effective Time.

    Upon the occurrence of certain events specified in the Rights Agreement, holders of Augat Rights will have the opportunity to purchase either shares of Augat Common Stock or an acquiror's common stock having a market value of twice the purchase price of an Augat Right for the purchase price of an Augat Right.

    Subject to the terms of the Augat Rights Agreement, at any time until ten days following a Stock Acquisition Date, Augat may redeem the Augat Rights at a redemption price of $.02 per Augat Right.

    The Augat Rights will expire on August 23, 1998, unless an earlier expiration date occurs.

    The description of the Augat Rights Agreement specifying the terms of the Augat Rights is incorporated herein by reference. See "Incorporation of Certain Information by Reference." The foregoing description of the Augat Rights is qualified in its entirety by reference to the Augat Rights Agreement.

                                    EXPERTS

    The consolidated financial statements and schedules of T&B at December 31, 1995 and January 1, 1995, and for the years ended December 31, 1995, January 1, 1995 and January 2, 1994, have been incorporated by reference in this Joint Proxy Statement/Prospectus and in the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part in reliance upon the audit report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference and upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements and the related financial statement schedule of Augat incorporated in this Joint Proxy Statement/Prospectus and in the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part by reference from Augat's 1995 Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Amerace at December 31, 1994 and for the years ended December 31, 1994 and 1993, incorporated by reference in this Joint Proxy Statement/Prospectus and in the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part have been audited by Arthur Andersen LLP, independent accountants, as set forth in their reports thereon, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                               VALIDITY OF SHARES

    The validity of the T&B Common Stock to be issued pursuant to the Merger will be passed upon for T&B by Wyatt, Tarrant & Combs, Louisville, Kentucky.

                             SHAREHOLDER PROPOSALS

    Shareholder proposals intended to be presented at T&B's 1997 annual meeting of shareholders, in addition to meeting certain eligibility requirements established by the SEC, must be in writing and received by the Corporate Secretary of T&B at T&B's principal executive offices by November 21, 1996, to be considered for inclusion in T&B's proxy statement and form of proxy for T&B's 1997 annual meeting of shareholders.

    Stockholder proposals for inclusion in proxy materials for the Augat 1997 Annual Meeting (if the Merger has not been consummated prior to the date the meeting is to be held) should be addressed to Augat's Clerk, 89 Forbes Boulevard, P.O. Box 448, Mansfield, Massachusetts 02048 and must be received by Augat on or before November 25, 1996.

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
                                   APPENDIX A

                            AGREEMENT AND PLAN OF MERGER
                                     AMONG
                                  AUGAT INC.,
                           THOMAS & BETTS CORPORATION
                                      AND
                             EG ACQUISITIONS CORP.
                          DATED AS OF OCTOBER 7, 1996

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (hereinafter called this "AGREEMENT"), dated as of October 7, 1996, among AUGAT INC., a Massachusetts corporation (the "COMPANY"), THOMAS & BETTS CORPORATION, a Tennessee corporation ("PARENT"), and EG ACQUISITIONS CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"; the Company and Merger Sub sometimes being hereinafter collectively referred to as the "CONSTITUENT CORPORATIONS").

                                    RECITALS

    WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "MERGER") and approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE");

    WHEREAS, for financial accounting purposes, it is intended that the Merger shall be accounted for as a "pooling-of-interests"; and

    WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

    NOW, THEREFORE, in consideration of the premises, and of the respective representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                      The Merger; Closing; Effective Time

    1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Massachusetts Business Corporation Law, as amended (the "MBCL") and the Delaware General Corporation Law (the "DGCL").

    1.2.  CLOSING.  The closing of the Merger (the "CLOSING") shall take place
(i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 9:00 A.M. on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "CLOSING DATE").

    1.3. EFFECTIVE TIME. As soon as practicable following the Closing, the Company and Parent will cause an Articles of Merger (the "MASSACHUSETTS ARTICLES OF MERGER") to be executed and filed with the Secretary of State of Massachusetts as provided in Section 79 of the MBCL. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the "DELAWARE CERTIFICATE OF MERGER") to be executed and filed with the Secretary of State of Delaware as provided in Section 252 of the DGCL. As soon as practicable following the Closing, Parent will cause an Articles of Merger (the "TENNESSEE ARTICLES OF MERGER") to be executed and filed with the Secretary of State of Tennessee as provided in Section 48-21-107 of the Tennessee Business Corporation Act. The Merger shall become effective at the time when the Massachusetts Articles of Merger and the Delaware Certificate of Merger have been duly filed with the Secretary of State of Massachusetts and the Secretary of State of Delaware, respectively, and at the time that the Tennessee Articles of Merger have become effective (the "EFFECTIVE TIME").

                                   ARTICLE II

                      Articles of Organization and By-Laws
                           of the Surviving Corporation

    2.1. THE ARTICLES OF ORGANIZATION. The articles of organization of the Company as in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Corporation (the "CHARTER"), until duly amended as provided therein or by applicable law, except that Article 3 of the Charter shall be amended to provide in the column for shares of stock with par value that the number of shares of common stock shall be 1,000. The purpose of the Surviving Corporation shall be the purpose as set forth in Article 2 of the Company's articles of organization in effect immediately prior to the Effective Time.

    2.2. THE BY-LAWS. The by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "BY-LAWS"), until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III

                             Officers and Directors
                           of the Surviving Corporation

    3.1. DIRECTORS. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

    3.2. OFFICERS. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

                                   ARTICLE IV

                     Effect of the Merger on Capital Stock;
                             Exchange of Certificates

    4.1. EFFECT ON CAPITAL STOCK. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

        (a) MERGER CONSIDERATION. Each share of the Common Stock, par value $.10 per share, of the Company (the "SHARES") issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect subsidiary of Parent (collectively, the "PARENT COMPANIES") or Shares that are owned by the Company or any direct or indirect subsidiary of the Company and in each case not held on behalf of third parties or Shares ("DISSENTING SHARES") that are owned by stockholders ("DISSENTING STOCKHOLDERS") exercising appraisal rights pursuant to Section 86 of the MBCL (collectively, "EXCLUDED SHARES")) shall be converted into, and become exchangeable for (the "MERGER CONSIDERATION"), 0.680 shares (the "EXCHANGE RATIO") of Common Stock, no par value, of Parent ("PARENT COMMON STOCK"); PROVIDED, THAT, if the average of the per share closing prices of Parent Common Stock as reported on the New York Stock Exchange, Inc. (the "NYSE") composite transactions reporting system (as reported in the New York City edition of THE WALL STREET JOURNAL or, if not reported thereby, another authoritative source) for 20 trading days ending on the third trading day prior to the Stockholders Meeting (as defined in Section 6.5) (the "AVERAGE CLOSING PRICE") is less than $37.50, the Exchange Ratio shall be equal to $25.50 divided by the Average Closing Price; and
    (ii) in the event that the Average Closing Price is more than $41.50, the Exchange Ratio shall be equal to $28.22 divided by the Average Closing Price. At the Effective Time, all Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate (a "CERTIFICATE") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to the Merger Consideration and the right, if any, to receive pursuant to
    Section 4.2(e) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 4.1(a) and any distribution or dividend pursuant to Section 4.2(c).

        (b) COMPANY OPTIONS. At the Effective Time, all outstanding Company Options (as defined in Section 6.12(a)) will be assumed by Parent in accordance with Section 6.12(a).

        (c) CANCELLATION OF SHARES. Each Share issued and outstanding immediately prior to the Effective Time and owned by any of the Parent Companies or owned by the Company or any direct or indirect subsidiary of the Company (other than Shares that are in each case owned on behalf of third parties), shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

        (d) MERGER SUB. At the Effective Time, each share of common stock, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

    4.2.  EXCHANGE OF CERTIFICATES FOR SHARES.

        (a) EXCHANGE AGENT. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent with the Company's prior written approval, which shall not be unreasonably withheld (the "EXCHANGE AGENT"), for the benefit of the holders of Shares, certificates representing the shares of Parent Common Stock and, after the Effective Time, if applicable, any cash, dividends or other distributions with respect to the Parent Common Stock to be issued or paid pursuant to the last sentence of Section 4.1(a) in exchange for outstanding Shares upon due surrender of the Certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of this Article IV (such certificates for shares of Parent Common Stock, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the "EXCHANGE FUND").

        (b) EXCHANGE PROCEDURES. Promptly after the Effective Time (but in no event more than five (5) business days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) certificates representing shares of Parent Common Stock and (B) any unpaid dividends and other distributions and cash in lieu of fractional shares. Subject to
    Section 4.2(h), upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor
    (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article IV,
    (y) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional shares plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article IV, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates of shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

        For the purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

        (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES; VOTING. (i) All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

        (ii) Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

        (d) TRANSFERS. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

        (e) FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder's proportionate interest in the shares of Parent Common Stock based on the Average Closing Price.

        (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund and cash specified to be paid in lieu of fractional shares (including the proceeds of any investments thereof and any Parent Common Stock) that remains unclaimed by the stockholders of the Company for 180 days after the

    Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for payment of their shares of Parent Common Stock and any cash, dividends and other distributions in respect of the Parent Common Stock payable and/or issuable pursuant to Section 4.1 and Section 4.2(c) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (g) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash payable and any unpaid dividends or other distributions in respect of Parent Common Stock pursuant to Section 4.2(c) upon due surrender of and deliverable in respect of the Shares represented by such Certificate pursuant to this Agreement.

        (h) AFFILIATES. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any "affiliate" (as determined pursuant to Section 6.9) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 6.9 hereof.

    4.3. DISSENTERS' RIGHTS. No Dissenting Stockholder shall be entitled to shares of Parent Common Stock or cash in lieu of fractional shares thereof or any dividends or other distributions pursuant to this Article IV unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the MBCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by either Section 89 or Section 92 of the MBCL with respect to Shares owned by such Dissenting Stockholder. If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any Shares, such Shares shall thereupon be treated as though such Shares had been converted into shares of Parent Common Stock pursuant to Section 4.1 hereof. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the MBCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

    4.4. ADJUSTMENTS TO PREVENT DILUTION. In the event that Parent changes the number of Shares or shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for Shares or shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration and the Exchange Ratio shall be equitably adjusted.

                                   ARTICLE V

                         Representations and Warranties

    5.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company on or prior to entering into this Agreement (the "COMPANY DISCLOSURE LETTER"), the Company hereby represents and warrants to Parent and Merger Sub that:

        (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of the Company and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company's and its Subsidiaries' articles of organization or other similar organizational documents and by-laws, each as amended to date. The Company's and its Subsidiaries' certificates of incorporation and by-laws so delivered are in full force and effect. Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business.

        As used in this Agreement, the term (i) "SUBSIDIARY" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries and (ii) "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries taken as a whole.

        (b) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 60,000,000 Shares, of which 20,039,444 Shares were outstanding as of the close of business on September 27, 1996. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares reserved for issuance, except that, as of September 27, 1996, there were an aggregate of 3,733,941 Shares reserved for issuance pursuant to the Company's 1996 Stock Plan, 1996 Stock Bonus Plan for Senior Executives, Director's Deferred Compensation Plan, 1996 Stock Retainer Plan for Non-employee Directors, 1993 Employee Stock Purchase Plan, 1987 Stock Option and Appreciation Right Plan, 1989 Stock Plan, 1994 Stock Plan, 1984 Stock Option and Appreciation Right Plan, and Savings and Retirement Plan (the "STOCK PLANS"), 4,754,677 Shares reserved for issuance pursuant to the Rights Agreement, dated as of August 2, 1988, between the Company and The Chase Manhattan Bank, N.A. (the "RIGHTS AGREEMENT"). The Company Disclosure Letter contains a correct and complete list of each outstanding option to purchase Shares under the Stock Plans (each a "COMPANY OPTION"), including the holder, date of grant, exercise price and number of Shares subject thereto. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for directors' qualifying shares, owned by a direct or indirect wholly-owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("VOTING DEBT").

        (c) CORPORATE AUTHORITY; APPROVAL AND FAIRNESS. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to approval of this Agreement by the holders of two-thirds of the outstanding Shares (the "COMPANY REQUISITE VOTE"), the Merger. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "BANKRUPTCY AND EQUITY EXCEPTION").

        (ii) The board of directors of the Company (A) has unanimously approved this Agreement and the Merger and the other transactions contemplated hereby and (B) has received the opinion of its financial advisors, Merrill Lynch & Co. to the effect that the Exchange Ratio to be received by the holders of the Shares in the Merger (other than Parent and its AFFILIATES (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) is fair to such holders from a financial point of view, a copy of which opinion has been delivered to Parent.

        (d) GOVERNMENTAL FILINGS; NO VIOLATIONS. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the Exchange Act and the Securities Act of 1933, as amended (the "SECURITIES ACT") and
    (C) to comply with state securities or "blue-sky" laws, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission or body or other governmental entity ("GOVERNMENTAL ENTITY"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate transactions contemplated by this Agreement.

        (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of organization or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("CONTRACTS") binding upon the Company or any of its Subsidiaries or any Law (as defined in Section 5.1(i)) or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or
    (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Section 5.1(d) of the Company Disclosure Letter sets forth a correct and complete list of Contracts of the Company and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement, except for those Contracts where the failure to obtain such waiver or consent is not reasonably likely to have a Company Material Adverse Effect.

        (e) COMPANY REPORTS; FINANCIAL STATEMENTS. The Company has delivered or made available to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 1995 (the "AUDIT DATE"), including (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and (ii) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, and June 30, 1996, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date hereof, the "COMPANY REPORTS"). As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income, shareholders' equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

        (f) ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Company Reports filed prior to the date hereof, since the Audit Date the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries or any development or combination of developments affecting the Company of which the Company's executive officers (within the meaning of Rule 3b-7 under the Exchange Act) ("EXECUTIVE OFFICERS"), have knowledge, except those changes, developments or combinations of developments that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof; or (iv) any change by the Company in accounting principles, practices or methods. Since the Audit Date, except as provided for herein or as disclosed in the Company Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or any amendment of any of the Compensation and Benefit Plans (as defined below) other than increases or amendments in the ordinary course.

        (g) LITIGATION AND LIABILITIES. Except as disclosed in the Company Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Executive Officers of the Company, threatened against the Company or any of its Affiliates or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances of which the Executive Officers of the Company have knowledge that could result in any claims against, or obligations or liabilities of, the Company or any of its Affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

        (h)  EMPLOYEE BENEFITS.

           (i) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company and its Subsidiaries (other than plans maintained or sponsored by non-U.S. governmental entities) (the "COMPENSATION AND BENEFIT PLANS") and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans has been provided or made available to Parent prior to the date hereof. The Compensation and Benefit Plans are listed in Section 5.1(h) of the Company Disclosure Letter and any "change of control" or similar provisions therein are specifically identified in Section 5.1(h) of the Company Disclosure Letter.

           (ii) All Compensation and Benefit Plans are in substantial compliance with all applicable law, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "PENSION PLAN") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS"), and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the Executive Officers of the Company or the officer of the Company that is in charge of the day-to-day operations of the Company's Human Resources Department, threatened material litigation relating to the Compensation and Benefit Plans. Neither the Company nor any Subsidiary has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either
       Section 4975 of the Code or Section 502 of ERISA.

           (iii) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA AFFILIATE"). The Company and its Subsidiaries have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transaction contemplated by this Agreement.

           (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

           (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

           (vi) Neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan (other than benefits required to be continued under Part 6 of Subtitle B of Title I of ERISA or applicable state or foreign law), except as set forth in the Company Disclosure Letter. The Company or its Subsidiaries may amend or terminate any such plan under the terms of such plan at any time without incurring any material liability thereunder.

           (vii) The consummation of the Merger and the other transactions contemplated by this Agreement will not (x) entitle any employees of the Company or its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation or Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

           (viii) All Compensation and Benefit Plans covering current or former non-U.S. employees or former employees of the Company and its Subsidiaries comply in all material respects with applicable local law. The Company and its Subsidiaries have no material unfunded liabilities with respect to any Pension Plan that covers such non-U.S. employees.

        (i) COMPLIANCE WITH LAWS; PERMITS. Except as set forth in the Company Reports filed prior to the date hereof, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any law, ordinance, regulation, judgment, order, decree, arbitration award, license or permit of any Governmental Entity (collectively, "LAWS"), except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. To the knowledge of the officers of the Company, no material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries each has all permits, licenses, trademarks, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

        (j) TAKEOVER STATUTES. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (including Chapters 110C and 110D of the General Laws of Massachusetts) (each a "TAKEOVER STATUTE") or any applicable anti-takeover provision in the Company's articles of organization and by-laws is, or at the Effective Time will be, applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

        (k) ENVIRONMENTAL MATTERS. Except as would not be reasonably likely to result in a Company Material Adverse Effect, to the knowledge of the officers of the Company and its Subsidiaries and the Company's present Director of Environmental, Health and Safety: (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (as defined below); (ii) the properties currently owned or operated by the Company (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below) to such an extent that under applicable Environmental Laws they represent a current and significant threat to human health or the environment; (iii) the properties formerly owned or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous Substances on or prior to the period of ownership or operation by the Company or any of its Subsidiaries to such an extent that under applicable Environmental Laws they represent a current and significant threat to human health or the environment; (iv) neither the Company nor its Subsidiaries are presently subject to liability for any Hazardous Substance disposal or contamination on or under any third party property; (v) neither the Company nor any Subsidiary has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law;
    (vi) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity relating to liability under any Environmental Law or relating to Hazardous Substances; (vii) there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property of the Company pursuant to any Environmental Law and that represent a current and significant threat to human health or the environment; and (viii) the Company and its Subsidiaries have made reasonable efforts to provide material non-privileged information (e.g. information presently known to the company which sets forth the Company's or the Subsidiaries' present understanding of the nature and scope of any liability that may reasonably be incurred by the Company pursuant to an Environmental Law) to respond to data requests furnished by Parent.

        As used herein, the term "ENVIRONMENTAL LAW" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, judicial or administrative decision, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution or contamination of the environment.

        As used herein, the term "HAZARDOUS SUBSTANCE" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law;
    (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Government Authority pursuant to any Environmental Law.

        (l) ACCOUNTING AND TAX MATTERS. As of the date hereof, neither the Company nor, to the knowledge of the Executive Officers of the Company and the officer of the Company that is in charge of the day-to-day operations of the Company's Tax Department, any of its Affiliates has taken or agreed to take any action, nor do the officers of the Company have any knowledge of any fact or circumstance, that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" or prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        (m) TAXES. Except for matters that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed or delivered by any of them and all such filed or delivered Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes (as defined below) that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the knowledge of the Executive Officers of the Company and the officer of the Company that is in charge of the day-to-day operations of the Company's Tax Department threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the knowledge of the Executive Officers of the Company and the officer of the Company that is in charge of the day-to-day operations of the Company's Tax Department, any unresolved questions or claims concerning the Company's or any of its Subsidiaries' Tax liability that are reasonably likely to have a Company Material Adverse

    Effect. The Company has made available to Purchaser true and correct copies of the United States federal income Tax Return filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 1993, 1994 and 1995. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before June 30, 1996 in excess of the amounts accrued in respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date hereof.

        As used in this Agreement, (i) the term "TAX" (including, with correlative meaning, the terms "TAXES", and "TAXABLE") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "TAX RETURN" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority or any person relating to Taxes.

        (n) LABOR MATTERS. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Executive Officers of the Company following a reasonable inquiry, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries, nor has there been for the past five years any loss of employment (within the meaning of the Worker Adjustment and Retraining Act ("WARN ACT") of any employees of the Company and its Subsidiaries for which the Company has not given proper notice or made the required payments to such employees pursuant to the WARN Act. The Company has previously made available to Parent correct and complete copies of all labor and collective bargaining agreements, if any, to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound.

        (o) INSURANCE. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide, in the reasonable judgment of the Company, full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets.

        (p)  INTELLECTUAL PROPERTY.

           (i) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, trade dress, service marks, copyrights, and any applications therefor, technology, know-how, trade secrets, computer software programs or applications, and tangible or intangible information or materials whether proprietary or not that are used in the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

           (ii) Except as disclosed in the Company Reports or as is not reasonably likely to have a Company Material Adverse Effect:

               (A) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or other proprietary rights or confidential information and any specific or general know-how or technology associated therewith ("THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS");

               (B) no claims with respect to the patents, registered and unregistered trademarks and service marks, registered copyrights, trade names, trade dress and any applications therefor, trade secrets, know-how and any other proprietary or confidential information owned by the Company or any of its subsidiaries (the "COMPANY INTELLECTUAL PROPERTY RIGHTS"), or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction, or distribution of such Third Party Intellectual Property Rights by or through the Company or any of its subsidiaries, are currently pending or, to the knowledge of the officers of the Company, are asserted or threatened by any person;

               (C) the Company and its officers do not know of any grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product as now made, used, sold or licensed or proposed for manufacture use, sale or license by Company or any of its Subsidiaries, infringes or violates any agreement pertaining to any copyright, patent, trademark, service mark, or trade secret, trade dress, or any other proprietary right or confidential information belonging to a third party; (ii) against the use by the Company or any of its Subsidiaries, of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how, or computer software programs and applications, trade dress, or any other proprietary right or confidential information used in the business of the Company or any of its subsidiaries as currently conducted; (iii) challenging the ownership, validity, or effectiveness of any of the Company Intellectual Property Rights; or
           (iv) challenging the license or legally enforceable right to use or transfer of the Third Party Intellectual Rights by the Company or any of its Subsidiaries;

               (D) to the knowledge of the officers of the Company, all patents, trademarks, service marks, copyrights, trade names, trade dress, trade secrets and all other proprietary or confidential information held or owned by the Company are valid, enforceable and subsisting; and

               (E) to the knowledge of the officers, agents and employees of the Company, there is no unauthorized use, infringement or misappropriation of any kind of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

        (q) RIGHTS PLAN. (i) The Company has taken all action necessary to ensure that the Rights Agreement will expire immediately prior to the Effective Time and that the execution of this Agreement and any agreements between the Company and Parent or Merger Subsidiary and the consummation of the Merger and the other transactions contemplated hereby do not and will not cause either a Distribution Date or Stock Acquisition Date to occur (each, as defined in the Rights Agreement).

        (ii) The Company has taken all necessary action with respect to all of the outstanding Rights so that, as of immediately prior to the Effective Time, (A) neither the Company nor Parent will have any obligations under the Rights or the Rights Agreement and (B) the holders of the Rights will have no rights under the Rights or the Rights Agreement.

        (r) PRODUCT LIABILITY AND RECALLS. (i) Except as disclosed in the Company Reports, the Executive Officers of the Company do not know of any claim, or the basis of any claim, against the Company or any of its Subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which is reasonably likely to have a Company Material Adverse Effect.

        (ii) Except as disclosed in the Company Reports, there is no pending or, to the knowledge of the Executive Officers of the Company, threatened recall or investigation of any product sold by the Company, which recall or investigation is reasonably likely to have a Company Material Adverse Effect.

        (s) ACCOUNTS RECEIVABLE. The accounts receivable of the Company and its Subsidiaries as reflected in the most recent financial statements contained in the Company Reports, to the extent uncollected on the date hereof, and the accounts receivable reflected on the books of and its Subsidiaries are valid and existing and represent monies due, and the Company has made reserves it reasonably considers adequate for receivables not collectible in the ordinary course of business, and (subject to the aforesaid reserves) to the knowledge of the Executive Officers of the Company, are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof, except for such refunds, adjustments, defenses, rights of setoff, assignments, restrictions, encumbrances or conditions as could not reasonably be expected to have a Company Material Adverse Effect.

        (t) INVENTORY. The inventories of the Company and its Subsidiaries as reflected in the most recent financial statements contained in the Company Reports, or acquired by the Company or any of its Subsidiaries after the date thereof, (i) are carried at an amount not in excess of the lower of cost or net realizable value, and (ii) do not include any inventory which is obsolete, surplus or not usable or saleable in the lawful or ordinary course of business of the Company and its Subsidiaries as heretofore conducted, in each case net of reserves provided therefor except, in each case, as is not reasonably likely to have a Company Material Adverse Effect.

        (u) WARRANTIES. All products manufactured or sold by the Company or any of its Subsidiaries have been manufactured or sold in substantial conformity with applicable contractual commitments and all express or implied warranties except for such non-substantial conformity as is not reasonably likely to have a Company Material Adverse Effect.

        (v) BROKERS AND FINDERS. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Merrill Lynch & Co. as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof.

    5.2. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent on or prior to entering into this Agreement (the "PARENT DISCLOSURE LETTER"), Parent and Merger Sub each hereby represent and warrant to the Company that:

        (a) CAPITALIZATION OF MERGER SUB. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, without par value, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or other voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

        (b) ORGANIZATION, GOOD STANDING AND QUALIFICATION. Parent and its Subsidiaries each is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, is not reasonably likely to have a Parent Material Adverse Effect (as defined below). Parent has made available to the Company a complete and correct copy of Parent's charter and by-laws, as amended to the date hereof. Parent's charter and by-laws so delivered are in full force and effect.

        The term "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, properties, business or results of operations of the Parent and its Subsidiaries taken as a whole.

        (c) CAPITAL STRUCTURE. The authorized capital stock of Parent consists of 80,000,000 shares of Parent Common Stock, of which 40,425,747 shares were outstanding as of the close of business on September 28, 1996, and 500,000 shares of Preferred Stock, no par value (the "PARENT PREFERRED SHARES"), of which no shares were outstanding as of the close of business on September 28, 1996. All of the outstanding Parent Common Stock and Parent Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable. Parent has no Parent Common Stock or Parent Preferred Shares reserved for issuance, except that, as of September 28, 1996, there were an aggregate of 703,315 shares of Parent Common Stock reserved for issuance pursuant to the Parent 1985 Stock Option Plan, 1993 Management Stock Ownership Plan and Restricted Stock Plan for Non-employee Directors (the "PARENT STOCK PLANS"). Each of the outstanding shares of capital stock of each of Parent's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for directors' qualifying shares, owned by a direct or indirect wholly-owned subsidiary of Parent, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Parent or any of its Subsidiaries, and no securities or obligation evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter ("PARENT VOTING DEBT").

        (d)  CORPORATE AUTHORITY.

           (i) Parent and Merger Sub each have all requisite corporate power and authority and each has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to any stockholder approval necessary to approve this Agreement and to permit the issuance of Parent Common Stock required to be issued pursuant to Article IV (the "PARENT REQUISITE VOTE"), the Merger. This Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

           (ii) Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to Article IV. The Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Parent Common Stock, when issued, will be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities or "blue sky" laws.

        (e) GOVERNMENTAL FILINGS; NO VIOLATIONS. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Act and the Exchange Act, (C) to comply with state securities or "blue sky" laws and (D) required to be made with the NYSE no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

        (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in a breach or violation of, or a default under, the certificate or by-laws of Parent and Merger Sub or the comparable governing instruments of any of its Subsidiaries.

        (f) PARENT REPORTS; FINANCIAL STATEMENTS. Parent has delivered or made available to the Company each registration statement, report, proxy statement or information statement prepared by it since December 31, 1995 (the "PARENT AUDIT DATE"), including (i) Parent's Annual Report on Form 10-K for the year ended December 31, 1995 and (ii) Parent's or Parent's predecessor's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996 and June 30, 1996, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "PARENT REPORTS"). As of their respective dates, the Parent Reports did not, and any Parent Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of earnings, shareholders' equity and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

        (g) ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Parent Reports filed prior to the date hereof, since the Parent Audit Date Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, properties, business or results of operations of Parent and its Subsidiaries or any development or combination of developments affecting Parent of which Parent's Executive Officers have knowledge, except those changes, developments or combinations of developments that, individually or in the aggregate, are not reasonably likely to result in a Parent Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, whether or not covered by insurance; (iii) any change by Parent in accounting principles, practices or methods; or (iv) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof.

        (h) ACCOUNTING AND TAX MATTERS. Neither Parent nor, to the knowledge of the Executive Officers of the Parent, any of its Affiliates has taken or agreed to take any action, nor do the officers of Parent have any knowledge of any fact or circumstance, that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" or prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        (i) BROKERS AND FINDERS. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Morgan Stanley & Co. Incorporated and Donaldson, Lufkin and Jenrette as its financial advisors, the arrangements with which have been disclosed in writing to the Company prior to the date hereof.

        (j) ENVIRONMENTAL MATTERS. Except as would not be reasonably likely to result in a Parent Material Adverse Effect, to the knowledge of the officers of Parent and its Subsidiaries: (i) Parent's and its Subsidiaries' current operating facilities are in compliance with applicable Environmental Laws;
    (ii) neither Parent's nor its Subsidiaries' current or former operating facilities are subject to any order by any governmental entity relating to an obligation to incur response costs under CERCLA or analogous state environmental cleanup law due to a release of Hazardous Substances to the environment for which Parent or its Subsidiaries are being held potentially responsible; (iii) neither Parent nor its Subsidiaries have received written notices of potential responsibility, requests for information, orders, or claims relating to releases of Hazardous Substances to the environment.

                                   ARTICLE VI

                                   Covenants

    6.1. COMPANY INTERIM OPERATIONS. The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement):

        (a) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve its business organization substantially intact, to keep available the services of those of its present officers, employees and consultants that are integral to the operation of its business as presently conducted and to maintain its existing relations and goodwill with customers, suppliers, distributors, creditors and lessors;

        (b) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its articles of organization or by-laws or amend, modify or terminate the Rights Agreement; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries and other than regular quarterly cash dividends not in excess of $.04 per Share; or (v) repurchase, redeem or otherwise acquire, except in connection with the Stock Plans or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

        (c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than Shares issuable pursuant to options or other rights outstanding on the date hereof under the Stock Plans and except for shares to be issued pursuant to the Company's 1993 Employee Stock Purchase Plan, as amended); (ii) other than in the ordinary and usual course of business or in amounts less than $250,000 individually or $2,000,000 in the aggregate transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries), or incur or modify any material indebtedness or other liability; or (iii) other than in the ordinary and usual course of business make any commitments for, make or authorize any capital expenditures other than in amounts less than $250,000 individually and $2,000,000 in the aggregate or, by any means, make any acquisition of, or investment in, assets or stock of any other Person or entity;

        (d) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans or increase the salary or wage of any employees except increases occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation increases);

        (e) neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

        (f) neither it nor any of its Subsidiaries shall make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business;

        (g) neither it nor any of its Subsidiaries shall take any action or omit to take any action that would prevent the Merger from qualifying for "pooling of interests" accounting treatment or as a "reorganization" within the meaning of Section 368(a) of the Code or that would cause any of its representations and warranties herein to become untrue in any material respect; and

        (h) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

    6.2. PARENT INTERIM OPERATIONS. Parent covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless the Company shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement):

        (a) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve its business organization substantially intact, to keep available the services of those of its present officers, employees and consultants that are integral to the operation of its business as presently conducted and to maintain its relations and goodwill with customers, suppliers, distributors, creditors and lessors; and

        (b) it shall not (i) amend its charter or by-laws, or (ii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock except that a wholly owned Subsidiary of Parent may declare and pay a dividend to its parent, and except that Parent may declare and pay dividends consistent with past practice.

    6.3. ACQUISITION PROPOSALS. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, it or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL") or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent the Company or its board of directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the board of directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreements (as defined in Section 9.7); (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the stockholders of the Company, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the board of directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law and, in the case referred to in clause (D) above, (ii) the board of directors of the Company believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably likely to be consummated, and would, if consummated, result in a transaction more favorable to the Company's stockholders than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "SUPERIOR PROPOSAL"). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.3 and in the Confidentiality Agreements. The Company agrees that it will notify Parent promptly, but in no event more than 24 hours, after any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, any of its representatives and thereafter shall keep Parent informed, on a current basis, on the status of any such negotiations or discussions (but not including the identity of any third party or the terms and conditions of any such offer or proposal). The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

    6.4. INFORMATION SUPPLIED. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the joint proxy statement and prospectus (the "PROSPECTUS/PROXY STATEMENT") constituting a part thereof) (the "S-4 REGISTRATION STATEMENT") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meetings of stockholders of the Company and Parent to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    6.5. STOCKHOLDERS MEETINGS. The Company will take, in accordance with applicable law and its articles of organization and by-laws, all action necessary to convene a meeting of holders of Shares (the "STOCKHOLDERS MEETING") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of this Agreement. Parent will take, in accordance with its charter and by-laws, all action necessary to convene a meeting of holders of Parent Common Stock as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of this Agreement and approval of the issuance of Parent Common Stock in the Merger. Subject to fiduciary obligations under applicable law, each of the Company's and Parent's board of directors shall recommend such approval and shall take all lawful action to solicit such approval.

    6.6. FILINGS; OTHER ACTIONS; NOTIFICATION. (a) The Company and Parent shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. The Company and Parent each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the respective stockholders of each of the Company and Parent. Parent shall also use its reasonable best efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

    (b) The Company and Parent each shall use its best efforts to cause to be delivered to the other party and its directors a letter of its independent auditors, dated (i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

    (c) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; PROVIDED, HOWEVER, that nothing in this Section 6.6 shall require, or be construed to require, Parent to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its assets or businesses) or to agree to any material changes or restriction in the operations of any such assets or businesses. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

    (d) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

    (e) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, respectively.

    6.7. TAXATION AND ACCOUNTING. Subject to Section 6.3, neither Parent nor the Company shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

    6.8. ACCESS. Upon reasonable notice, and except as may otherwise be required by applicable law, the Company and Parent each shall (and shall cause its Subsidiaries to) afford the other's officers, employees, counsel, accountants and other authorized representatives ("REPRESENTATIVES") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, PROVIDED that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub, and PROVIDED, FURTHER, that the foregoing shall not require the Company or Parent to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or Parent, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or Parent, as the case may be, shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or Parent, as the case may be, or such Person as may be designated by either of its officers, as the case may be. All such information shall be governed by the terms of the Confidentiality Agreements. Furthermore with respect to any and all access to properties for environmental review and diligence purposes, Parent shall be granted access to any facility currently owned or operated by the Company to perform a Phase I assessment so long as such assessment is presumptively non-intrusive in nature, the site visits and discussions are performed in collaboration with the Director of Environmental Health and Safety or his designee, schedule and times for such assessments are mutually agreed upon in advance, that Parent or its contractors will be accompanied by the Company representatives at all times, and no notification or discussions of environmental matters are initiated with governmental agencies or third parties without the prior notice to and agreement by the Company. The Phase I reports shall remain the property of Parent. However if Parent, based upon the conclusions in the Phase I report, desires to perform intrusive testing, Parent shall present such request and the supporting written justification to the Company and both parties shall use reasonable best efforts to mutually agree upon the need, scope, and nature of any such intrusive investigation. Any intrusive investigation shall be under the supervision of the Company and all results of any intrusive investigation shall be immediately shared with the Company. Any and all costs of any investigation, including any intrusive testing, shall be borne entirely by Parent.

    6.9. AFFILIATES. (i) Prior to the Stockholders Meeting, the Company shall deliver to Parent a list of names and addresses of those Persons who will be, in the opinion of the Company, as of the time of the Stockholders Meeting referred to in Section 6.5, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act and for the purposes of applicable interpretations regarding the pooling-of-interests method of accounting. The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list and shall notify Parent in writing regarding any change in the identity of its affiliates prior to the Closing Date. The Company shall exercise its best efforts to deliver or cause to be delivered to Parent, prior to the date of the Stockholders Meeting, from each affiliate of the Company identified in the foregoing list, a letter dated as of the date of the Stockholders Meeting substantially in the form attached as Exhibit A-1 (the "AFFILIATES LETTER"). Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates received in the Merger and the certificates representing Parent Common Stock received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section. Prior to the Effective Time Parent shall amend and supplement its letter and the Company shall use its best efforts to cause each additional affiliate to deliver an Affiliates Letter.

    (ii) Prior to the date of the Stockholders Meeting, Parent shall deliver to the Company a list of names and addresses of those Persons who will be, in the opinion of Parent, at the time of the Stockholders Meeting referred to in
Section 6.5, "affiliates" of Parent for the purposes of applicable interpretations regarding the pooling-of-interests method of accounting. Parent shall provide to the Company such information and documents as the Company shall reasonably request for purposes of reviewing such list and shall notify the Company in writing regarding any change in the identity of its affiliates prior to the Closing Date. Parent shall exercise its best efforts to deliver or cause to be delivered to the Company, prior to the date of the Stockholders Meeting, from each of such affiliates of Parent identified in the foregoing list, a letter dated as of the date of the Stockholders Meeting substantially in the form attached as Exhibit A-2 (the "POOLING AFFILIATES LETTER").

    6.10. STOCK EXCHANGE LISTING AND DE-LISTING. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE subject to official notice of issuance, prior to the Closing Date. The Company shall use its best efforts to cause the Shares to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

    6.11. PUBLICITY. The initial press release shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

    6.12.  BENEFITS.

        (a)  STOCK OPTIONS.

           (i) At the Effective Time, each outstanding option to purchase Shares (a "COMPANY OPTION") under the Stock Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, the same number of shares of Parent Common Stock equal to the result of multiplying (w) the number of shares subject to a Company Option by (y) the Exchange Ratio, as and if adjusted, as the holder of such Company Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (y) the exercise price per Share for the Shares otherwise purchasable pursuant to such Company Option divided by (z) the Exchange Ratio, as and if adjusted; PROVIDED, HOWEVER, that in the case of any Company Option which is an incentive stock option under Section 422 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to the Stock Plans to permit the assumption of the unexercised Company Options by Parent pursuant to this Section.

           (ii) Effective at the Effective Time, Parent shall assume each Company Option in accordance with the terms of the Stock Plan under which it was issued and the stock option agreement by which it is evidenced. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed by it in accordance with this Section. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form with respect to the Parent Common Stock subject to such Company Options, and shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Options remain outstanding.

        (b) ELECTION TO PARENT'S BOARD OF DIRECTORS. At the Effective Time, Parent shall promptly increase the size of its board of directors in order to enable Messrs. Thomas McDermott and John Lemasters to be appointed to Parent's board of directors and for at least one year after the next annual meeting of the shareholders of Parent, subject to fiduciary obligations under applicable law, shall use its best efforts to cause Messrs. McDermott and Lemasters to be elected as directors of Parent by the shareholders of Parent.

        (c) OTHER EMPLOYEE BENEFITS. Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company will continue to be provided with benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of securities of the Company or Parent) which in the aggregate are substantially comparable to those currently provided by Parent to employees of Parent holding comparable positions. Employees of the Company will have the rights set forth in
    Section 6.11 with respect to conversion of their Company Options into options to purchase Parent Common Stock and will have the same rights as existing employees of Parent to participate in Parent's stock option plans in accordance with the terms thereof but subject to appropriate transitional provisions (i) to adjust to Parent's annual grant cycle and (ii) to take into account grants made by the Company in the twelve months prior to the Effective Time. Parent will honor without modification all employee (or former employee) benefit obligations under the Compensation and Benefit Plans accrued as of the Effective Time and all employee severance plans (or policies) and employment or severance agreements that were entered into by the Company or adopted by the Board of Directors of the Company prior to the date hereof and as specifically identified in Schedule 6.12(c).

    6.13. EXPENSES. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Section 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement shall be shared equally by Parent and the Company.

    6.14. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) From and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity) determined as of the Effective Time (the "INDEMNIFIED PARTIES"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Massachusetts law and its articles of organization or by-laws in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law PROVIDED the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and PROVIDED, FURTHER, that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Massachusetts law and the Company's by-laws shall be made by independent counsel selected by the Surviving Corporation.

    (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 6.14, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and PROVIDED, FURTHER, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

    (c) The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance ("D&O INSURANCE") for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of the last annual premium paid prior to the date hereof, subject to customary increases in accordance with industry practice (the "CURRENT PREMIUM"); PROVIDED, HOWEVER, that if the existing D&O Insurance expires, is terminated or cancelled during such six-year period, the Surviving Corporation will use its reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 1.50 times the Current Premium.

    (d) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section.

    (e) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

    6.15.  OTHER ACTIONS BY THE COMPANY AND PARENT.

        (a) RIGHTS. Prior to the Effective Time, the board of directors of the Company shall take all necessary action to ensure that the Rights Agreement shall expire by its terms, effective immediately prior to the Effective Time.

        (b) TAKEOVER STATUTE. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

        (c) DIVIDENDS. The Company shall coordinate with Parent the declaration, setting of record dates and payment dates of dividends on Shares so that holders of Shares do not receive dividends on both Shares and Parent Common Stock received in the Merger in respect of any calendar quarter or fail to receive a dividend on either Shares or Parent Common Stock received in the Merger in respect of any calendar quarter.

    6.16. PARENT VOTE. Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares and any shares of common stock of Merger Sub beneficially owned by it or any of its Affiliates or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the approval of this Agreement at any meeting of stockholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of either the Company or Merger Sub by consent in lieu of a meeting).

                                  ARTICLE VII

                                   Conditions

    7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

        (a) STOCKHOLDER APPROVAL. This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote and have been duly approved by the sole stockholder of Merger Sub in accordance with applicable law and the certificate of incorporation and by-laws of each such corporation, and the approval of this Agreement and the issuance of Parent Common Stock pursuant to the Merger shall have been duly approved by the holders of Parent Common Stock constituting the Parent Requisite Vote.

        (b) NYSE LISTING. The shares of Parent Common Stock issuable to the Company stockholders pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

        (c) REGULATORY CONSENTS. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than the filing provided for in Section 1.3, all filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, "GOVERNMENTAL CONSENTS") in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be).

        (d) LITIGATION. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement (collectively, an "ORDER"), and no Governmental Entity or any other Person shall have instituted any proceeding or threatened to institute any proceeding seeking any such Order.

        (e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

        (f) BLUE SKY APPROVALS. Parent shall have received all state securities and "blue sky" permits and other authorizations necessary to consummate the transactions contemplated hereby.

    7.2. CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent prior to the Effective Time of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

        (c) CONSENTS UNDER AGREEMENTS. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any material Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or is not reasonably likely to materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement.

        (d) TAX OPINION. Parent shall have received the opinion of Sullivan & Cromwell, special counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Sullivan & Cromwell may require and rely upon representations and covenants including those contained in certificates of officers of Parent, Company and Merger Sub and others.

        (e) DISSENTING SHARES. The aggregate amount of Dissenting Shares, together with "tainted treasury shares" and other items which would violate the provisions required to account for the transaction as a "pooling of interests," in the aggregate shall not exceed 10% of the total number of outstanding Shares at the Effective Time.

        (f)  RIGHTS AGREEMENT.  The Rights shall have expired.

        (g) AFFILIATES LETTERS. Parent shall have received an Affiliates Letter from each Person identified as an affiliate of the Company pursuant to Section 6.9.

        (h) ACCOUNTANT LETTERS. Parent shall have received, in form and substance reasonably satisfactory to Parent, from KPMG Peat Marwick LLP the "comfort" letter described in Section 6.6(b) as well as a letter to the effect that the Merger will qualify for "pooling-of-interests" accounting treatment and shall have received a copy of the "pooling-of-interests" letter referred to in Section 7.3(d).

    7.3. CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company prior to the Effective Time of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date) and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and Merger Sub to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND MERGER SUB. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

        (c) TAX OPINION. The Company shall have received the opinion of Hale and Dorr, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Hale and Dorr may require and rely upon representations and covenants of officers of Parent, Company and Merger Sub and others.

        (d) ACCOUNTANT LETTERS. The Company shall have received from Deloitte & Touche the "comfort" letter described in Section 6.6(b) as well as a letter to the effect that, with respect to matters relating to the Company, the Merger will qualify for "pooling-of-interests" accounting treatment and shall have received a copy of the "pooling-of-interests" letter referred to in Section 7.2(h).

                                  ARTICLE VIII

                                  Termination

    8.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company and Parent referred to in Section 7.1(a), by mutual written consent of the Company, Parent and Merger Sub, by action of their respective boards of directors.

    8.2. TERMINATION BY EITHER PARENT OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (i) the Merger shall not have been consummated by March 31, 1997, whether such date is before or after the date of approval by the stockholders of the Company or Parent (the "TERMINATION DATE"), (ii) the approval of the Company's stockholders required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, (iii) the approval of Parent's stockholders as required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or (iv) any Order permanently restraining, enjoining or otherwise prohibiting the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company or Parent); PROVIDED, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

    8.3. TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 7.1(a), by action of the board of directors of the Company:

        (a) if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement and (notwithstanding the penultimate sentence of Section 6.3) sets forth in such notice the material terms of such proposed transaction and (iii) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5. The Company agrees (i) that it will not enter into a binding agreement referred to in clause (ii) above until at least the twenty-four hours after it has provided the notice to Parent required thereby and (ii) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

        (b) if (i) the Board of Directors of Parent shall have withdrawn or adversely modified its approval or recommendation of this Agreement or (ii) there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to the party committing such breach.

    8.4. TERMINATION BY PARENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of Parent referred to in Section 7.1(a), by action of the board of directors of Parent:

        (a) if (i) the board of directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or (ii) there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the party committing such breach; or

        (b) if the Average Closing Price is below $32.00.

    8.5. EFFECT OF TERMINATION AND ABANDONMENT. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability of any party hereto (or any of its directors, officers, employees, agents, legal and financial advisors or other representatives); PROVIDED, HOWEVER, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement.

    (b) In the event that (i) an Acquisition Proposal shall have been made to the Company or its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company and thereafter this Agreement is terminated pursuant to
Section 8.2(ii) or Section 8.4(a)(i) and, in any such case, within nine (9) months following such termination, (x) the Company enters into an agreement with respect to an Acquisition Proposal with any person or entity other than Parent (such person being hereinafter referred to as an "OTHER ACQUIROR") or (y) an Other Acquiror shall have become the beneficial owner (as such term is defined in Rule 13d-3 of the Exchange Act) of a majority of the outstanding shares of capital stock entitled to vote in the election of directors of the Company (each such transaction set forth in clause (x) and(y) above being hereinafter referred to as an "OTHER TRANSACTION"), in either case at a per Share price of $25.50 or more (the "MINIMUM PRICE"); it being understood that to the extent that securities of an Other Acquiror are paid in an Other Transaction, for purposes of calculating the per Share price, the value of the securities of such Other Acquiror to be paid in such Other Transaction shall be calculated based on the closing market price of such securities on the trading day next preceding the date of the public announcement of such Other Transaction; PROVIDED, THAT, Parent is not in material breach of this Agreement; PROVIDED, FURTHER, THAT, in the event that the Company changes the number of Shares issued and outstanding prior to the end of such period commencing nine (9) months after such termination as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender offer or exchange offer, or other similar transaction, or pays any cash dividend other than regular cash dividends not in excess of $.04 per Share, the Minimum Price shall be equitably adjusted, then the Company shall within two business days after the occurrence of an Other Transaction pay Parent a termination fee of $15 million (the "TERMINATION FEE") and shall promptly, but in no event later than two business days after being notified of such by Parent, pay all of the documented out-of-pocket charges and expenses, including those of the Exchange Agent, incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement (together, the "PARENT EXPENSES") up to a maximum amount of $1,500,000, in each case payable by wire transfer of same day funds. In addition, if this Agreement is terminated by the Company pursuant to Section 8.3(a), then the Company shall promptly, but in no event later than two business days after the date of such termination, pay Parent the Termination Fee and shall promptly, but in no event later than two business days after being notified of such by Parent, pay all of the Parent Expenses up to a maximum amount of $1,500,000 in each case payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Parent or Merger Sub its costs and expenses

(including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                                   ARTICLE IX

                           Miscellaneous and General

    9.1. SURVIVAL. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Sections 6.7 (Taxation and Accounting), 6.12 (Benefits), 6.13 (Expenses) and 6.14 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.13 (Expenses), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreements shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

    9.2. MODIFICATION OR AMENDMENT. Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

    9.3. WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

    9.4. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    9.5. GOVERNING LAW; WAIVER OF JURY TRIAL. (A) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

    (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

    9.6. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by nationally recognized overnight courier service, or by facsimile:

                         IF TO PARENT OR MERGER SUB

                         Thomas & Betts Corporation

                         1555 Lynnfield Road

                         Memphis, Tennessee 38119

                         Attention: President

                         fax: (901) 537-8986

                         with a copy to Neil T. Anderson, Esq.

                         Sullivan & Cromwell

                         125 Broad Street

                         New York, New York 10004

                         fax: (212) 558-3588

                         IF TO THE COMPANY

                         Augat Inc.

                         89 Forbes Boulevard

                         Mansfield, Massachusetts 02048

                         Attention: President

                         fax: (508) 543-7019

                         with a copy to Thomas E. Neely, Esq.,

                         Hale and Dorr

                         60 State Street

                         Boston, Massachusetts 02109

                         fax: (617) 526-5000.

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by facsimile shall be deemed effective on the first business day on which such notice or communication is received. Any notice or communication sent by registered or certified mail shall be deemed effective as of the fifth business day after which such notice or communication was mailed following the day in which such notice or communication was mailed.

    9.7. ENTIRE AGREEMENT. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreements, dated September 6, 1996, between Parent and the Company and dated September 21, 1996 between Parent and Company (the "CONFIDENTIALITY AGREEMENTS") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

    9.8. NO THIRD PARTY BENEFICIARIES. Except as provided in Section 6.14 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

    9.9. OBLIGATIONS OF PARENT AND OF THE COMPANY. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

    9.10. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

    9.11. INTERPRETATION. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    9.12. ASSIGNMENT. This Agreement shall not be assignable by operation of law or otherwise; PROVIDED, HOWEVER, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                          AUGAT INC.
                                          By: /s/ Marcel P. Joseph
                                          --------------------------------------
                                          Name: Marcel P. Joseph
                                          Title: President & COO
                                          By: /s/ Lynda M. Avallone
                                          --------------------------------------
                                          Name: Lynda M. Avallone
                                          Title: Treasurer

                                          THOMAS & BETTS CORPORATION
                                          By: /s/ Jerry Kronenberg
                                          --------------------------------------
                                          Name: Jerry Kronenberg
                                          Title: Vice President--General Counsel
                                          By: /s/ Fred R. Jones
                                          --------------------------------------
                                          Name: Fred R. Jones
                                          Title: Vice President--Finance &
                                          Treasurer
                                          EG ACQUISITIONS CORP.
                                          By: /s/ Jerry Kronenberg
                                          --------------------------------------
                                          Name: Jerry Kronenberg
                                          Title: Vice President--General Counsel
                                          By: /s/ Fred R. Jones
                                          --------------------------------------
                                          Name: Fred R. Jones
                                          Title: Vice President--Finance &
                                          Treasurer

                                                                      APPENDIX B


                          [LETTERHEAD]

                                                                November 7, 1996

Board of Directors
Thomas & Betts Corporation
1555 Lynnfield Road
Memphis, TN 38119

Members of the Board:

    We understand that Augat Inc. (the "Company"), Thomas & Betts Corporation ("Buyer") and EG Acquisitions Corp., a wholly-owned subsidiary of Buyer ("Sub") have entered into an Agreement and Plan of Merger, dated as of October 7, 1996 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Buyer and each issued and outstanding share of common stock, par value $.10 per share (the "Company Common Stock") of the Company, other than shares held in the treasury or any shares held by Buyer or any wholly owned subsidiary of the Company or Buyer, or as to which dissenters' rights have been perfected, will be converted into .68 shares subject to adjustment in certain circumstances as provided for in the Merger Agreement (the "Exchange Ratio") of common stock ("Buyer Common Stock") of Buyer. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

    You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

    For purposes of the opinion set forth herein, we have:

    (i) analyzed certain publicly available financial statements and other information of the Company and the Buyer, respectively;

    (ii) analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

    (iii) analyzed certain financial projections for the Company prepared by the managements of the Company and Buyer, respectively;

    (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

    (v) discussed the past and current operations and financial condition and the prospects of the Buyer with senior executives of the Buyer, and analyzed the pro forma impact of the Merger on the Buyer's earnings per share and consolidated capitalization;

    (vi) reviewed the reported prices and trading activity for the Company Common Stock and Buyer Common Stock;

    (vii) compared the financial performance of the Company and Buyer and the prices and trading activity of the Company Common Stock and Buyer Common Stock with that of certain other comparable publicly-traded companies and their securities;

    (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

                                                                  MORGAN STANLEY

    (ix) discussed with senior executives of the Company and the Buyer their views of the strategic rationale for the Merger and their estimates of the cost savings and other benefits of the Merger to Buyer;

    (x) participated in discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

    (xi)  reviewed the Merger Agreement and certain related documents; and

    (xii) performed such other analyses and considered such other factors as we have deemed appropriate.

    We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Buyer. We have relied upon, with your consent, the assumptions of management of Buyer regarding cost savings and other benefits that will result from the Merger. We have assumed that the Merger will be treated as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles. We have also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Buyer, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have acted as financial advisor to the Buyer in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services to the Buyer and have received fees for the rendering of these services.

    It is understood that this letter is for the information of the Board of Directors of the Buyer and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Buyer with the Securities and Exchange Commission with respect to the Merger or the issuance of Buyer Common Stock in connection with the Merger. In addition, we express no opinion or recommendation as to how the holders of Buyer Common Stock should vote at the shareholders' meeting held in connection with the Merger.

    Based on the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

                                          Very truly yours,
                                          MORGAN STANLEY & CO. INCORPORATED


                                          By: /s/ Francis J. Oelerich III
                                          --------------------------------------
                                             Francis J. Oelerich III
                                             Principal

                                                                      APPENDIX C




   [LOGO]

                                                                November 7, 1996

Board of Directors of
Augat Inc.
89 Forbes Boulevard
Mansfield, Massachusetts 02048

Gentlemen:

    Augat Inc. (the "Company"), Thomas & Betts Corporation (the "Acquiror") and EG Acquisitions Corp. (the "Acquisition Sub"), a wholly owned subsidiary of the Acquiror, propose to enter into an agreement (the "Merger Agreement") pursuant to which the Company will be merged with the Acquisition Sub in a transaction (the "Merger") in which each outstanding share of the Company's common stock par value $.10 per share (the "Shares"), will be converted into the right to receive
0.680 shares of the common stock of the Acquiror (the "Acquiror Shares") provided that (i) if the Average Closing Price (as defined in the Merger Agreement) of an Acquiror Share if less than $37.50, each outstanding Share will be converted into the right to receive a fraction of an Acquiror Share determined by dividing $25.50 by the Average Closing Price and (ii) if the Average Closing Price of an Acquiror Share is more than $41.50, each outstanding Share will be converted into the right to receive a fraction of an Acquiror Share determined by dividing $28.22 by the Average Closing Price (the fraction of an Acquiror Share to be received in the Merger in respect of each Share, the "Exchange Ratio").

    You have asked us whether, in our opinion, the Exchange Ratio is fair to the holders of the Shares (other than the Acquiror and its affiliates) from a financial point of view.

    In arriving at the opinion set forth below, we have:

    (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1995 and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1996 and June 30, 1996;

    (2) Reviewed the Acquiror's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1995 and the Acquiror's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1996 and June 30, 1996;

    (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and the Acquiror furnished to us by the Company and the Acquiror, respectively, and reviewed certain projected synergies resulting from the Merger prepared by the Company's management;

    (4) Conducted discussions with members of senior management of the Company and the Acquiror concerning their respective businesses and prospects;

    (5) Reviewed the historical market prices and trading activity for the Shares and the Acquiror Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Company and the Acquiror, respectively;

    (6) Compared the results of operations of the Company and the Acquiror with that of certain companies which we deemed to be reasonably similar to the Company and the Acquiror, respectively;

    (7) Compared the proposed financial terms of the transactions contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

    (8) Reviewed the Merger Agreement and the Joint Proxy Statement/Prospectus; and

    (9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and the Acquiror, and we have not independently verified such information or undertaken an independent appraisal of the assets or liabilities of the Company or the Acquiror. With respect to the financial forecasts furnished by the Company, including, without limitation, projected synergies resulting from the Merger, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company and that such forecasts will be realized in the amount and at the times contemplated thereby. With respect to the financial forecasts furnished by the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates of the Acquiror's management as to the expected future financial performance of the Acquiror and that such forecasts will be realized in the amounts and at the times contemplated thereby. We have also assumed, with your consent, that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that, for federal income tax purposes, the Merger will qualify as a reorganization under the provisions of
Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

    We note that on October 1, 1996 you received an unsolicited proposal from a third party concerning a possible acquisition of the Company. The proposal contemplated a purchase price payable in either cash in the range of $26-28 per Share or such third party's common stock having a market value in the range of $22-24 per Share, which transaction would be subject to a satisfactory due diligence investigation by the third party and a number of other conditions.

    We have, in the past, provided financial advisory and/or financing services to the Company, the Acquiror and the third party referred to above and have received fees for the rendering of such services. In the ordinary course of our business, we may trade in the debt and equity securities of the Company, the Acquiror and such third party for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger.

    On the basis of, and subject to the foregoing, we are of the opinion that the Exchange Ratio is fair to the holders of the Shares (other than the Acquiror and its affiliates) from a financial point of view.

                                Very truly yours,
                                MERRILL LYNCH, PIERCE, FENNER &
                                        SMITH INCORPORATED

                                By:            /s/ WILLIAM D. RIFKIN
                                     --------------------------------------
                                     Managing Director
                                     Investment Banking Group

                                                                      APPENDIX D

                 SECTIONS 85 TO 98, INCLUSIVE, OF CHAPTER 156B
                      OF THE GENERAL LAWS OF MASSACHUSETTS

    85 [PAYMENT FOR STOCK OF DISSENTING STOCKHOLDER].--A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

    86 [RIGHT OF APPRAISAL].--If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

    87 [NOTICE OF STOCKHOLDERS MEETING TO CONTAIN STATEMENT AS TO APPRAISAL RIGHTS].--The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

        "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

    88 [NOTICE TO OBJECTING STOCKHOLDER THAT CORPORATE ACTION HAS BECOME EFFECTIVE].--The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

    89 [DEMAND FOR PAYMENT BY OBJECTING STOCKHOLDER].--If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

    90 [DETERMINATION OF VALUE OF STOCK BY SUPERIOR COURT].--If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

    91 BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON FAILURE TO AGREE ON VALUE THEREOF ETC; PARTIES TO BILL ETC; SERVICE OF BILL ON CORPORATION; NOTICE TO STOCKHOLDER PARTIES ETC.--If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

    92 BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON FAILURE TO AGREE ON VALUE THEREOF, ETC; ENTRY OF DECREE DETERMINING VALUE OF STOCK; DATE ON WHICH VALUE IS TO BE DETERMINED.--After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

    93 BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON FAILURE TO AGREE ON VALUE THEREOF, ETC.; COURT MAY REFER BILL, ETC., TO SPECIAL MASTER TO HEAR PARTIES, ETC.--The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

    94 BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON FAILURE TO AGREE ON VALUE THEREOF, ETC.; STOCKHOLDER PARTIES MAY BE REQUIRED TO SUBMIT THEIR STOCK CERTIFICATES FOR NOTATION THEREON OF PENDENCY OF BILL, ETC.--On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for notation thereon of the pendency of the bill, and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

    95 BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON FAILURE TO AGREE ON VALUE THEREOF, ETC.; TAXATION OF COSTS, ETC.; INTEREST ON AWARD, ETC.--The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

    96 STOCKHOLDER DEMANDING PAYMENT FOR STOCK NOT ENTITLED TO NOTICE OF STOCKHOLDERS' MEETINGS OR TO VOTE STOCK OR TO RECEIVE DIVIDENDS, ETC.; EXCEPTIONS.--Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

        (1) A bill shall not be filed within the time provided in section ninety;

        (2) A bill, if filed, shall be dismissed as to such stockholder; or

        (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

    Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

    97 CERTAIN SHARES PAID FOR BY CORPORATION TO HAVE STATUS OF TREASURY STOCK, ETC.--The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

    98 ENFORCEMENT BY STOCKHOLDER OF RIGHT TO RECEIVE PAYMENT FOR HIS SHARES TO BE EXCLUSIVE REMEDY; EXCEPTION.--The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    T&B's Bylaws provide that T&B shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of T&B or is or was serving at the request of T&B as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, whether the basis of the proceeding is alleged action in an official capacity or in any other capacity while serving as a director or officer against expenses, liabilities and loss (including attorneys' fees), reasonably incurred or suffered by such person in connection with such action, suit or proceeding, provided that T&B's board of directors authorizes such indemnification. The T&B Bylaws further state that the right to indemnification includes the right to have expenses paid by T&B.

    T&B's Bylaws further state that the indemnification provided therein shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors or administrators of such a person.

    T&B's Bylaws further indicate that if a claim by an indemnified party has not been paid in full by T&B within ninety days after a claim by the indemnified party has been received by the corporation, the indemnified party may bring suit. T&B will be able to raise as a defense to any such action that the indemnified party has not met the standards of conduct which make it permissible under the TBCA for T&B to indemnify the indemnified party.

    Section 48-18-502 of the TBCA permits a corporation to indemnify its directors against judgments, settlements, penalties, fines or reasonable expenses incurred with respect to any threatened, pending or contemplated action, suit or proceeding whether civil, criminal, administrative or investigative, if such directors acted in good faith and in a manner they reasonably believed, when they acted in their official capacity, to be in the best interest of the corporation or in other cases not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, (i.e., one by or in the right of the corporation) in which the director was adjudged liable or in connection with an action in which the director was charged with and adjudged liable on the basis that a personal benefit was improperly received by such director, the corporation may not indemnify such director.

    The indemnification provided for in Section 48-18-502 of the TBCA will not be available unless authorized in a particular case after a determination has been made by the directors, by a majority vote of a quorum consisting of directors not a party to the proceeding, by independent special legal counsel, or by the shareholders (excluding directors who are parties to the proceeding) that indemnification is permissible in the circumstances.

    Section 48-18-503 of the TBCA provides that, unless limited by a corporation's charter, a corporation must indemnify its directors against reasonable expenses if a director was wholly successful on the merits or otherwise in the defense of a proceeding to which the director was a party because he is or was a director of the corporation.

    Sections 48-18-507 and 48-18-509 provide that the indemnification available under the TBCA to directors may be provided to officers, employees or agents to the same extent as if such person was a director and that no director may be provided with indemnification for breach of such director's duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or which involve unlawful distributions under the TBCA.

    Section 48-12-102 of the TBCA permits the inclusion in the charter of a Tennessee corporation of a provision, with certain exceptions, eliminating the personal monetary liability of directors to the corporation or its shareholders for breach of a fiduciary duty. T&B has adopted the provisions of the statute in
Article VIII of its Charter. Accordingly, T&B's Charter eliminates, subject to certain exceptions, the personal liability of a director to T&B or its shareholders for monetary damages for breaches of such director's fiduciary duty. Consistent with the TBCA, the T&B Charter does not provide for the elimination of or any limitation on the personal liability of a director for (i) any breach of a director's duty of loyalty to T&B, (ii) acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, or (iii) unlawful corporate distributions.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

   EXHIBIT
   NUMBER                                                   DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------

          2    Agreement and Plan of Merger among Augat, T&B and Merger Sub dated as of October 7, 1996.
               (Incorporated by reference to Report on Form 8-K (File No. 1-4682), dated October 7, 1996.)

          3(i) Charter of T&B. (Incorporated by reference to Form 8-B (File No. 1-4682) filed May 2, 1996.)

          3(ii) Bylaws of T&B. (Incorporated by reference to Form 8-B (File No. 1-4682) filed May 2, 1996.)

          5(i) Opinion of Wyant, Tarrant & Combs, counsel to T&B regarding validity of securities being registered.

          8(i) Opinion of Sullivan & Cromwell regarding certain federal income tax matters.

          8(ii) Opinion of Hale and Dorr regarding certain federal income tax matters.

         23(i) Consent of KPMG Peat Marwick LLP

         23(ii) Consent of Deloitte & Touche LLP

         23(iii) Consent of Arthur Andersen LLP

         23(iv) Consent of Wyant, Tarrant & Combs, counsel to T&B. (Included in the opinion filed as Exhibit 5 to this Registration Statement and incorporated herein by reference)

         23(v) Consent of Sullivan & Cromwell. (Included in the opinion filed as Exhibit 8(i) to this Registration
               Statement and incorporated herein by reference)

         23(vi) Consent of Hale and Dorr. (Included in the opinion filed as Exhibit 8(ii) to this Registration
               Statement and incorporated herein by reference)

         23(vii) Consent of Merrill Lynch & Co.

         23(v ii) Consent of Morgan Stanley & Co. Incorporated

         23(ix) Consent of Thomas C. McDermott

         23(x) Consent of John N. Lemasters

         24(i) Power of Attorney

         99(i) Form of Proxy of T&B

         99(ii) Form of Proxy of Augat

ITEM 22. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) The undersigned registrant hereby undertakes that every prospectus
    (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of

    1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

THE REGISTRANT:

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly
authorized, in the City of Memphis, State of Tennessee, on the       day of
November, 1996.

                                THOMAS & BETTS CORPORATION

                                By:            /s/ T. KEVIN DUNNIGAN
                                     -----------------------------------------
                                                 T. Kevin Dunnigan
                                             CHAIRMAN OF THE BOARD AND
                                              CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board,
              *                   Chief Executive Officer
------------------------------    and Director (Principal    November 7, 1996
      T. Kevin Dunnigan           Executive Officer)

              *
------------------------------  President, Chief Operating   November 7, 1996
        Clyde R. Moore            Officer and Director

                                Vice President--Finance
              *                   and Treasurer (Principal
------------------------------    Financial and Accounting   November 7, 1996
        Fred R. Jones             Officer)

              *
------------------------------  Vice President--General      November 7, 1996
       Jerry Kronenberg           Counsel

              *
------------------------------  Director                     November 7, 1996
    Raymond B. Carey, Jr.

------------------------------  Director                     November 7, 1996
        Ernest H. Drew

              *
------------------------------  Director                     November 7, 1996
     Jeananne K. Hauswald

              *
------------------------------  Director                     November 7, 1996
       Thomas W. Jones

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Director                     November 7, 1996
       Robert A. Kenkel

              *
------------------------------  Director                     November 7, 1996
     Kenneth R. Masterson

              *
------------------------------  Director                     November 7, 1996
      J. David Parkinson

              *
------------------------------  Director                     November 7, 1996
      Jean-Paul Richard

              *
------------------------------  Director                     November 7, 1996
         Ian M. Ross

              *
------------------------------  Director                     November 7, 1996
      William H. Waltrip

*By:    /s/ JERRY KRONENBERG
      -------------------------
          Jerry Kronenberg
          ATTORNEY IN FACT